    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 21, 1998


                                            REGISTRATION STATEMENT NO. 333-61569

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          ENGINEERING ANIMATION, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          7372                         42-1323712
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

             2321 NORTH LOOP DRIVE, AMES, IOWA 50010 (515) 296-9908
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 JAMIE A. WADE
                       VICE PRESIDENT OF ADMINISTRATION,
                         GENERAL COUNSEL AND SECRETARY
                             2321 NORTH LOOP DRIVE
                                AMES, IOWA 50010
                                 (515) 296-6942
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE, INCLUDING AREA CODE, OF AGENT
                                  FOR SERVICE)
                            ------------------------

                                with copies to:

               GEORGE C. MCKANN                               HENRY J. BRENNAN
          GARDNER, CARTON & DOUGLAS                            TIMMIS & INMAN
           321 NORTH CLARK STREET,                         300 TALON CENTRE DRIVE
                  SUITE 3400                              DETROIT, MICHIGAN 48207
           CHICAGO, ILLINOIS 60610                             (313) 396-4200
                (312) 245-8460

                            ------------------------

     Approximate date of commencement of proposed sale of the securities to the public: Upon the Effective Time of the Merger of Variation Systems Analysis, Inc. ("VSA") with and into EAI Victory, Inc., a Michigan corporation and a wholly owned subsidiary of Engineering Animation, Inc. ("Sub"), as set forth in
Article I of the Amended and Restated Agreement and Plan of Merger included as Appendix A to the Information Statement/Prospectus forming a part of this Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                                              PROPOSED
                                       AMOUNT            MAXIMUM               MAXIMUM             AMOUNT OF
    TITLE OF EACH CLASS OF             TO BE          OFFERING PRICE          AGGREGATE           REGISTRATION
  SECURITIES TO BE REGISTERED        REGISTERED          PER UNIT          OFFERING PRICE             FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par
  value........................    541,667 shares        $1.62(1)          $876,329.00(1)          $259.00(2)
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------


(1) There is no market for the shares of VSA that are to be received by the registrant in the Merger. Therefore pursuant to Rule 457(f)(2), the fee is calculated based on the aggregate book value of such shares, which was $876,329.00 as of June 30, 1998.


(2) This Amendment No. 1 increases the Amount to be Registered by 119,931 shares. However, no additional Registration Fee is payable, because the Proposed Maximum Aggregate Offering Price has not changed.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        VARIATION SYSTEMS ANALYSIS, INC.
                            300 MAPLE PARK BOULEVARD
                     ST. CLAIR SHORES, MICHIGAN 48081-3771

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                         TO BE HELD SEPTEMBER 22, 1998



     A Special Meeting of the shareholders of Variation Systems Analysis, Inc., a Michigan corporation ("VSA"), will be held on September 22, 1998 at 9:00 a.m., Eastern Time, at VSA's offices, 300 Maple Park Boulevard, St. Clair Shores, Michigan to consider and act upon:



          (1) A proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger dated as of August 19, 1998 among Engineering Animation, Inc., a Delaware corporation ("EAI"), EAI Victory, Inc., a Michigan corporation and a wholly owned subsidiary of EAI ("Sub"), and VSA, pursuant to which Sub will be merged with and into VSA, as more fully described in the attached Information Statement/Prospectus (the "Merger"); and


          (2) Such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on August 14, 1998 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.


August 21, 1998


                                          By order of the Board of Directors

                                          Mark Craig, Secretary

              WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY

                        VARIATION SYSTEMS ANALYSIS, INC.

                             INFORMATION STATEMENT
                            ------------------------

                          ENGINEERING ANIMATION, INC.

                                   PROSPECTUS
                            ------------------------


     This Information Statement/Prospectus and the accompanying notice and other documents are being sent to shareholders of Variation Systems Analysis, Inc., a Michigan corporation ("VSA"), on or about August 21, 1998 in connection with a Special Meeting of Shareholders of VSA (the "Meeting"). The Meeting will be held at the offices of VSA, 300 Maple Park Boulevard, St. Clair Shores, Michigan on September 22, 1998 at 9:00 a.m. Eastern Time.



     The purpose of the Meeting is for the shareholders of VSA to consider and vote on the proposed merger of EAI Victory, Inc., a Michigan corporation ("Sub") and a wholly owned subsidiary of Engineering Animation, Inc., a Delaware corporation ("EAI"), with and into VSA (the "Merger") pursuant to the Amended and Restated Agreement and Plan of Merger among EAI, Sub and VSA dated as of August 19, 1998 (the "Merger Agreement"). See "The Merger." At the Effective Time (as defined herein) of the Merger, all of the outstanding shares of VSA common stock, par value $1.00 per share, will be converted into the right to receive a number of whole shares of EAI common stock, par value $0.01 per share (the "EAI Common Stock"), plus cash in lieu of fractional shares based upon the Exchange Ratio (as defined herein). See "The Merger."

                            ------------------------

     The information herein with respect to EAI, Sub and VSA has been supplied by each corporation. The information contained herein with respect to the Merger is qualified by reference to the Merger Agreement, which is incorporated herein by reference.

     The EAI Common Stock is listed and traded on the Nasdaq Stock Market National Market under the symbol "EAII."

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY VSA SHAREHOLDERS IN CONNECTION WITH THE MERGER.

THE SECURITIES TO WHICH THIS INFORMATION STATEMENT/PROSPECTUS RELATES HAVE
   NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
     COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION
               STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


     The date of this Information Statement/Prospectus is August 21, 1998.

                             AVAILABLE INFORMATION

     EAI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission (Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549) and at the following regional offices: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. The EAI Common Stock is traded on the Nasdaq Stock Market National Market. Reports, proxy statements and other information regarding EAI may also be inspected at the offices of the NASD, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding EAI, can be obtained from the Commission's Web site at http://www.sec.gov.

     EAI has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of EAI's Common Stock referred to herein. This Information Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by EAI with the Commission (File No. 0-27670) are incorporated in this Information Statement/Prospectus by reference and made a part hereof:

          (i) Annual Report on form 10-K for the fiscal year ended December 31, 1997;

          (ii) Amendment to Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997;

          (iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; and

          (iv) Current Reports on Form 8-K, filed March 19, 1998 and July 1, 1998 (as amended July 31, 1998).

     All documents subsequently filed by EAI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement/Prospectus and prior to the Merger shall be deemed to be incorporated in this Information Statement/Prospectus by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Information Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Information Statement/Prospectus to the extent that a statement contained in this Information Statement/Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Information Statement/Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement/Prospectus. All information appearing in this Information Statement/Prospectus is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference.


     AS DESCRIBED ABOVE, THIS INFORMATION STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE THE DOCUMENTS LISTED ABOVE, THE EXHIBITS TO WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE EXHIBITS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST DIRECTED TO MR. JAMIE A. WADE, VICE PRESIDENT OF ADMINISTRATION, GENERAL COUNSEL AND SECRETARY, ENGINEERING ANIMATION, INC., 2321 NORTH LOOP DRIVE, AMES, IOWA 50010; TELEPHONE (515) 296-6942. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE SEPTEMBER 15, 1998.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
SUMMARY.....................................................      1
SUMMARY SELECTED FINANCIAL INFORMATION AND PER SHARE DATA...      4
RISK FACTORS................................................     10
THE SPECIAL MEETING OF THE VSA SHAREHOLDERS.................     15
  Date, Time and Place......................................     15
  Purpose of the Meeting....................................     15
  Record Date...............................................     15
  Required Vote.............................................     15
THE MERGER..................................................     16
  Background of the Merger..................................     16
  VSA's Reasons for the Merger; Recommendation of the VSA
     Board..................................................     16
  EAI's Reasons for the Merger..............................     17
  Merger Consideration......................................     18
  Effective Time of the Merger..............................     18
  Conversion of Shares in the Merger........................     18
  Exchange of Certificates..................................     18
  Representations and Warranties............................     19
  Conduct of Business Pending Consummation of the Merger....     19
  Conditions to Closing.....................................     20
  Termination and Termination Fee...........................     21
  No Solicitations..........................................     22
  Indemnification...........................................     23
  Interests of Certain Persons in the Merger................     23
  Employment Agreement......................................     23
  Registration and Listing..................................     24
  The ESOP..................................................     24
  ESOP Trustee..............................................     24
  ESOP Evaluation...........................................     24
  Certain Federal Income Tax Consequences...................     24
  Accounting Treatment......................................     27
  Regulatory Approvals......................................     27
  Resale of EAI Common Stock Issued in the Merger;
     Affiliates.............................................     27
INFORMATION FOR ESOP PARTICIPANTS...........................     28
  ESOP Participants Eligible To Instruct the ESOP Trustee...     28
  Effect of ESOP Participants' Instructions.................     28
  The ESOP Trustee's Fiduciary Obligations..................     28
  How To Instruct the ESOP Trustee..........................     29
  Failure To Sign, Complete or Return an ESOP Voting
     Instruction Card.......................................     29
  Confidentiality...........................................     30
EAI COMPARATIVE PER SHARE PRICES AND DIVIDEND POLICY........     30
DIVIDEND POLICY.............................................     30
INFORMATION CONCERNING EAI AND SUB..........................     30
INFORMATION CONCERNING VSA..................................     31
  Industry Background.......................................     31
  Products and Services.....................................     32
  Customers Marketing and Sales.............................     32
  Employees.................................................     32

                                                                PAGE
                                                                ----
  Market for Shares and Dividends...........................     32
  Security Ownership........................................     32
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................     33
  Market Risk...............................................     34
  Certain Transactions......................................     34
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................     35
RIGHTS OF EAI STOCKHOLDERS AND VSA SHAREHOLDERS.............     42
  Description of EAI Stock..................................     42
  Description of VSA Capital Stock..........................     43
  Comparison of Rights of EAI Stockholders and VSA
     Shareholders...........................................     43
LEGAL MATTERS...............................................     47
TAX OPINION.................................................     48
EXPERTS.....................................................     48
  EAI.......................................................     48
  VSA.......................................................     48
INDEX TO VSA FINANCIAL STATEMENTS...........................    F-1

APPENDIX A -- MERGER AGREEMENT

                                    SUMMARY

     The following summary is not intended to be complete and is qualified in its entirety by more detailed information appearing elsewhere in this Information Statement/Prospectus, including the appendices hereto, or in the documents incorporated herein by reference. Unless otherwise indicated, all references in this Information Statement/Prospectus to EAI include Engineering Animation, Inc. and its subsidiaries. This Information Statement/Prospectus, including the appendices and the documents incorporated by reference, should be read carefully in their entirety.

ENGINEERING ANIMATION, INC.

     Engineering Animation, Inc., a Delaware corporation ("EAI"), develops, produces and sells product visualization software and interactive multimedia products that address the needs of its customers in domestic and international commercial markets. EAI's principal executive office is located at 2321 North Loop Drive, Ames, Iowa 50010; its telephone number is (515) 296-9908; its Internet e-mail address is EAII@eai.com; and its World Wide Web address is www.eai.com. See "Information Concerning EAI and Sub."

EAI VICTORY, INC.

     EAI Victory, Inc., a Michigan corporation and a wholly owned subsidiary of EAI ("Sub"), was incorporated in July 1998 solely for the purpose of completing the transactions contemplated by the Merger Agreement (as defined herein). Sub engages in no other business. The mailing address of Sub's principal executive offices is c/o Engineering Animation, Inc., 2321 North Loop Drive, Ames, Iowa 50010, and its telephone number is (515) 296-9908.

VARIATION SYSTEMS ANALYSIS, INC.

     Variation Systems Analysis, Inc., a Michigan corporation ("VSA"), is dedicated to dimensional management consulting, software development, training, and support. VSA develops, produces, and sells a line of products for 3D simulation of manufacturing and assembly variation in the digital manufacturing environment. VSA's principal executive office is located at 300 Maple Park Boulevard, St. Clair Shores, Michigan, 48081, and its telephone number is (810) 774-2640. See "Information Concerning VSA."

DATE, TIME AND PLACE OF VSA SHAREHOLDERS' MEETING


     A special meeting of VSA's shareholders (the "Meeting") to consider and vote upon a proposal to authorize the transactions contemplated by an Amended and Restated Agreement and Plan of Merger dated as of August 19, 1998 (the "Merger Agreement") among EAI, Sub and VSA will be held on September 22, 1998 at the offices of VSA located at 300 Maple Park Boulevard, St. Clair Shores, Michigan, 48081, at 9:00 a.m., Eastern Time. See "The Special Meeting of the VSA Shareholders." Pursuant to the Merger Agreement, Sub will merge with and into VSA (the "Merger") and, as the surviving corporation, VSA will be a wholly owned subsidiary of EAI.


RECORD DATE

     Only holders of record of VSA common stock, par value $1.00 per share (the "VSA Common Stock"), at the close of business on August 14, 1998 (the "Record Date") are entitled to vote at the Meeting. At the close of business on the Record Date, there were 69,970 shares of VSA Common Stock outstanding, each of which is entitled to one vote at the Meeting. See "The Special Meeting of the VSA Shareholders -- Record Date."

REQUIRED VOTE

     The representation in person or by proxy of at least a majority of the issued and outstanding shares of VSA Common Stock is necessary to establish a quorum for the transaction of business at the Meeting. According to the Michigan Business Corporation Act, as amended (the "MBCA"), the affirmative vote of a majority of the outstanding shares of the VSA Common Stock is necessary to approve the Merger Agreement. See "The Special Meeting of the VSA Shareholders -- Required Vote." Directors and executive officers of VSA and their affiliates beneficially own 90% of the issued and outstanding shares of VSA Common Stock. See "Information Concerning VSA -- Security Ownership."

     The consent of the stockholders of EAI is not required to approve the Merger or the Merger Agreement and will not be sought.

THE MERGER

     Upon the terms and subject to the conditions contained in the Merger Agreement, at the Effective Time (as defined below), (i) Sub will be merged with and into VSA, (ii) each outstanding share of VSA Common Stock (other than shares to be canceled pursuant to clause (iii) below) will be converted into the right to receive that number of shares of EAI common stock, par value $0.01 per share (the "EAI Common Stock"), equal to the Exchange Ratio (as defined below), and
(iii) each share of VSA Common Stock owned by VSA as treasury shares or owned directly or indirectly by VSA, EAI or a wholly owned subsidiary of EAI will be canceled and will cease to exist, and no stock of EAI or other consideration will be delivered in exchange therefor. See "The Merger -- Merger Consideration."


     Pursuant to the Merger Agreement, the exchange ratio in the Merger (the "Exchange Ratio") will be determined as follows: each share of VSA Common Stock shall be exchanged for that number of shares of EAI Common Stock equal to the quotient of (x) the number obtained by dividing (i) $26,000,000 by (ii) the total number of shares of VSA Common Stock outstanding immediately prior to the Effective Time, divided by (y) the EAI Stock Value (which is $48.00 per share). Based on the number of shares of VSA Common Stock currently expected to be outstanding at the Effective Time, the Exchange Ratio will be 7.372824. See "The Merger -- Merger Consideration."


     EAI will issue only whole shares of EAI Common Stock in connection with the Merger. Each holder of VSA Common Stock who otherwise would be entitled to receive a fractional share of EAI Common Stock will instead receive an amount of cash (without interest) determined by multiplying the EAI Stock Value by the fractional share interest to which such holder would otherwise be entitled. See "The Merger -- Exchange of Certificates."

APPROVAL OF THE MERGER

     The Boards of Directors of EAI and VSA have unanimously approved the consummation of the Merger and the transactions contemplated by the Merger Agreement. See "The Merger -- Background of the Merger."

EFFECTIVE TIME OF THE MERGER

     "Effective Time" shall mean the time at which the Merger becomes effective. The Merger will become effective upon the filing of the required merger documents with the Secretary of State of Michigan, which Sub and VSA expect will occur on the date of the Closing.

CONDITIONS TO THE MERGER; TERMINATION

     The consummation of the Merger is conditioned upon the fulfillment of certain conditions set forth in the Merger Agreement. The Merger Agreement may be terminated by mutual consent of the Boards of Directors of VSA and EAI, by either EAI or VSA if certain conditions have not been satisfied, and in certain other situations. If VSA terminates the Merger Agreement under certain circumstances, it will be required to make certain payments to EAI and may be required to make certain additional payments if it consummates or agrees to consummate certain types of transactions within the 12-month period following such termination. See "The Merger -- Conditions to Closing," and "-- Termination and Termination Fee."

REGULATORY APPROVALS

     EAI and VSA are aware of no governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities laws.

OTHER NEGOTIATIONS

     The Merger Agreement places certain restrictions on the extent to which VSA can negotiate with prospective purchasers other than EAI. See "The Merger -- No Solicitations."

FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Tax-free treatment of the Merger for EAI and the VSA shareholders will depend in part on circumstances occurring after the Merger. For a discussion of the possible federal income tax consequences of the Merger, see "The Merger -- Certain Federal Income Tax Consequences."

RESALE RESTRICTIONS

     All shares of EAI Common Stock received by VSA shareholders in connection with the Merger will be fully transferable, except that shares of EAI Common Stock received by persons who are deemed to be "affiliates" (as that term is defined for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act")) of VSA at the Effective Time may be resold by such person only in certain circumstances. See "The Merger -- Resale of EAI Common Stock Issued in the Merger; Affiliates."

                     SUMMARY SELECTED FINANCIAL INFORMATION
                               AND PER SHARE DATA

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following selected historical consolidated financial data of EAI for the years ended December 31, 1997, 1996 and 1995 and as of December 31, 1997 and 1996 have been derived from audited consolidated financial statements and the notes thereto incorporated by reference. The financial data for the years ended December 31, 1994 and 1993 and as of December 31, 1995, 1994 and 1993 have been derived from audited consolidated financial statements which are not included or incorporated herein by reference. The EAI historical financial data as of June 30, 1998 and 1997 have been derived from unaudited consolidated financial statements of EAI and have been prepared on the same basis as the historical information derived from audited financial statements. In the opinion of the management of EAI, the unaudited financial statements of EAI from which such data have been derived contain all adjustments, consisting only of normal recurring accruals necessary for the fair presentation of the results for, and as of the end of, such periods. The following selected historical financial data of VSA for the years ended June 30, 1998 and 1997 and as of June 30, 1998 and 1997 have been derived from audited financial statements and the notes thereto included herein. The financial data of VSA for the years ended June 30, 1996, 1995 and 1994 and as of June 30, 1996, 1995 and 1994 have been derived from unaudited financial statements and have been prepared on the same basis as the historical financial information derived from the audited financial statements. In the opinion of management of VSA, the unaudited financial statements of VSA from which such data have been derived contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results for and as of the end of such period.

              EAI SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           SIX MONTHS ENDED
                                                                                                JUNE 30
                                                      YEAR ENDED DECEMBER 31                  (UNAUDITED)
                                           ---------------------------------------------   -----------------
                                            1997      1996      1995      1994     1993     1998      1997
                                            ----      ----      ----      ----     ----     ----      ----
STATEMENT OF OPERATIONS DATA:
  Net revenues...........................  $49,717   $27,189   $12,249   $6,324   $3,263   $33,711   $20,794
  Income (loss) from operations..........     (398)    3,634    (1,212)     268      206    (6,993)    2,975
  Net income (loss)......................   (1,697)    2,567    (1,890)     103      109    (7,099)    2,105
  Earnings (loss) per share..............  $ (0.19)  $  0.30   $ (0.39)  $ 0.02   $ 0.03   $ (0.71)  $  0.23

                                                                                              AT JUNE 30
                                                      YEAR ENDED DECEMBER 31                  (UNAUDITED)
                                           ---------------------------------------------   -----------------
                                            1997      1996      1995      1994     1993     1998      1997
                                            ----      ----      ----      ----     ----     ----      ----
BALANCE SHEET DATA:
  Total assets...........................  $80,502   $42,299   $ 8,191   $3,478   $2,585   $84,140   $72,130
  Long-term debt and capital lease
    obligations..........................    1,495     1,654     2,352      648      418     1,517     1,705
  Stockholders' equity...................   68,331    34,628     2,942    1,813    1,744    69,876    63,420

                     VSA SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              YEAR ENDED JUNE 30
                                          -----------------------------------------------------------
                                           1998      1997        1996          1995          1994
                                           ----      ----        ----          ----          ----
                                                              (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
STATEMENT OF INCOME DATA:
  Net revenues..........................  $18,142   $16,936     $15,276       $11,043       $9,395
  Income (loss) from operations.........      636       283         378          (201)        (250)
  Net income (loss).....................      276        52         301          (148)        (141)

                                                                  AT JUNE 30
                                          -----------------------------------------------------------
                                           1998      1997        1996          1995          1994
                                           ----      ----        ----          ----          ----
                                                              (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Balance Sheet Data:
  Total assets..........................   $5,993    $4,527       $4,928        $3,338         $2,834
  Long-term debt and capital lease
     obligations........................      543     1,102       1,748           946           --
  Stockholders' equity..................      876       819         970           603          867

         SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following selected unaudited pro forma condensed combined financial data are derived from the unaudited pro forma condensed combined financial statements appearing elsewhere herein, which give effect to the Merger as a pooling of interests, and should be read in conjunction with such unaudited pro forma financial statements and the notes thereto. The pro forma information for EAI is based on the historical financial statements contained in EAI's annual, quarterly and current reports filed with the Commission and incorporated by reference herein. The pro forma information for VSA for the years ended June 30, 1998 and 1997, and as of June 30, 1998 is based on the audited financial statements and notes thereto appearing elsewhere herein. The pro forma information for the years ended June 30, 1996 and 1995 is based on the unaudited financial statements of VSA. In the opinion of the management of VSA, the unaudited financial statements of VSA from which such data have been derived contain all adjustments, consisting only of normal recurring accruals necessary for the fair presentation of the results for, and as of the end of such periods. VSA's fiscal year ends on June 30, therefore, VSA's unaudited results for the six months ended June 30, 1998 and the calendar years ended December 31, 1997, 1996 and 1995 have been used to conform with EAI's fiscal year end. For the purpose of the pro forma condensed combined operating data, EAI's unaudited results of operations for the six months ended June 30, 1998 and the audited results of operations for the fiscal years ended December 31, 1997, 1996 and 1995 have been combined with VSA's unaudited results of operations for the six months ended June 30, 1998 and the calendar years ended December 31, 1997, 1996 and 1995. For the purpose of the pro forma condensed combined balance sheet data, EAI's unaudited consolidated balance sheet as of June 30, 1998 has been combined with VSA's unaudited consolidated balance sheet as of June 30, 1998, giving effect to the Merger as if it had occurred on the first day of the earliest period presented.

     Pro forma operating data for the six months ended June 30, 1998 and the year ended December 31, 1997 include the results of Sense8 Corporation ("Sense8"), which EAI acquired on June 17, 1998.

     Pro forma operating data for the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996 and pro forma balance sheet data at June 30, 1998 include the results of Transom Technologies, Inc. ("Transom"). EAI signed a definitive agreement to acquire Transom on July 29, 1998 with the transaction expected to close during the third quarter of 1998. Transom's fiscal year ends on March 31, therefore, Transom's unaudited results for the six months ended June 30, 1998 and the calendar years ended December 31, 1997 and 1996 and balance sheet data at June 30, 1998 have been used to conform to EAI's fiscal year.

     The summary unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the Sense8 and Transom acquisitions or the Merger had been consummated as of the beginning of the periods presented or as of the dates presented, nor is such data necessarily indicative of the future consolidated operating results or financial position of EAI. The summary unaudited pro forma condensed combined financial data do not give effect to any cost savings which may result from the integration of the Sense8, Transom and VSA operations. In connection with the Sense8 acquisition, $9.1 million of purchased in-process research and development was charged against earnings in the second quarter of 1998 in accordance with generally accepted accounting principles.

         SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

EAI AND SENSE8

                                    SIX MONTHS        FISCAL YEAR         FISCAL YEAR         FISCAL YEAR
                                       ENDED             ENDED               ENDED               ENDED
                                   JUNE 30, 1998   DECEMBER 31, 1997   DECEMBER 31, 1996   DECEMBER 31, 1995
                                   -------------   -----------------   -----------------   -----------------
PRO FORMA COMBINED STATEMENT OF
  OPERATIONS DATA:
  Net revenues...................     $34,322          $ 53,590             $27,189             $12,249
  Income (loss) from
     operations..................      (8,889)          (11,142)              3,634              (1,212)
  Net income (loss)..............      (9,202)          (12,626)              2,567              (1,890)
  Earnings (loss) per share......       (0.90)            (1.41)               0.30               (0.39)

                                       AS OF
                                   JUNE 30, 1998
                                   -------------
PRO FORMA COMBINED CONSOLIDATED
  BALANCE SHEET DATA:
  Total assets...................     $84,140
  Long-term debt and capital
     lease obligations...........       1,517
  Stockholders' equity...........      69,876

EAI, SENSE8 AND VSA


                                    SIX MONTHS        FISCAL YEAR         FISCAL YEAR         FISCAL YEAR
                                       ENDED             ENDED               ENDED               ENDED
                                   JUNE 30, 1998   DECEMBER 31, 1997   DECEMBER 31, 1996   DECEMBER 31, 1995
                                   -------------   -----------------   -----------------   -----------------
PRO FORMA COMBINED STATEMENT OF
  OPERATIONS DATA:
  Net revenues...................     $44,071          $ 70,605             $44,076             $24,867
  Income (loss) from
     operations..................      (8,095)          (11,430)              4,317                (513)
  Net income (loss)..............      (8,813)          (12,839)              2,917              (1,231)
  Earnings (loss) per share......       (0.82)            (1.36)               0.32               (0.23)


                                       AS OF
                                   JUNE 30, 1998
                                   -------------
PRO FORMA COMBINED CONSOLIDATED
  BALANCE SHEET DATA:
  Total assets...................     $90,133
  Long-term debt and capital
     lease obligations...........       2,060
  Stockholders' equity...........      67,552

EAI, SENSE8 AND TRANSOM


                                    SIX MONTHS        FISCAL YEAR         FISCAL YEAR         FISCAL YEAR
                                       ENDED             ENDED               ENDED               ENDED
                                   JUNE 30, 1998   DECEMBER 31, 1997   DECEMBER 31, 1996   DECEMBER 31, 1995
                                   -------------   -----------------   -----------------   -----------------
PRO FORMA COMBINED STATEMENT OF
  OPERATIONS DATA:
  Net revenues...................     $35,341          $ 54,392             $27,208             $12,249
  Income (loss) from
     operations..................      (9,574)          (12,864)              3,500               1,212
  Net income (loss)..............      (9,629)          (13,665)              2,483              (1,890)
  Earnings (loss) per share......       (0.92)            (1.49)               0.28               (0.39)


                                       AS OF
                                   JUNE 30, 1998
                                   -------------
PRO FORMA COMBINED CONSOLIDATED
  BALANCE SHEET DATA:
  Total assets...................     $88,119
  Long-term debt and capital
     lease obligations...........       1,658
  Stockholders' equity...........      71,918

EAI, SENSE8, VSA AND TRANSOM


                                    SIX MONTHS        FISCAL YEAR         FISCAL YEAR         FISCAL YEAR
                                       ENDED             ENDED               ENDED               ENDED
                                   JUNE 30, 1998   DECEMBER 31, 1997   DECEMBER 31, 1996   DECEMBER 31, 1995
                                   -------------   -----------------   -----------------   -----------------
PRO FORMA COMBINED STATEMENT OF
  OPERATIONS DATA:
  Net revenues...................     $45,090          $ 71,407             $44,095             $24,867
  Income (loss) from
     operations..................      (8,780)          (13,152)              4,183                (513)
  Net income (loss)..............      (9,240)          (13,878)              2,833              (1,231)
  Earnings (loss) per share......       (0.84)            (1.43)               0.30               (0.23)


                                       AS OF
                                   JUNE 30, 1998
                                   -------------
PRO FORMA COMBINED CONSOLIDATED
  BALANCE SHEET DATA:
  Total assets...................     $94,112
  Long-term debt and capital
     lease obligations...........       2,201
  Stockholders' equity...........      69,594

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain unaudited historical per share data of EAI and VSA and certain unaudited per share data on a pro forma basis after giving effect to the Sense8 and Transom acquisitions as if Sense8 had been acquired at the beginning of 1997 and Transom had been acquired on October 7, 1996 and to the Merger on a pooling-of-interests basis. This data should be read in conjunction with the selected historical financial data and the unaudited pro forma condensed combined financial statements included elsewhere herein and the separate historical financial statements of EAI incorporated by reference herein and of VSA appearing elsewhere herein. The pro forma combined data are not necessarily indicative of the operating results or financial position that would have been achieved if the Sense8 or Transom acquisitions or the Merger had been consummated as of the beginning of the periods presented or as of the dates presented, nor are they necessarily indicative of the future consolidated operating results or financial position of EAI.


                                     SIX MONTHS                         FISCAL YEAR ENDED
                                        ENDED       ---------------------------------------------------------
                                    JUNE 30, 1998   DECEMBER 31, 1997   DECEMBER 31, 1996   DECEMBER 31, 1995
                                    -------------   -----------------   -----------------   -----------------
EAI HISTORICAL
  Net loss per share..............     $(0.71)           $ (0.19)             $0.30              $(0.39)
  Book value per share............       6.71
VSA HISTORICAL
  Book value per share............      12.73
TRANSOM HISTORICAL
  Book value per share............       0.35
PRO FORMA COMBINED DATA
EAI AND SENSE8
  Net loss per share..............     $(0.90)           $ (1.41)             $0.30              $(0.39)
  Book value per share............       6.71
EAI, SENSE8 AND VSA
  Net loss per share..............      (0.82)             (1.36)              0.32               (0.23)
  Book value per share............       6.14
EAI, SENSE8 AND TRANSOM
  Net loss per share..............      (0.92)             (1.49)              0.28               (0.39)
  Book value per share............       6.73
EAI, SENSE8, VSA AND TRANSOM
  Net loss per share..............      (0.84)             (1.43)              0.30               (0.23)
  Book value per share............       6.17
PRO FORMA EQUIVALENT DATA
EAI, SENSE8 AND VSA
  Net loss per share..............     $(6.05)           $(10.03)             $2.36              $(1.70)
  Book value per share............      45.25
EAI, SENSE8 AND TRANSOM
  Net loss per share..............      (6.78)            (10.99)              2.06               (2.88)
  Book value per share............      49.62
EAI, SENSE8, VSA AND TRANSOM
  Net loss per share..............      (6.19)            (10.54)              2.21               (1.70)
  Book value per share............      45.49

                                  RISK FACTORS

     Certain matters discussed in this Information Statement/Prospectus are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from targets or projected results. Factors that could cause actual results to differ materially include, among others, those factors described below. Many of these factors are beyond EAI's ability to predict or control. VSA shareholders are cautioned not to put undue reliance on forward-looking statements, which statements have been made as of the date of this Information Statement/Prospectus and VSA shareholders should not infer that there has been no change in the affairs of EAI since the date hereof that would warrant any modification of any forward-looking statement made in this Information Statement/Prospectus. EAI disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

     In addition to the other information in this Information
Statement/Prospectus, the following factors should be considered carefully by VSA shareholders in evaluating EAI and its business before approving the Merger Agreement.

IMPACT OF ACQUISITIONS

     In addition to the Merger, EAI is also in the process of consummating another acquisition. See "Information Concerning EAI and Sub." As a consequence of this acquisition, EAI will grow in size and will broaden the range of products that it offers. Any acquisition, however, involves inherent uncertainties, such as the effect on the acquired business of integration into a larger organization and the availability of management resources to oversee the operations of the acquired business. EAI's ability to integrate the operations of acquired companies is important to its future success. There can be no assurance as to EAI's ability to integrate new businesses nor as to its success in managing the larger operations resulting therefrom. Even though an acquired business may have experienced profitability and growth as an independent company prior to its acquisition by EAI, there can be no assurance that such profitability and growth will continue thereafter.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Consummation of the Merger will have certain federal income tax consequences to VSA and holders of VSA Common Stock. No ruling has been (or will be) sought from the Internal Revenue Service as to the anticipated tax consequences of the Merger. An opinion will be obtained from Ernst & Young LLP that, subject to the conditions stated in the opinion, the Merger will qualify as part of a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). However, such opinion will be based upon certain facts and representations provided by the managements of EAI and VSA and by certain shareholders of VSA, the inaccuracy of which could affect the conclusion reached in the opinion. Further, such opinion is not binding on the Internal Revenue Service. If the Merger does not qualify as part of a tax free reorganization under Section 368(a) of the Code, the Merger will be taxable to the VSA shareholders. See "The Merger -- Certain Federal Income Tax Consequences."

VARIABILITY OF OPERATING RESULTS

     EAI has experienced and expects to continue to experience fluctuations in its quarterly results. EAI's revenues are affected by a number of factors, including the timing of the introduction of new software and interactive products by EAI and its competitors, seasonality of certain customer purchasers, product mix, general economic conditions and EAI's ability to obtain agreements from publishers and distributors to market EAI's products. EAI's operating results also will vary significantly depending on changes in pricing, changes in customer budgets and the volume and timing of orders received during the quarter, which are difficult to forecast. As a result of the foregoing and other factors, EAI may experience material fluctuations in future revenues and operating results on a quarterly or annual basis. Therefore, EAI believes that period to period comparisons of its revenues and operating results are not necessarily meaningful and should not be relied upon as indicators of future performance.

TECHNOLOGICAL CHANGE AND MARKET ACCEPTANCE

     EAI's success depends on its ability to develop and sell new products, develop site licensing agreements with major manufacturers in the automotive, aerospace, heavy equipment and other manufacturing industries, develop its 3D and 2D software products for new platforms and continue to produce high-quality interactive products in a timely and cost-effective manner. In addition, EAI must continually anticipate, and adapt its products to, emerging computer technologies and capabilities, such as enhanced graphics, sound, music, video and speech generation. The life cycles of EAI's products are difficult to estimate because the markets that EAI targets are in the early stages of development and because of uncertainties arising from the effect of future product enhancements, future developments in hardware and software technology and future competition. If EAI's products become outdated and lose market share or if new products or existing product upgrades are not introduced when demanded by the market or are not accepted by the market, EAI's revenues and operating results could be materially adversely affected. There is no assurance that EAI will be able to introduce new products on a timely basis or that such new products will be accepted in the market.

DEPENDENCE ON EMERGING MARKET FOR SOFTWARE PRODUCTS AND CUSTOMER CONCENTRATION

     The market for enterprise-wide visualization software products in the automotive, aerospace, heavy equipment and other manufacturing industries is emerging and dependent on a number of variables, including customer preferences and the rate of adoption of new technology. There can be no assurance that this market will continue to grow or that EAI's software products will be accepted by the market. EAI's growth is dependent in large part on significant demand for its software products. In addition, as EAI markets its product visualization software as an enterprise-wide solution, there can be no assurance that large customers will be willing to invest in EAI's products on a company-wide basis or that users outside the design and engineering areas will adopt EAI's product visualization software products. In 1997, sales of software products to one customer accounted for 19% of EAI's revenues. There can be no assurance that EAI will be able to continue to sell software products to this customer at 1997 levels or, if it fails to do so, that EAI will be able to replace this customer with new customers.

DEPENDENCE ON EMERGING MARKET FOR INTERACTIVE SOFTWARE PRODUCTS

     The market for interactive multimedia software products is emerging and dependent on a number of variables, including consumer preferences, shipments of multimedia personal computers, the installed base of multimedia personal computers and the number of other publishers creating interactive software products. There can be no assurance that this market will continue to grow. The market for games and educational multimedia software is characterized by rapid changes in computer hardware and software technology and is highly competitive with respect to timely product innovation. EAI's near-term growth is dependent in part on significant demand for interactive products and the recognition by publishers of EAI's ability to produce products that are well received by the market. EAI typically contracts with a publisher to receive a development fee and royalties on sales; however, EAI does not typically receive royalty revenues from a product until the publisher achieves a minimum level of sales of the product, which generally does not occur immediately after delivery of the product to the publisher, if at all. There can be no assurance that EAI's new interactive products will be accepted by the market or that EAI will be able to respond effectively to the evolving requirements of the market.

RELIANCE ON THIRD PARTIES TO MARKET AND DISTRIBUTE INTERACTIVE SOFTWARE PRODUCTS

     EAI's strategy has relied upon third parties to market and distribute its interactive products. EAI does not have an exclusive relationship with any of the current distributors of its interactive products. EAI's relationships with publishers have generally involved contracts that address a single product or title for a specific market area and have not constituted a continuing marketing and distribution agreement. There can be no assurance that EAI's relationships with publishers will continue or that EAI will be able to find other means to market and distribute its interactive products. Failure to continue such relationships, establish new relationships or develop independent means of marketing and distributing interactive products could have a material adverse effect on EAI's revenues and operating results.

RELIANCE ON THIRD PARTIES TO MARKET AND DISTRIBUTE CERTAIN SOFTWARE PRODUCTS

     In addition to marketing EAI's software products directly to end users, EAI has contractual relationships with Hewlett-Packard to jointly market and with Unigraphics Solutions and Structural Dynamics Research Corp. ("SDRC") to jointly market and distribute certain of EAI's software products. Although these contracts represent a significant marketing and distribution opportunity for EAI's software products, there can be no assurance that these contractual relationships will be successful in creating significant sales or that these relationships will be continued beyond their contract terms.

MANAGEMENT OF GROWTH AND INTERNATIONAL EXPANSION

     EAI has experienced and may continue to experience rapid growth, which could place a significant strain on EAI's employees, operating procedures, financial resources and information systems. EAI plans to introduce a significant number of new products, increase its production capacity and development expenditures, expand its sales and marketing initiatives and hire additional employees. Such activities will require significant managerial expertise. If EAI is unable to manage its growth effectively, EAI's revenues, operating results and financial condition could be materially adversely affected. In addition, in connection with EAI's plans to increase its sales and marketing presence in Europe and Asia, EAI will be incurring expenses in advance of revenues. If EAI is unsuccessful in generating sufficient revenues to recover these expenses or is unable to hire, train and retain experienced international sales and marketing personnel, EAI's revenues, operating results and financial condition could be adversely affected. Increased international activity could also expose EAI to foreign currency fluctuations, foreign labor laws and other unforeseen problems.

COMPETITION

     EAI expects significant competition in each of its two product lines:

Software Products

     Large computer companies or companies competing in the computer-aided design ("CAD"), computer-aided engineering ("CAE"), computer-aided manufacturing ("CAM") and product data management ("PDM") markets could offer products with the same or similar functionality as offered by EAI. Such companies, some of which have substantially greater financial and other resources than EAI, include Autodesk, Inc., Dassault Systemes S.A., Division plc., International Business Machines Corporation, Microsoft Corporation, Parametric Technology Corporation, SDRC and Silicon Graphics, Inc. Although EAI believes it has a technological advantage over potential competitors in these markets, maintaining its advantage will require continuing investment by EAI in research and development and sales and marketing. There can be no assurance that EAI will have sufficient resources to make such investments or that such investments will be successful.

Interactive Products

     The interactive software industry is intensely competitive. EAI's sales to the educational and consumer markets may be adversely affected by the increasing number of competitive products. EAI's interactive software products will compete directly against other educational and consumer software products, including multi-player Internet games. EAI's competitors in this area include a large number of companies, some of which have substantially greater financial, technical, marketing and other resources than EAI, such as Broderbund Software, Inc., Cendant Corporation International, Digital Domain Inc., GT Interactive Software Corp. and SoftKey International Inc. Moreover, large corporations, such as Microsoft Corporation and The Walt Disney Company, which have substantial bases of intellectual property content and substantial financial resources, have entered or announced their intention to enter the market for consumer software.

     While EAI believes that most special effects firms target the feature film and advertising markets, these firms could refocus their efforts in the commercial markets, an area in which EAI derives a portion of its interactive product revenue. These special effects firms, some of which have substantially greater financial, technical, marketing and other resources than EAI, include Dreamworks SKG, Industrial Light and Magic (a division of Lucasfilm Limited) and Pixar. In addition, a large number of small companies provide custom animations to commercial markets as a complement to their primary business of studio film production, engineering consulting and communications consulting.

YEAR 2000 COMPLIANCE

     EAI has developed and implemented a plan to upgrade its information technology in order to prepare for the year 2000 and has completed conversion of all critical data processing systems. Management believes that all of EAI's systems and applications are year 2000 compliant or will be by January 1, 1999. EAI has also initiated communications with its significant vendors to determine the extent to which EAI's systems may be vulnerable to third parties' failure to remediate their own year 2000 issues. Management currently does not anticipate such a failure to be an issue; however, operating results could be impacted if the systems of other companies with whom EAI transacts business are not compliant in a timely manner.

PROTECTION OF PROPRIETARY RIGHTS

     EAI's success and ability to compete are dependent in part upon its extensive proprietary technology and databases. EAI relies primarily on a combination of copyright, trademark and trade secret laws, employee and third party non-disclosure and non-competition agreements and other methods to protect its proprietary rights. There can be no assurance that these measures will prevent EAI's competitors from obtaining or using EAI's proprietary technology and databases. Certain of EAI's products include mechanisms intended to prevent or inhibit unauthorized copying. In addition, EAI packages its software products with license agreements, which prohibit unauthorized copying of such products. Unauthorized copying does, however, occur in the software industry, and if a significant amount of unauthorized copying of EAI's products were to occur, EAI's revenues and operating results could be adversely affected. The laws of certain countries in which EAI's products are or may be distributed do not protect EAI's products and proprietary rights to the same extent as do the laws of the United States. Furthermore, as the number of software products in the industry increases and the functionality of these products further overlaps, software developers may increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against EAI in the future with respect to current or future products, or that any such assertion will not require EAI to enter into royalty arrangements or result in costly litigation.

DEPENDENCE ON KEY PERSONNEL

     EAI's future success depends in large part on the continued service of its key technical, marketing, sales and management personnel and on its ability to continue to attract, motivate and retain highly qualified employees. EAI's key employees may voluntarily terminate their employment with EAI at any time. Competition for such employees is intense, and the process of locating key technical and management personnel with the combination of skills and attributes required to execute EAI's strategy can be lengthy. Accordingly, the loss of the services of key personnel could have a material adverse effect on EAI's revenues, operating results and financial condition. EAI maintains key person insurance covering certain of its executive officers; however, the amount of insurance may not be sufficient to offset EAI's loss of the services of any of its executive officers.

RISK OF LIABILITY CLAIMS BY CUSTOMERS

     Although EAI has not experienced product liability claims by customers, EAI could experience such claims in the future. EAI's interactive software products carry a disclaimer that the products should not be used for diagnostic or treatment purposes and are only for educational and medical reference purposes. EAI has general liability insurance and insurance for errors and omissions in the content of its products. If a liability claim were to be made, there can be no assurance that EAI would be successful in defending against the claim or, if unsuccessful, that the amount of insurance coverage, if any, would be sufficient to pay the claim.

SHARE PRICE VOLATILITY

     The trading price of the EAI Common Stock could be subject to wide fluctuations in response to quarter to quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products by EAI or its competitors, general conditions in the software and computer industries and other events or factors. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the EAI Common Stock.

ANTI-TAKEOVER PROVISIONS

     EAI's Certificate of Incorporation and By-laws and Delaware law contain provisions that may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving EAI. These provisions are intended to encourage any person interested in acquiring EAI to negotiate with and obtain the approval of EAI's Board of Directors in connection with the transaction. Certain of these provisions may, however, discourage a future acquisition of EAI not approved by its Board of Directors in which EAI's stockholders might receive an attractive value for their shares or that a substantial number or even a majority of EAI's stockholders might believe to be in their best interest. As a result, EAI stockholders who desire to participate in such a transaction may not have the opportunity to do so. Such provisions could also discourage bids for the shares of EAI Common Stock at a premium, as well as create a depressive effect on the market price of the shares of EAI Common Stock. In addition to the EAI Common Stock, EAI's Certificate of Incorporation authorizes the issuance of up to 20,000,000 shares of preferred stock. EAI has no current plans to issue any shares of preferred stock; however, because the rights and preferences for any series of preferred stock may be set by EAI's Board of Directors in its sole discretion, EAI may issue preferred stock that has rights and preferences superior to the rights of holders of shares of the EAI Common Stock and thus may adversely affect the rights of holders of shares of the EAI Common Stock. In addition, EAI's Board of Directors has adopted a Stockholders Rights Plan that may have an anti-takeover effect and may discourage or prevent takeover attempts not first approved by the Board of Directors (including takeovers that certain stockholders may deem to be in their best interests). See "Rights of EAI Stockholders and VSA Shareholders -- Description of EAI Stock."

DIVIDENDS

     EAI has not paid any cash dividends and does not currently anticipate paying cash dividends in the future. There can be no assurance that EAI will ever pay a cash dividend. See "Dividend Policy."

                           THE SPECIAL MEETING OF THE
                                VSA SHAREHOLDERS

DATE, TIME AND PLACE


     The special meeting (the "Meeting") of the shareholders of Variation Systems Analysis, Inc., a Michigan corporation ("VSA"), will be held on September 22, 1998 at the offices of VSA located at 300 Maple Park Boulevard, St. Clair Shores, Michigan, 48081 at 9:00 a.m., Eastern Time.


PURPOSE OF THE MEETING


     At the Meeting, the shareholders of VSA will be asked to consider and vote upon a proposal to approve an Amended and Restated Agreement and Plan of Merger dated as of August 19, 1998 (the "Merger Agreement") among Engineering Animation, Inc., a Delaware corporation ("EAI"), EAI Victory, Inc., a Michigan corporation and a wholly owned subsidiary of EAI ("Sub"), and VSA, pursuant to which, among other things, Sub will be merged with and into VSA (the "Merger") and, as the surviving corporation, VSA will become a wholly owned subsidiary of EAI. See "The Merger."


RECORD DATE

     Only holders of record of VSA Common Stock, par value $1.00 per share (the "VSA Common Stock"), at the close of business on August 14, 1998 (the "Record Date") are entitled to vote at the Meeting. At the close of business on the Record Date, there were 69,970 shares of VSA Common Stock outstanding, each of which is entitled to one vote at the Meeting.

REQUIRED VOTE

     The representation in person or by proxy of at least a majority of the issued and outstanding shares of VSA Common Stock is necessary to establish a quorum for the transaction of business at the Meeting. According to the Michigan Business Corporation Act (the "MBCA"), the affirmative vote of a majority of the outstanding shares of the VSA Common Stock is necessary to approve the Merger Agreement.

     On the Record Date, directors and executive officers of VSA and their affiliates had the right to vote approximately 90% of all issued and outstanding shares of VSA Common Stock. See "Information Concerning VSA -- Security Ownership."

     The approval of EAI's stockholders is not required for EAI to consummate the Merger.

                                   THE MERGER

     Set forth below is a brief description of various provisions of the Merger Agreement with references to specific sections. This summary does not purport to be complete and is qualified in its entirety by reference to the complete Merger Agreement, which is attached to this Information Statement/Prospectus as Appendix A and is incorporated by reference herein. The shareholders of VSA are urged to read the Merger Agreement in its entirety.

BACKGROUND OF THE MERGER

     On June 24, 1998, Mark Craig, President and Chief Executive Officer, and Colin Wearring, Vice President of Software Development for VSA, traveled to EAI's facility to present VSA's technology and vision to several of EAI's senior managers including Dr. Martin J. Vanderploeg, EAI's Executive Vice President and Chief Technology Officer. The purpose of the meeting was for each company to learn more about each other's products and technologies focusing on developing a mutually beneficial relationship. VSA and EAI had been talking to one another through common customer accounts at the engineering working level for over one year. The discussion in Ames, Iowa determined that an extremely synergistic relationship could exist combining EAI's technology with VSA's products and services.

     Following the meeting in Ames, VSA and EAI management decided to continue discussions towards a more comprehensive relationship, including a potential merger of EAI and VSA, subject to a feasibility analysis of integrating VSA's and EAI's respective software products.

     On July 8, there was a meeting held in Chicago between Jerome M. Behar, Chief Financial Officer of EAI, Michael Barry, Co-General Manager of EAI, Dr. Martin Vanderploeg and VSA's senior management, including Mark Craig, to further discuss the possibilities of a merger.

     On July 10, the EAI technical team led by Jeff Trom, EAI's Vice President of Software Development, met with the VSA software development team at VSA headquarters in St. Clair Shores Michigan to evaluate the software capabilities of both companies to determine the feasibility of integrating VSA software with EAI's VisProducts. The result of the technical review was positive and a decision was made to move forward with a merger of the two companies.

     On July 16, there was a meeting held between Jerome M. Behar, Michael Barry and VSA management, including Mr. Craig, to negotiate the terms of the merger. A non-binding letter of intent was signed by EAI and VSA on July 17, 1998. On July 17, Mark Craig contacted the law firm of Timmis & Inman L.L.P. to discuss the structure and terms of the proposed merger. During the week of July 20, the parties negotiated the terms of the Merger Agreement and the transaction.

     On July 28, Dr. Matthew M. Rizai, President and Chief Executive Officer of EAI, met with Mark Craig in St. Clair Shores to discuss final details of the merger. On July 29, 1998, the Merger Agreement between VSA and EAI was signed.

VSA'S REASONS FOR THE MERGER; RECOMMENDATION OF THE VSA BOARD

     Certain matters discussed below are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from targets or projected results. Factors that could cause actual results to differ materially include among others, those factors described in "Risk Factors." Many of these factors are beyond VSA's ability to predict or control. VSA shareholders are cautioned not to put undue reliance on forward-looking statements, which statements have been made as of the date of this Information Statement/Prospectus and VSA shareholders should not infer that there has been no change in the affairs of VSA or EAI since the date hereof that would warrant any modification of any forward-looking statement made in this Information Statement/Prospectus. VSA and EAI disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

     The VSA Board has determined that the Merger is advisable, fair to and in the best interests of the shareholders of VSA. Accordingly, the VSA Board has unanimously approved the Merger and the Merger Agreement, and recommends that the shareholders of VSA vote for its adoption. In reaching the determination that the Merger Agreement and the Merger are in the best interests of VSA and its shareholders, the VSA Board consulted with management as well as its financial advisors, legal counsel and accountants and considered the short-term and long-term interests of VSA based upon several factors to which relative weights were not assigned. Among the most important factors the VSA Board considered were the following:

          (i) EAI's financial resources and access to capital will enhance VSA's ability to continue to grow its business and fund ongoing research and development.

          (ii) Pursuant to the Merger, the VSA shareholders will receive EAI Common Stock based on a valuation of VSA that reflects a significant premium over recent valuations of VSA.

          (iii) EAI and VSA expect to offer software products that provide VSA's 3D tolerance analysis and comprehensive assembly circulation technology embedded into EAI's viewing solutions, which should give the companies greater market acceptance and competitive advantage.

          (iv) EAI's and VSA's respective businesses, prospects, financial performance, management depth, operations, technology and strategic opportunities.

          (v) VSA will have access to EAI's distribution and marketing infrastructure which will provide more cost effective product distribution, shipping and customer billing.

          (vi) The Merger will provide liquidity in the public market for VSA's shareholders by replacing the illiquid VSA stock with publicly-traded EAI Common Stock on a tax deferred basis.

          (vii) VSA and its shareholders will realize the benefit of significant synergies and ongoing operational cost savings as a result of consolidated operating functions and the elimination of duplicative expenses.

     The VSA Board also considered certain potentially negative factors which could arise from the Merger. These included, among others, the significant costs involved in connection with consummating the Merger, the substantial management time and effort required to effectuate the Merger and integrate the businesses of EAI and VSA and the related disruption to VSA's operations. The VSA Board also considered the risk that the anticipated benefits of the Merger might not be fully realized. The VSA Board did not believe that these factors were sufficient, either individually or collectively, to outweigh the advantages of the Merger.

EAI'S REASONS FOR THE MERGER

     Certain matters discussed below are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from targets or projected results. Factors that could cause actual results to differ materially include, among others, those factors described in "Risk Factors." Many of these factors are beyond EAI's ability to predict or control. VSA shareholders are cautioned not to put undue reliance on forward-looking statements, which statements have been made as of the date of this Information Statement/Prospectus and VSA shareholders should not infer that there has been no change in the affairs of EAI since the date hereof that would warrant any modification of any forward-looking statement made in this Information Statement/Prospectus. EAI disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

     This Merger further implements EAI's growth strategy to provide customers with comprehensive integrated enterprise solutions through a unique synergy in technology, products and markets. VSA's products permit 3D simulation of manufacturing and variation in the digital manufacturing environment and will add a critical component to EAI's visualization and digital prototyping solutions, which will enable EAI to implement advanced digital prototyping that more accurately reflects the results users would achieve in building a physical product. EAI expects to use VSA's technology to create a unique solution that will enable its customers to dynamically reflect manufacturing variations in the final product assembly, resulting in higher quality and lower cost products. Moreover, the addition of VSA's dimensional analysis consulting services and software will strengthen EAI's consulting and services capabilities, which are key components for providing fully integrated enterprise solutions to customers. EAI anticipates that the addition of VSA's dimensional analysis consulting services and software will benefit customers by allowing them to clearly define product dimensional requirements at the beginning of the product design cycle to determine if the design, manufacturing and assembly process, as specified, optimally achieves product requirements to reduce concept-to-market time, improve product quality and reduce costs.

MERGER CONSIDERATION

     Upon the terms and subject to the conditions contained in the Merger Agreement, at the Effective Time (as defined below), (i) Sub will be merged with and into VSA, (ii) each outstanding share of VSA Common Stock (other than shares to be canceled pursuant to clause (iii) below) will be converted into the right to receive that number of shares of EAI Common Stock equal to the Exchange Ratio (as defined below), and (iii) each share of VSA Common Stock owned by VSA as treasury shares or owned directly or indirectly by VSA or EAI will be canceled and will cease to exist, and no stock of EAI or other consideration will be delivered in exchange therefor.


     Pursuant to the Merger Agreement, the exchange ratio (the "Exchange Ratio") will be equal to the quotient of (x) the number obtained by dividing (i) $26,000,000 by (ii) the total number of shares of VSA Common Stock outstanding immediately prior to the Effective Time, divided by (y) the EAI Stock Value of $48.00 per share. Based on the number of shares of VSA Common Stock currently expected to be outstanding at the Effective Time, the Exchange Ratio will be
7.372824. [Section 2.4(a)]


EFFECTIVE TIME OF THE MERGER

     "Effective Time" shall mean the time at which the Merger becomes effective. The Merger will become effective upon the filing of the required merger documents with the Michigan Secretary of State, which Sub and VSA expect will occur on the date of the Closing. See "-- Conditions to Closing."

CONVERSION OF SHARES IN THE MERGER

     All of the shares of VSA Common Stock converted into EAI Common Stock pursuant to the Merger will no longer be outstanding and will automatically be canceled and cease to exist at the Effective Time, and each certificate previously representing any such VSA Common Stock (a "VSA Certificate") will thereafter represent the right to receive (i) a certificate representing the number of whole shares of EAI Common Stock and (ii) cash in lieu of fractional shares into which the shares of VSA Common Stock represented by such VSA Certificate have been converted. If, prior to the Effective Time, the outstanding shares of EAI Common Stock or VSA Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then EAI and VSA have agreed that an appropriate and proportionate adjustment will be made to the Exchange Ratio. [Section 2.4 (a) and (c)]

     At the Effective Time, all shares of VSA Common Stock that are owned by VSA as treasury stock or owned, directly or indirectly, by VSA or EAI will be canceled and will cease to exist, and no stock of EAI or other consideration will be delivered in exchange therefor. All shares of EAI Common Stock that are owned by VSA will become treasury stock of EAI. [Section 2.4(e)]

EXCHANGE OF CERTIFICATES

     At or any time after the Closing, each shareholder of VSA (including the trustee (the "ESOP Trustee") of the Variation Systems Analysis, Inc. Employee Stock Ownership Plan (the "ESOP") as record holder of VSA Common Stock held by the ESOP) shall have the right to deliver to EAI a properly completed letter of transmittal in form reasonably satisfactory to EAI (the "Transmittal Letter") and VSA Certificates representing all of the issued and outstanding shares of VSA Common Stock owned by such shareholder, duly endorsed for transfer or accompanied by duly executed stock powers, free and clear of all options, liens, claims, charges, restrictions and other encumbrances of any nature or kind whatsoever, other than federal and state securities law restrictions. Upon proper surrender of a VSA Certificate for exchange and cancellation to EAI, and in accordance with and subject to the other provisions of the Merger Agreement and the Transmittal Letter, the holder of such VSA Certificate shall receive in exchange therefor (i) a certificate representing that number of whole shares of EAI Common Stock to which such holder of VSA Common Stock shall have become entitled, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive. The VSA Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any cash in lieu of fractional shares payable to holders of VSA Certificates. If any certificate representing shares of EAI Common Stock is to be issued in a name other than that in which the VSA Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the VSA Certificate shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to EAI in advance any transfer or other taxes required by reason thereof, or shall establish to the satisfaction of EAI that such tax has been paid or is not payable. In the event any VSA Certificate shall have been lost, stolen or destroyed, the person so claiming shall make an affidavit of that fact and indemnify EAI against any claim that may be made against it with respect to such VSA Certificate. Thereafter, EAI shall issue in exchange for such lost, stolen or destroyed VSA Certificate the shares of EAI Common Stock and any cash in lieu of a fractional share deliverable in respect thereof pursuant to the Merger Agreement. The ESOP Trustee will surrender for payment VSA Certificates held by the ESOP if the Merger is consummated. [Sections 2.4(b) and 2.5]

     After the Effective Time, there will be no transfers on VSA's stock transfer books of shares of VSA Common Stock. [Section 2.4(f)]

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties by EAI and VSA. The representations and warranties of VSA relate to VSA and, more specifically, to the corporate organization and capital structure of VSA; VSA's authority to consummate the transactions contemplated by the Merger Agreement and the lack of conflicts with certain of VSA's other obligations; regulatory matters; the filing of required governmental reports; compliance with laws; VSA's financial statements; the absence of certain changes affecting VSA since June 30, 1998; the absence of material legal proceedings or restrictions affecting VSA; tax matters; employee benefit matters; the ESOP; VSA's employment and labor relations; contractual matters; the absence of certain undisclosed liabilities; environmental matters; the tangible assets owned by VSA; real property matters; intellectual property matters; inventory; the notes and accounts receivable of VSA; the bank accounts, powers of attorney and guaranties granted by VSA; certain insurance matters; service contracts and warranties entered into by VSA; the disclosure of certain relationships between VSA and certain of its affiliates; the information to be included in the Registration Statement on Form S-4 (the "S-4"); broker's or finder's fees; certain customer relationships of VSA; and the lack of omissions in any disclosure to EAI. [Article III]

     EAI also makes various representations and warranties in the Merger Agreement relating to its corporate organization and capital structure; EAI's authority to consummate the Merger Agreement and the lack of conflicts with certain of its other obligations; regulatory matters; EAI's reports under the Exchange Act filed with the Commission; information to be included in the S-4; the ownership and activities of Sub; broker's or finder's fees; the absence of certain changes affecting EAI since December 31, 1997; the absence of certain legal proceedings; compliance with laws; intellectual property matters; and the lack of omissions in any disclosure to VSA. [Article IV]

CONDUCT OF BUSINESS PENDING CONSUMMATION OF THE MERGER

     VSA has agreed that, prior to the Effective Time, it will conduct its business in the ordinary course consistent with past practice, use its reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, retain the services of its key officers and employees and take no action that would adversely affect or delay the ability of either of EAI or VSA to obtain the necessary governmental approvals to consummate the transactions contemplated by the Merger Agreement. EAI has agreed that prior to the Effective Time, it will take no action that would adversely effect or delay the ability of VSA or EAI to obtain the necessary governmental approvals to consummate the transactions contemplated by the Merger Agreement. [Section 5.1]

     VSA has also agreed that, prior to the Effective Time, it will not take any of the following actions without the prior written consent of EAI: incur any indebtedness for borrowed money or otherwise become liable for the obligations of another, or make any loan or advance; engage in certain actions regarding its capital structure; sell, transfer or encumber any properties or release any indebtedness or claims of third parties except in the ordinary course of business consistent with past practice; make an investment in a third party; enter into, amend or terminate certain contracts, except in the ordinary course of business consistent with past practice; take certain actions regarding compensation and benefits matters; settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice; take any action that would prevent or impede the Merger from qualifying for "pooling-of-interests" accounting treatment, or as a tax free reorganization within the meaning of the Code; amend its Articles of Incorporation or By-laws; or take any action that is intended or may reasonably be expected to result in any of the representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, any of the conditions to the Merger not being satisfied, or the violation of any provision of the Merger Agreement, except as may be required by applicable law. [Section 5.2]

     In addition, EAI has agreed that, prior to the Effective Time, it will not take any of the following actions without the prior written consent of VSA: make, declare or pay any cash dividend or distribution on its capital stock; sell, transfer, mortgage, encumber or otherwise dispose of substantially all of its properties or assets; merge or combine with another entity (except as part of an acquisition of another entity under certain circumstances); take any action that would prevent the Merger from qualifying for "pooling-of-interests' accounting treatment or as a reorganization within the meaning of the Code; amend its Certificate of Incorporation or By-Laws; or take any action that is intended or may reasonably be expected to result in any of the representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, any of the conditions of the Merger not being satisfied, or the violation of any provision of the Merger Agreement, except as may be required by applicable law. [Section 5.3]

CONDITIONS TO CLOSING


     The obligations of EAI, Sub and VSA to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement must be obtained and must remain in full force and effect and all statutory waiting periods in respect thereof must have expired; (ii) the S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission;
(iii) the EAI Common Stock to be issued in the Merger must have been authorized for listing on the Nasdaq Stock Market National Market (the "NNM"), subject to official notice of issuance; (iv) no order, injunction or decree issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement shall be in effect, and no law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, materially restricts or makes illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and (v) the Merger Agreement and the transactions contemplated thereby must have been approved by holders owning a majority or more of the issued and outstanding shares of VSA Common Stock. [Section 7.1]


     The obligation of EAI and Sub to effect the Merger is also subject to the satisfaction or waiver by EAI at or prior to the Effective Time of the following conditions: (i) the representations and warranties of VSA must be true and correct in all material respects as of the Closing (except to the extent that such representations and warranties speak as of an earlier date), and VSA must have performed in all material respects all of its obligations pursuant to the Merger Agreement, and EAI shall have received a certificate signed by VSA's chairman and president to that effect; (ii) holders of not more than 10% percent of the outstanding VSA Common Stock shall have validly exercised their "dissenters' rights" pursuant to Section 762 of the MBCA;

(iii) EAI must have received from each affiliate of VSA, an executed letter agreement substantially in the form attached to the Merger Agreement; (iv) VSA must have in its personnel files an executed copy of its proprietary information agreement from each of its employees; (v) Mark E. Craig shall have executed and delivered to EAI an employment agreement substantially in the form attached to the Merger Agreement; (vi) EAI must have received a legal opinion from Timmis & Inman substantially in the form attached to the Merger Agreement, together with such closing documents and certificates as EAI or its counsel shall reasonably request; (vii) EAI must have received from VSA and certain shareholders of VSA certificates substantially in the form attached to the Merger Agreement; (viii) EAI must have received a legal opinion from counsel to the ESOP substantially in the form attached to the Merger Agreement; (ix) EAI must have received the executed Intellectual Property Assignment in a form satisfactory to EAI; (x) there shall not have occurred any change in VSA that would have a material adverse effect on its business, properties, profits, operations or financial condition; and (xi) VSA shall have received payment in full of all amounts owed to it by Mark E. Craig or any entity controlled by him or any of his immediate family members. [Section 7.2]

     The obligation of VSA to effect the Merger is also subject to the satisfaction or waiver by VSA at or prior to the Effective Time of the following conditions: (i) the representations and warranties of EAI must be true and correct in all material respects as of the Closing (except to the extent that such representations and warranties speak as of an earlier date), and EAI must have performed in all material respects all of its obligations pursuant to the Merger Agreement, and VSA must have received a certificate signed by EAI's chief executive officer or chief financial officer to that effect; (ii) VSA must have received a legal opinion from Jamie A. Wade, General Counsel of EAI, substantially in the form attached to the Merger Agreement, together with such closing documents and certificates as VSA or its counsel shall reasonably request; (iii) Mark E. Craig shall have received a release of all guarantees by him of any obligation of VSA and payment in full of all amounts owed to him other than salary payable in the ordinary course of business; (iv) EAI shall have executed and delivered to Mark E. Craig an Employment Agreement in substantially the form attached to the Merger Agreement; and (v) there shall not have occurred any change in EAI or its subsidiaries that would have a material adverse effect on the business, properties, profits, operations or financial condition of EAI and its subsidiaries taken as a whole. [Section 7.3]

     At any time prior to the Effective Time, the respective Boards of Directors of EAI and VSA may, to the extent legally allowed, amend the Merger Agreement, extend the time for the performance of any of the obligations or other acts of the parties, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto or waive compliance with any of the agreements or conditions contained therein. However, after the shareholders of VSA have approved the Merger Agreement and the consummation of the transactions contemplated thereby, no amendment, extension or waiver of the Merger Agreement which reduces the amount or changes the form of the consideration to be delivered to the holders of VSA Common Stock may be effected unless the consent of the VSA shareholders is obtained. [Section 8.3]

TERMINATION AND TERMINATION FEE

     The Merger Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time by the written mutual consent of the EAI and VSA Boards of Directors, if the Board of Directors of each so determines by the vote of a majority of the members of the Board. The Merger Agreement may be terminated in certain other circumstances, as follows:

          (i) by either the VSA or the EAI Board of Directors, if any governmental authority required to grant a regulatory approval has denied approval of the Merger, or any governmental authority of competent jurisdiction has issued an order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement;

          (ii) by either the VSA or the EAI Board of Directors (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement), if (x) there has been a material breach of any of the representations or warranties or any of the covenants or agreements contained in the Merger Agreement on the part of the other party which has resulted in a material adverse effect on the other party, which breach is not cured within 60 days following written notice to the party committing such breach, (y) the Closing shall not have occurred on or before November 30, 1998, provided that neither Board of Directors shall be entitled to terminate the Merger Agreement pursuant to (y) if the reason the Closing has not occurred by such date is because any governmental authority that is required to grant a regulatory approval in connection with the Merger has failed to act, the Meeting shall not have occurred in accordance with the requirements of the MBCA, or some similar event beyond the control of both parties shall not have occurred by such date, or (z) the Closing shall not have occurred on or before December 31, 1998; or

          (iii) by the VSA Board of Directors (after consulting with its legal counsel), if such action is required for the Board of Directors to comply with its fiduciary duties to VSA and its shareholders; provided, however, that if such action is taken by VSA, then within two days of such termination, VSA shall reimburse EAI for its out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement; and provided, further, that if VSA consummates any transaction pursuant to a Takeover Proposal (as defined below) (x) within 12 months following the date of the Merger Agreement, or (y) pursuant to a definitive agreement executed by VSA during such 12-month period, then VSA shall also promptly pay to EAI $1,300,000 upon the occurrence of such a transaction; provided, however, if the Meeting shall have occurred and the VSA shareholders have voted with respect to approval of the Merger and the vote necessary to approve the Merger is not received, then the Merger Agreement shall automatically terminate as of the date of the Meeting and, within 2 days of such termination, VSA will pay to EAI $1,300,000 and shall reimburse EAI for its out-of-pocket expenses (in an amount not to exceed $100,000) incurred in connection with the transactions contemplated in the Merger Agreement. [Section 8.1]

NO SOLICITATIONS

     The Merger Agreement places certain restrictions on the extent to which VSA may negotiate with prospective purchasers other than EAI. The Merger Agreement specifically provides that VSA shall not, and it shall use its reasonable efforts to cause its directors, officers and employees, and all investment bankers, attorneys or other advisors or representatives retained by VSA not to,
(i) solicit or encourage the submission of any Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any third party any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, a Takeover Proposal, (iii) make or authorize any statement or recommendation in support of any Takeover Proposal, or (iv) enter into any agreement with respect to any Takeover Proposal. [Section 6.8]

     Notwithstanding the foregoing paragraph, the directors, executive officers or shareholders of VSA, or the investment bankers, attorneys, or other advisors or representatives of VSA may participate in discussions or negotiations with, or furnish information to, any third party that makes a Takeover Proposal if all of the following events shall have occurred: (i) EAI has been notified in writing of such Takeover Proposal within 24 hours of VSA's receipt thereof, including the identity of the party making the Takeover Proposal and the material terms thereof; (ii) such third party has made a written Takeover Proposal to the VSA Board of Directors, which proposal identifies a price or range of values to be paid based on the advice of VSA's investment bankers, the VSA Board of Directors has determined that such Takeover Proposal is financially more favorable to the shareholders of VSA than the terms of the Merger; (iii) the VSA Board of Directors has determined based on the advice of VSA's investment bankers, that such third party is financially capable of consummating the transactions specified in such Takeover Proposal; and (iv) the VSA Board of Directors has determined, after consultation with its outside legal counsel, that its fiduciary duties require it to furnish information to and negotiate with such third party. Notwithstanding the foregoing, however, VSA is prohibited from providing any non-public information to such third party unless (x) prior to the date thereof VSA has provided such information to EAI, (y) VSA has notified EAI in advance of any such proposed disclosure of non-public information and has provided EAI with a description of the information VSA intends to disclose, and (z) VSA provides such non-public information pursuant to a nondisclosure agreement in a form satisfactory to EAI. In addition to the foregoing requirements, VSA shall not accept or enter into any agreement concerning a Takeover Proposal until at least 48 hours after EAI's receipt of a copy of such Takeover Proposal. [Section 6.8(b) and (c)]

     Upon compliance with the requirements in the preceding paragraph, VSA is entitled to terminate the Merger Agreement, although VSA may then be obligated to make certain payments to EAI. See "-- Termination and Termination Fee." [Section 6.8(c)]

     For purposes of the Merger Agreement, "Takeover Proposal" is defined as any proposal or offer for a merger, consolidation or other business combination involving VSA or any proposal or offer to acquire a material equity interest in, or a substantial portion of the assets of, VSA, other than by EAI as contemplated by the Merger Agreement. [Section 6.8(c)]

INDEMNIFICATION

     Mark E. Craig has agreed to indemnify EAI and its affiliates for losses, costs, claims, liabilities, damages, penalties and expenses incurred or suffered by EAI or its affiliates relating to or arising out of or in connection with:
(i) any breach of certain representations and warranties made by VSA in the Merger Agreement, or (ii) any breach of or failure by VSA to perform any of its covenants or obligations set out or contemplated in the Merger Agreement or any document delivered at or in connection with the Closing. The representations and warranties of VSA covered by the indemnification relate to: the capital structure of VSA; VSA's financial statements; the absence of material legal proceedings or restrictions affecting VSA; tax matters; employee benefit matters; the ESOP; and intellectual property matters. [Section 9.1]

     Mr. Craig's liabilities under the Merger Agreement are limited to a maximum of $3,000,000. In addition, Mr. Craig will not be liable for any individual indemnification claim unless such claim exceeds $10,000 and will not be liable for the first $300,000 of claims exceeding $10,000 individually. [Section 9.6]

     The representations and warranties of VSA in the Merger Agreement expire on the second anniversary of the Effective Time, except for the representations and warranties with respect to VSA's financial statements, which expire at the Effective Time. [10.7]

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Mark E. Craig, the President and Chief Executive Office and sole Director of VSA has a number of contractual relationships with VSA that are described below under "Information Concerning VSA -- Certain Transactions." The closing of the Merger will result in the following:

     - As a condition precedent to the Merger, Mr. Craig's loan to VSA will be repaid by VSA and Mr. Craig's guarantee of VSA's indebtedness to Comerica Bank will be released.

     - Mr. Craig will enter into an employment agreement with EAI as described below under "Employment Agreement."

     - Mr. Craig's prior Royalty Agreement with VSA, which terminated on July 1, 1997, would be reinstated if the Merger is not consummated.

     - The indebtedness of VSA Leasing, LLC, which is owned by Mr. Craig and his wife, to VSA will be repaid as a condition precedent to the consummation of the Merger.

EMPLOYMENT AGREEMENT

     In connection with the Merger, EAI has agreed to enter into an employment agreement with Mark E. Craig (the "Craig Employment Agreement"). The Craig Employment Agreement, which will be entered into at Closing, will have a term of two years and will include certain non-competition and confidentiality provisions. The Craig Employment Agreement provides that Mr. Craig will be employed by EAI at an annual salary of $180,000 and that he is eligible for an annual bonus based on set performance goals for VSA as a wholly owned subsidiary of EAI. In addition, Mr. Craig may receive an annual performance bonus as determined at the discretion of EAI. The Craig Employment Agreement also requires that, (i) if Mr. Craig is terminated for any reason except for cause, EAI must make severance payments to Mr. Craig equal to his monthly salary payments and a continuation of benefits to the end of the term of the employment agreement and (ii) if Mr. Craig is terminated for any reason except for cause during the second year of the employment agreement, EAI must make severance payments to Mr. Craig for a period of 12 months following his termination in an amount equal to his annual salary and bonus in the year prior to termination. The Craig Employment Agreement also provides for a term life insurance policy and a car allowance. In addition, Mr. Craig will be provided a standard benefit package as is provided to all other EAI employees.

REGISTRATION AND LISTING

     EAI has agreed to register under the Securities Act, the shares of EAI Common Stock to be issued in connection with the Merger and to use its reasonable efforts to obtain all necessary state securities or "blue sky" qualifications, permits and approvals required to consummate the transactions contemplated by the Merger Agreement. VSA has agreed to cooperate with EAI in taking such action. [Section 6.1]

     EAI has agreed to cause the shares of EAI Common Stock to be issued in the Merger to be approved for listing on the NNM, subject to official notice of issuance, prior to the Effective Time. [Section 6.4]

THE ESOP

     VSA established the Variation Systems Analysis, Inc. Employee Stock Ownership Plan effective as of July 1, 1991, and amended and restated as of August 25, 1993. As of the Record Date, the ESOP held approximately 8.92% of outstanding VSA Common Stock (6,240 shares).

     Participants with allocated shares who instruct the ESOP Trustee to vote such shares of the Merger will have Merger Consideration credited to their accounts. However, an ESOP participant's vested interest in his or her account in the ESOP will not be diminished as a result of the Merger.

ESOP TRUSTEE

     Comerica Bank, 411 W. Lafayette, MC 3431, Detroit, Michigan 48226, was appointed to serve as the independent trustee of the ESOP effective as of June 9, 1992 and has continued to serve as such to the present date. For its services to the ESOP in connection with the proposed Merger, the ESOP Trustee will be reimbursed for its reasonable out-of-pocket expenses, including the fees of its counsel. The fee and expenses of the independent trustee of the ESOP are payable by and not contingent upon the closing the Merger.

ESOP EVALUATION

     The ESOP Trustee retained First of Michigan Corporation ("FOMC") to provide a valuation of the VSA Common Stock. As set forth herein, FOMC will rely, without independent investigation, on the accuracy and completeness of the information contained in this Prospectus/Information Statement and other information furnished to it by VSA. The ESOP Trustee selected FOMC on the basis of its ability to determine the value of the VSA Common Stock. The ESOP Trustee considered, among other factors, FOMC's qualifications and previous experience with ESOPs and its reputation in the banking and investment communities. No limitations were placed on the scope of the firm's investigations.

     VSA has agreed to pay FOMC a fee in an amount equal to $18,500. The fee payable to FOMC is not contingent upon the consummation of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary, based upon current law, is a general discussion of certain federal income tax consequences of the Merger, assuming the Merger is consummated as contemplated herein. This summary is based upon the Code, applicable regulations promulgated under the Code by the Treasury Department ("Treasury Regulations"), administrative rulings and judicial authority as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this summary.

     This summary applies to holders of VSA Common Stock who hold their VSA Common Stock as capital assets. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular holder of VSA Common Stock in light of the holder's specific circumstances or to certain types of holders subject to special treatment under the federal income tax laws (including, for example, foreign persons, dealers in securities, holders who acquired VSA Common Stock pursuant to the exercise of options or warrants or otherwise as compensation, banks and other financial institutions, insurance companies, tax exempt organizations or persons subject to the alternative minimum tax), and it does not discuss any aspect of state, local, foreign or other tax laws.

     No ruling is being sought from the Internal Revenue Service as to the anticipated tax consequences of the Merger. Further, this summary is not binding on the Internal Revenue Service, and the Internal Revenue Service will not be precluded from asserting contrary positions. CONSEQUENTLY, HOLDERS OF VSA COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

     The Merger. Ernst & Young LLP has delivered an opinion that, subject to the conditions stated in the opinion, the Merger will constitute, for federal income tax purposes, a "reorganization" within the meaning of Section 368(a) of the Code. The opinion of Ernst & Young LLP is based upon certain facts and representations provided by the managements of EAI and VSA and by certain shareholders of VSA to Ernst & Young LLP. Ernst & Young LLP has not been engaged to, and will not, update its opinion for changes in facts or law occurring subsequent to the date of the opinion.

     In general, the "continuity of interest" test requires the owners of the reorganized entity to receive and retain a meaningful equity interest in the surviving entity. Effective for transactions occurring after January 28, 1998, the Internal Revenue Service issued final and temporary regulations providing rules for satisfying the continuity of interest requirement. These regulations substantially liberalize the historic rules, generally providing that continuity of interest is satisfied if a substantial part of the value of the proprietary interest in the target corporation is preserved in the reorganization. Generally, continuity of interest is not preserved to the extent that the acquiring corporation acquires target stock for consideration other than acquiring stock, or if, in connection with the plan of reorganization, the acquiring stock is redeemed (or purchased by a related party). In addition, continuity of interest is not preserved to the extent that, prior to and in connection with the plan of reorganization, the target (or a related party) acquires the stock with consideration other than stock of the target, or makes an extraordinary distribution with respect to the stock. Sales by the target shareholders of stock of the acquirer received in the transaction to unrelated third parties occurring before or after a reorganization are disregarded.

     Among other facts and representations provided by the managements of EAI and VSA and by certain shareholders of VSA that underlie the opinion regarding the status of the Merger as a reorganization for federal tax purposes are facts and representations (a) that neither EAI nor a related person has any plan or intention, in connection with the plan of reorganization, to acquire a proprietary interest in VSA for consideration other than stock of EAI, or redeem stock of EAI issued in exchange for a proprietary interest in VSA; (b) that neither VSA nor a related person has any plan or intention, prior to and in connection with the plan of reorganization, to redeem the stock of VSA, acquire stock of VSA with consideration other than stock of VSA or EAI, or make an extraordinary distribution with respect to the stock of VSA; (c) that VSA following the Merger generally will own "substantially all" of the assets which were owned by each of VSA and Sub as of the date that negotiations commenced between VSA and EAI regarding the Merger; (d) that EAI has no plan or intent to cause VSA to issue additional shares of EAI Common Stock after the Merger or take any other action that would cause EAI to own less than 80% of the voting stock of VSA and 80% of any other class of capital stock of VSA; (e) that following the Merger the historic business of VSA will be continued or a significant portion of VSA's assets will be used in a trade or business; and (f) that there is no intercompany indebtedness existing between EAI and VSA or between Sub and VSA that was issued, acquired, or will be settled at a discount.

     As a reorganization for United States federal income tax purposes, the Merger will result in the following general federal income tax consequences:

          1. No gain or loss will be recognized by EAI or VSA solely as a result of the consummation of the Merger.

          2. No gain or loss will be recognized by holders of VSA Common Stock upon the surrender of shares of VSA Common Stock and the receipt of shares of EAI Common Stock, except with respect to any cash received by a holder of VSA Common Stock in lieu of fractional shares of EAI Common Stock.

          3. The payment of cash in lieu of fractional share interests of EAI Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by EAI. These cash payments will be treated as distributions in full payment in exchange for the stock redeemed, subject to the provisions and limitations of Section 302(a) of the Code.

          4. Each holder's aggregate tax basis in the EAI Common Stock received in the Merger will equal such holder's aggregate tax basis in the VSA Common Stock surrendered, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received.

          5. The holding period of EAI Common Stock received in the Merger will include the holding period of the VSA Common Stock surrendered, provided that the VSA Common Stock is held as a capital asset in the hands of the holder thereof at the Effective Time of the Merger.

     As noted above, no ruling is being requested from the Internal Revenue Service in connection with the Merger, and the opinion required to be furnished by Ernst & Young LLP as a condition to consummation of the Merger and the discussion herein pertaining to certain anticipated tax consequences associated with the Merger will neither be binding on the Internal Revenue Service nor preclude it from asserting contrary positions. Additionally, if any facts or representations provided by the managements of EAI and VSA and by certain shareholders of VSA that form the basis for the opinion referred to above, including the facts and representations regarding the satisfaction of the continuity of interest requirement, do not conform to the facts associated with the Merger, the validity of the opinion and the discussion contained herein could be adversely affected. A successful challenge by the Internal Revenue Service to the status of the Merger as a reorganization under Section 368(a) of the Code under any circumstances, including by reason of a failure to satisfy the continuity of interest requirement, would result in holders of VSA Common Stock recognizing taxable income or loss with respect to the shares of VSA Common Stock surrendered equal to the differences between the holder's tax basis in such shares and the fair market value, as of the Effective Time of the Merger, of the shares of EAI Common Stock and the cash received in the Merger. In such event, a stockholder's aggregate basis in the shares of EAI Common Stock received in the Merger would equal its fair market value and the holding period for such shares would begin the day after the Merger.

     Backup Withholding. Certain holders of VSA Common Stock may be subject to backup withholding at a rate of 31% on cash payments received in lieu of fractional shares of EAI Common Stock. Backup withholding will not apply, however, to a stockholder who furnishes a correct taxpayer identification number ("TIN") and certifies, under penalties of perjury, that such stockholder is not subject to backup withholding on a Substitute Form W-9 or is otherwise exempt from backup withholding. If the correct TIN and certifications are not received, a $50 penalty may be imposed on each holder of VSA Common Stock by the Internal Revenue Service. VSA shareholders may also be required to certify that they are "United States persons". A Substitute Form W-9 will be provided by EAI to each former holder of VSA Common Stock after the Effective Time of the Merger. Ernst & Young LLP has not provided an opinion with respect to the backup withholding requirements on cash payments received in lieu of fractional shares of EAI Common Stock.

     Reporting Requirements. Holders of VSA Common Stock will be required to attach a statement to their tax returns for the taxable year in which the Merger is consummated that contains the information set forth in Treasury Regulations
Section 1.368-3(b). The statement must include the holder's tax basis in the VSA Common Stock surrendered and a description of the EAI Common Stock received in the Merger. Ernst & Young LLP has not provided an opinion with respect to these reporting requirements.

     Federal Income Tax Consequences to ESOP Participants. Under the ESOP, shares of VSA Common Stock will be surrendered by the ESOP Trustee in exchange for shares of EAI Common Stock (and cash in lieu of any fractional share) and such shares will be credited to the respective ESOP accounts of the ESOP participants in the respective amounts determined by multiplying the numbers of shares of VSA Common Stock, both whole and fractional, credited to such accounts as of the Effective Time by the Exchange Ratio. Since such surrender and exchange will have taken place without a distribution to an ESOP participant, and since the ESOP is an exempt trust under Section 501(a) of the Code, any gain realized by the ESOP Trust will not be taxable gain to ESOP participants at the time of such surrender and exchange. Ernst & Young LLP has not provided an opinion with respect to the tax consequences of the Merger on the ESOP Trust or the ESOP participants.

     THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING LAW AS OF THE DATE OF THIS REGISTRATION STATEMENT. ERNST & YOUNG LLP HAS UNDERTAKEN NO OBLIGATION, AND WILL NOT, UPDATE ITS OPINION FOR CHANGES IN FACTS OR LAW OCCURRING SUBSEQUENT TO THE DATE OF THE OPINION. HOLDERS OF VSA COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded historical cost basis of the assets and liabilities of EAI and VSA will be carried forward to the operations of the combined companies at their recorded amounts, results of operations of the combined companies will include the results of operations of EAI and VSA for the entire fiscal period in which the combination occurs and the historical results of operations of the separate companies for fiscal years prior to the Merger will be combined and reported as the results of operations of the combined companies.

     Prior to the consummation of the Merger, EAI expects to receive a letter from Ernst & Young LLP regarding that firm's concurrence with EAI management's and VSA management's conclusions, respectively, that the Merger qualifies for "pooling-of-interests" treatment for financial reporting purposes and that such accounting treatment is in accordance with generally accepted accounting principles. Certain events, including certain transactions with respect to EAI Common Stock or VSA Common Stock by affiliates of EAI and VSA, respectively, may prevent the Merger from qualifying as a pooling of interests for accounting and financial reporting purposes. For information concerning certain restrictions to be imposed on the transferability of VSA Common Stock to be received by affiliates in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "Resale of EAI Common Stock Issued in the Merger; Affiliates."

REGULATORY APPROVALS

     EAI and VSA are aware of no governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities laws.

RESALE OF EAI COMMON STOCK ISSUED IN THE MERGER; AFFILIATES

     The EAI Common Stock to be issued to VSA shareholders in connection with the Merger will be freely transferable under the Securities Act, except EAI Common Stock issued to any person deemed to be an affiliate of VSA for purposes of Rule 145 under the Securities Act ("Rule 145"). Affiliates may not sell their EAI Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

     In addition, each person who is an affiliate of VSA will be required, as a condition of Closing, to execute a letter pursuant to which they agree not to dispose of any shares of EAI Common Stock (including shares acquired upon the exercise of options) until financial statements reflecting thirty days of combined operations of EAI and VSA are made publicly available by EAI.

                       INFORMATION FOR ESOP PARTICIPANTS

     As of the Record Date, 6,240 shares (8.92%) of the outstanding VSA Common Stock were owned by the ESOP. Eligible ESOP participants are being offered the opportunity to instruct the ESOP Trustee as to whether to vote such participants' allocated shares of VSA Common stock in favor of or against the adoption of the Merger Agreement. To instruct the ESOP Trustee, an ESOP participant should complete the ESOP Voting Instruction Card that accompanies this Information Statement/Prospectus and return it to the ESOP Trustee, all in accordance with the instructions set forth below.

     Before completing and returning the ESOP Voting Instruction Card to the ESOP Trustee, ESOP participants should read and consider carefully the entire Information Statement/Prospectus.

ESOP PARTICIPANTS ELIGIBLE TO INSTRUCT THE ESOP TRUSTEE

     Each participant in the ESOP to whose account shares of VSA Common Stock have been allocated as of the Record Date (i.e., who is either employed by VSA as of August 14, 1998 and has shares allocated to his or her ESOP account as of that date, or is a former employee of VSA who has not received a final distribution from the ESOP as of August 14, 1998) is eligible to instruct the ESOP Trustee on the voting of those shares by completing, signing and timely returning an ESOP Voting Instruction Card.

EFFECT OF ESOP PARTICIPANTS' INSTRUCTIONS

     ESOP participants may instruct the ESOP Trustee to vote their allocated shares of VSA Common Stock in favor of or against the adoption of the Merger Agreement. Under the terms of the ESOP, subject to the ESOP Trustee's fiduciary obligations described below, the ESOP Trustee will vote all allocated shares of VSA Common Stock held in the ESOP as instructed by ESOP participants. The ESOP plan and trust documents provide that the ESOP Trustee will vote unallocated shares of VSA Common Stock and shares of VSA Common Stock for which no direction is received from the ESOP participants in the same proportion (affirmative, negative or abstain) as the shares for which it receives voting instruction from participants, but only if and to the extent not inconsistent with Treasury regulations or other applicable laws, rulings or regulations.

THE ESOP TRUSTEE'S FIDUCIARY OBLIGATIONS

     The ESOP Trustee is subject to certain fiduciary obligations imposed on it by the Employee Retirement and Income Security Act of 1974, as amended ("ERISA"). In general, the ESOP Trustee will be obligated under the ESOP and the applicable provisions under ERISA to follow the ESOP participants' vote, to the extent described above, but only if and to the extent not inconsistent with Treasury regulations or other applicable laws, rulings or regulations. Therefore, it is possible that, notwithstanding the outcome of the ESOP participants' instructions, the ESOP Trustee could, in the exercise of its fiduciary obligations, decide to vote, or not to vote, all of the outstanding shares of VSA Common Stock held in the ESOP Trust for the adoption of the Merger Agreement.

     As of the date of this Information Statement/Prospectus, the ESOP Trustee has not made a final determination on whether the consummation of the Merger in accordance with the vote of the ESOP participants would be contrary to its fiduciary obligations of ERISA. The ESOP Trustee will not make this final determination until the date of the Meeting; however, the ESOP Trustee is not presently aware of any fact or circumstance which would cause it to vote shares of VSA Common Stock other than as provided for in the ESOP plan and trust documents.

HOW TO INSTRUCT THE ESOP TRUSTEE

     An ESOP participant who wishes to vote his or her allocated shares of VSA Common Stock must properly complete and timely return the ESOP Voting Instruction Card. To do so, after reading the Prospectus/Information Statement, an ESOP participant should:

          1. Mark, date and sign the ESOP Voting Instruction Card; and


          2. Mail the ESOP Voting Instruction Card in the accompanying postage-paid, pre-addressed envelope so that it will be received by the ESOP Trustee no later than 5:00 p.m. Eastern Time, on September 15, 1998. ESOP Voting Instruction Cards also may be sent to the ESOP Trustee by overnight mail (at the ESOP's participant's expense), or by telecopier, to the following address:


                            Comerica Bank
                            As Trustee of the Variation Systems Analysis, Inc. Employee Stock Ownership Trust
                            Mail Code 3431
                            P.O. Box 75000
                            Detroit, Michigan 48275-3431
                            Attn.: Kim O'Connor
                            Telecopier: 313-222-7170


In order to be effective, an ESOP Voting Instruction Card must be received by the ESOP Trustee no later than 5:00 p.m. Eastern Time, on September 15, 1998.


FAILURE TO SIGN, COMPLETE OR RETURN AN ESOP VOTING INSTRUCTION CARD


     If an ESOP participant fails to sign or timely return an ESOP Voting Instruction Card, or if an ESOP participant properly signs and timely returns an ESOP Voting Instruction Card but does not specifically mark a box on the ESOP Voting Instruction Card, the ESOP Trustee will consider the shares of VSA Common Stock represented by such ESOP Voting Instruction Card to be shares with respect to which no instruction has been submitted. Therefore, if an ESOP participant does not want the ESOP Trustee to consider his or her allocated shares as shares with respect to which no instruction has been submitted, the ESOP participant must specifically mark a box on the ESOP Voting Instruction Card, sign the ESOP Voting Instruction Card, and return it to the ESOP Trustee so that the ESOP Trustee receives it prior to 5:00 p.m. Eastern Time, on September 15, 1998.


     An ESOP participant who decides to change his or her vote after having submitted an ESOP Voting Instruction Card must obtain a new card by contracting the ESOP Trustee at the address listed above or by telephoning the ESOP Trustee at (313) 222-0055. By properly completing and timely returning the new ESOP Voting Instruction Card, an ESOP participant's previously submitted ESOP Voting Instruction Card will be revoked automatically.


     An ESOP participant may also revoke an ESOP Voting Instruction Card by notifying the ESOP Trustee in writing of the ESOP participant's decision to revoke, but, if a new ESOP Voting Instruction Card is not timely received by the ESOP Trustee, the ESOP participant's allocated shares covered by the revoked ESOP Voting Instruction Card will be considered by the ESOP Trustee to be shares with respect to which no instruction has been submitted. After 5:00 p.m. Eastern Time, on September 15, 1998, no ESOP Voting Instruction Card will be accepted, and no ESOP Voting Instruction Card will be permitted to be changed or revoked.

CONFIDENTIALITY

     Each ESOP Voting Instruction Card received by the ESOP Trustee will be held in confidence by the ESOP Trustee and will not be released or divulged to representatives of VSA or EAI. However, although no individual ESOP participant's vote will be disclosed, the ESOP Trustee will inform representatives of VSA as to the total number of allocated and unallocated shares of VSA Common Stock voted in favor of, and against the adoption of the Merger Agreement. Any participant in the ESOP should contact the ESOP Trustee if he or she has been subject to pressure or coercion by any party or if he or she is concerned about the confidentiality of instructions submitted by the ESOP Trustee.

              EAI COMPARATIVE PER SHARE PRICES AND DIVIDEND POLICY

     EAI Common Stock is traded on the NNM under the symbol "EAII." The following table sets forth the high and low closing prices as reported by NNM for the periods indicated since EAI's initial public offering of EAI Common Stock on February 29, 1996.


                                                                 HIGH      LOW
                                                                 ----      ---
1998:
First quarter...............................................    $45.75    $28.33
Second quarter..............................................    $61.00    $42.00
Third quarter (through August 19, 1998).....................    $69.75    $45.88
1997:
First quarter...............................................    $17.17    $14.83
Second quarter..............................................    $24.67    $14.33
Third quarter...............................................    $28.17    $21.83
Fourth quarter..............................................    $33.33    $23.17
1996:
First quarter (from February 29, 1996)......................    $17.50    $12.83
Second quarter..............................................    $15.83    $12.50
Third quarter...............................................    $16.67    $10.67
Fourth quarter..............................................    $17.83    $14.50


                                DIVIDEND POLICY

     EAI has not declared or paid any cash dividends on the EAI Common Stock since its formation and does not currently intend to declare or pay any cash dividends on the EAI Common Stock. EAI intends to retain future earnings for reinvestment in its business. Any future determination by EAI to pay cash dividends on the EAI Common Stock will be at the discretion of EAI's Board of Directors and will be dependent upon the EAI's operating results, financial condition, contractual restrictions and other factors deemed relevant by EAI's Board of Directors.

                       INFORMATION CONCERNING EAI AND SUB

     EAI specializes in developing visualization technology and products that address the productivity, communication, education and entertainment needs of its clients. EAI utilizes its core technical competencies in high speed, real time graphics, CAD/CAE/CAM interfaces, distributed databases and Internet/intranet communications to provide solutions through two product lines: product visualization software and interactive software. Utilizing its broad base of technology, in conjunction with its extensive library of computer-generated animation assets, EAI offers products that allow customers to reduce time to market, decrease product development costs and obtain realistic, high quality 3D animations at reasonable prices within a short time frame.

     EAI has entered into an Agreement and Plan of Merger with Transom Technologies, Inc., a Delaware corporation ("Transom"), dated as of July 29, 1998 and amended and restated as of August 19, 1998, pursuant to which Transom has agreed to merge with and into EAI (the "Transom Merger"). Pursuant to the Transom Merger, the stockholders and optionholders of Transom will receive an aggregate of 235,000 shares of EAI Common Stock. The Transom Merger is subject to approval by the Transom stockholders and other normal closing conditions.


     Transom is a provider of human modeling and simulation software. Transom revenues for the twelve months ended June 30, 1998 were approximately $1.8 million. EAI will account for the Transom Merger as a pooling of interests. See "Unaudited Pro Forma Condensed Combined Financial Statements."

     EAI was incorporated in 1988 in Iowa and, in December 1995, reincorporated in Delaware. EAI's executive offices are located at 2321 North Loop Drive, Ames, Iowa 50010 and its telephone number is (515) 296-9908; its Internet e-mail address is EAII@eai.com; and its World Wide Web address is www.eai.com.

     Sub was formed in July 1998 for the sole purpose of completing the transactions contemplated in the Merger Agreement. Sub engages in no other business. The mailing address of Sub's principal executive offices is c/o Engineering Animation, Inc., 2321 North Loop Drive, Ames, Iowa 50010 and its telephone number is (515) 296-9908.

                           INFORMATION CONCERNING VSA

     VSA specializes in providing Dimensional Management software technology and consulting services. Dimensional Management is an engineering methodology combined with software tools used to improve quality, reduce costs, and reduce concept to market time of complex assemblies. The VSA-GDT and VSA-3D software products and related services are used to clearly define dimensional requirements at the beginning of a product design cycle, simulate manufacturing and assembly variation, and to predict if the design, manufacturing and assembly process as specified, optimally achieves product requirements. VSA's variation simulation software provides the engineering and manufacturing team with the ability to determine the root cause of manufacturing problems related to variation during the design phase of a product, thus significantly reducing initial production start up problems.

     VSA was incorporated in 1981 with headquarters located at 300 Maple Park Blvd., St. Clair Shores Michigan. World-wide web access is at www.vsa.com.

INDUSTRY BACKGROUND

     Until the availability of 3D CAD product data, engineers would design products in 2D and assign manufacturing tolerances to each component in an assembly based on previous experience. One Dimensional (1D) hand calculations were performed in an attempt to predict if the component parts would assemble when mass produced. Typically, this approach is not accurate enough to identify build interference problems. The design is released, manufacturing attempts to build the product during "prototype" and several "no build" conditions exist, causing numerous engineering changes. Engineering changes after manufacturing and assembly tools are produced cause significant cost and timing delays. In many cases several prototype phases are required to make the product design production ready.

     Today's competitive environment does not allow for the cost and time necessary to modify a design late in the design cycle to meet manufacturing and assembly requirements. The design and manufacturing process needs to be developed simultaneously, with the goal of manufacturing the product correctly the first time.

     The recent advancements in large assembly manipulation and Digital Manufacturing provides the capability for VSA's variation simulation technology (VSA-3D and VSA-GDT) to realistically predict production build. VSA provides the ability to simulate the manufacturing and assembly variation during the early stages of design to predict the amount and causes of variation before production tools are made. Generally, there are three ways to predict if the design and process of a product will meet the requirements: build many products in a process of trial and error, make educated estimates, or perform a comprehensive simulation. Improved quality, reduced cost, and reduction in prototypes (concept to market time) are the result of implementing these tools.

PRODUCTS AND SERVICES

     VSA provides Dimensional Management Consulting services on a world-wide basis from its offices in Michigan, California, the U.K. and Germany. A significant portion of VSA's 180 consultants are located at customer sites implementing the Dimensional Management process. VSA's software is directly integrated to the four leading CAD systems, Pro Engineer, CATIA, Unigraphics, and I-DEAS. VSA's two main products include:

     VSA-GDT, a component level geometric dimensioning and tolerancing tool used to analyze the tolerancing scheme on a component part to determine if it is correct according to industry standards. VSA has a patent on the techniques used in this product.

     VSA-3D, a comprehensive variation simulation analysis tool that provides the ability to add realistic manufacturing and assembly variation to the Digital Manufacturing environment. VSA-3D statistically predicts how much variation will occur in an assembly and identifies the major contributors.

CUSTOMERS MARKETING AND SALES

     VSA customers include the world's leading automotive, aerospace, consumer products, medical equipment, heavy construction, and computer manufacturing industries. VSA's products and services are sold directly through our sales teams in the U.S. and Europe as well as through original equipment manufacturer
(OEM) agreements with our CAD partners.

EMPLOYEES

     VSA has grown from its inception to a work force of 225 employees.

MARKET FOR SHARES AND DIVIDENDS

     There is no established public trading market for the VSA Common Stock. As of the date of this Information Statement/Prospectus, there are 43 holders of record of VSA Common Stock. Following the Merger, EAI will be the sole shareholder of VSA. VSA has not declared or paid any cash or other dividends since its formation.

SECURITY OWNERSHIP

     The following table sets forth, as of August 14, 1998, the number and percentage of outstanding shares beneficially owned by each person known to VSA to own beneficially more than 5% of the outstanding shares of VSA Common Stock, by each director and named executive officer of VSA, and by all the directors and executive officers of VSA as a group.

                                                                AMOUNT AND NATURE
                                                                  OF BENEFICIAL
            NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNERSHIP(#)(1)     PERCENT(%)(2)
            ------------------------------------                -----------------    -------------
VSA COMMON STOCK
Mark Craig, President and Chief Executive Officer and
  Director..................................................         56,515              80.8%
Mark Iannuzzi, Vice President Research and Development......          2,229               3.2%
Colin Wearring, Vice President Software Development.........          1,674               2.4%
Rick Heggem, Vice President Western Division................            772               1.1%
Mitch Giulietti, Managing Director, VSA Ltd.................            308             *
All directors and officers as a group (9 persons)...........         63,063              90.1%

-------------------------
 *  Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, the persons named in the table above have sole voting and investment power with respect to all shares of VSA Common Stock shown as beneficially owned by them.

(2) Applicable percentage ownership is based on 69,970 shares of VSA Common Stock, as of August 14, 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain consolidated financial data.

                                                                  YEAR ENDED
                                                                   JUNE 30,
                                                                --------------
                                                                1998      1997
                                                                ----      ----
Net revenues................................................    100%      100%
Cost of net revenues........................................     64%       70%
Gross margin................................................     36%       30%
Sales and marketing.........................................      5%        4%
General and administrative..................................      9%        8%
Research and development....................................     19%       16%
Operating income............................................      4%        2%
Other income (expense)......................................     (1)%      (1)%
Income before income taxes..................................      3%        1%
Income taxes................................................      1%        1%
Net income..................................................      2%        0%

                                                                     YEAR ENDED JUNE 30,
                                                                ------------------------------
                                                                 1998      CHANGE       1997
                                                                 ----      ------       ----
                                                                    (DOLLARS IN THOUSANDS)
Net revenues................................................    $18,142       7%       $16,936
Cost of net revenues........................................    $11,528      (3)%      $11,855
Gross margin................................................    $ 6,614      30%       $ 5,081
Sales and marketing.........................................    $   891      21%       $   737
General and administrative..................................    $ 1,646      16%       $ 1,423
Research and development....................................    $ 3,441      30%       $ 2,638
Operating income............................................    $   636     125%       $   283
Other income (expense)......................................    $  (143)     39%       $  (103)
Income before income taxes..................................    $   493     174%       $   180
Income taxes................................................    $   217      70%       $   128
Net income..................................................    $   276     431%       $    52

Year Ended June 30, 1998 Compared to Year Ended June 30, 1997

     Net Revenues. VSA net revenues include product licenses, consulting, and product maintenance. Product license revenues are recognized upon shipment to customers. Revenues from product maintenance are recognized on a monthly basis over the 12 month period of the maintenance contract. Consulting services are recognized on a percent of contract completion basis. Net revenues increased 7% to $18.1 million in 1998 from $16.9 million in 1997. A 47% increase in software product revenue occurred during the period resulting from the release of VSA's next generation product line directly integrated with the four leading CAD products, CATIA, Unigraphics, Pro-Engineer, and I-DEAS.

     Cost of Net Revenues. The cost of net revenues decreased slightly (3%) to $11.5 million in 1998 from $11.9 million in 1997. A reduction in salary expense due to a consolidation in the engineering consulting area resulted in this reduction.

     Sales and Marketing Expenses. Sales and marketing expenses increased 21% to $ 0.9 million in 1998 from $0.7 million in 1997. The increase was attributed to an increase in marketing events associated with the release of VSA's CAD integrated products and the addition of sales personnel.

     General and Administrative Expenses. General and administrative expenses increased 16% to $1.6 million in 1998 from $1.4 million in 1997. Increased administrative costs related to expanding offices in Germany and the U.K. and the addition of personnel in the administrative group for shipment and tracking of increased product sales contributed to this increase.

     Research and Development. Research and development increased 30% to $3.4 million in 1998 from $2.6 million in 1997. VSA expanded its research and development significantly to support the integration to I-DEAS, Unigraphics, and CATIA during the period. Also, increased spending occurred in VSA's core product related to new technology in optimization and assembly methods.

LIQUIDITY AND CAPITAL RESOURCES

     VSA has financed its operations through internally generated cash flow and debt financing. Cash and cash equivalents were $147,000 and $238,000 at June 30, 1998 and 1997, respectively.

     Net cash used by operating activities for the year ended June 30, 1998 was $337,000. Net cash provided by operating activities for the year ended June 30, 1997 was $502,000.

     VSA has a demand promissory note (revolving basis) bearing interest at prime less 0.25% and secured by all assets of the company. On April 29, 1998, VSA amended its line of credit agreement with Comerica Bank to increase the total amount available under the line to $2.5 million from $2.0 million. Amounts outstanding in excess of $2.0 million are personally guaranteed by the majority shareholder. In no event will the personal guarantee exceed $0.5 million. Advances against the line amounted to $1.9 million at June 30, 1998 and $0.53 million at June 30, 1997.

     VSA has a demand promissory note bearing interest at 10% with its majority shareholder. The amount outstanding at June 30, 1998 was $0.54 million, at June 30, 1997 was $1.1 million. All interest due is paid by June 30 of each year.

MARKET RISK

     VSA does not have material exposure to qualitative and quantitative market risks.

CERTAIN TRANSACTIONS

     On July 1, 1994, Mark Craig, the President and Chief Executive and the sole director of VSA, and VSA entered into a Royalty Agreement whereby Mr. Craig assigned technology to VSA in exchange for a royalty, which consisted of a $500,000 lump sum payment and an annual royalty equal to 5% of the annual gross sales of VSA for a period of ten years. On January 1, 1996, the Royalty Agreement was amended to increase the term from ten years to 17 years and to decrease the royalty percentage from 5% to 2.5%. The Royalty Agreement was terminated by the parties effective July 1, 1997. However, if the Merger is not consummated, the Royalty Agreement will be reinstated effective July 1, 1997.

     In addition, as documented by a Loan Agreement dated June 30, 1998, Mr. Craig has loaned VSA the sum of $427,028.35 with an interest rate of 10%. This indebtedness is to be repaid as a condition precedent to the consummation of the Merger.

     Also, there is a leasing arrangement in place between VSA and VSA Leasing, LLC, which is owned by Mr. Craig and his wife. Under this arrangement, VSA Leasing has leased an aircraft to VSA under the following terms: (i) VSA pays all costs associated with maintaining the aircraft; (ii) VSA pays a flat monthly lease payment, which is equal to the depreciation costs and financing costs of the aircraft; and (iii) VSA is responsible for paying all operational costs with respect to the aircraft.

     On April 29, 1998, Mr. Craig executed and delivered a Guaranty on behalf of VSA to Comerica Bank with respect to VSA's revolving loan agreement with Comerica Bank. As a condition precedent to the consummation of the Merger, the Guaranty will be released.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     The following Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1998, and the related Unaudited Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 1998 and each of the three years in the period ended December 31, 1997, give effect to the Merger as if it had occurred on the first day of the earliest period presented. The Unaudited Pro Forma Combined Statement of Operations includes the results of the Sense8 acquisition as if it had occurred as of the beginning of 1997 and the results of the Transom acquisition as if it had occurred on October 7, 1996. The purchase of Sense8 was effective June 17, 1998. EAI signed a definitive agreement to acquire Transom on July 29, 1998 with the transaction expected to close during the third quarter of 1998. The historical EAI results include the results of Sense8 only from June 17, 1998. This pro forma information has been prepared utilizing the historical consolidated financial statements of EAI and VSA and should be read in conjunction with the historical financial statements and notes thereto, which are incorporated by reference herein for EAI and which are appearing elsewhere herein for VSA. The fiscal year ends on June 30 for VSA and March 31 for Transom; therefore, unaudited results for the six months ended June 30, 1998, the calendar years ended December 31, 1997, 1996 and 1995 for VSA and the six months ended June 30, 1998 and the calendar year ended December 31, 1997 and the period from October 7, 1996 to December 31, 1996 for Transom have been combined with Sense8's unaudited results for the period January 1, 1998 to June 16, 1998 and audited results for the year ended December 31, 1997 and EAI's unaudited results for the six months ended June 30, 1998 and audited results for the years ended December 31, 1997, 1996 and 1995. These Unaudited Pro Forma Condensed Combined Financial Statements are presented for illustrative purposed only and are not necessarily indicative of the operating results or financial position that would have occurred if the Sense8 and Transom acquisitions or the Merger had been consummated as of the beginning of the periods presented or as of the dates presented, nor are they necessarily indicative of future operating results or financial position.


     These Unaudited Pro Forma Condensed Combined Financial Statements are based on the pooling-of-interests method of accounting for the Merger and Transom acquisition and the purchase method of accounting for the Sense8 acquisition. The pro forma adjustments are described in the accompanying notes.

                              UNAUDITED PRO FORMA
                             COMBINED BALANCE SHEET
                                 JUNE 30, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   HISTORICAL
                                                ----------------    PRO FORMA    PRO FORMA   HISTORICAL    PRO FORMA    PRO FORMA
                                                  EAI      VSA     ADJUSTMENTS   COMBINED     TRANSOM     ADJUSTMENTS   COMBINED
                                                  ---      ---     -----------   ---------   ----------   -----------   ---------
ASSETS
Current assets:
  Cash and cash equivalents...................  $14,393   $  147                  $14,540      $1,594                    $16,134
  Short-term investments......................   17,280                            17,280                                 17,280
  Accounts receivable, net:
    Billed....................................   17,051    4,170                   21,221         679                     21,900
    Unbilled..................................   11,504      691                   12,195                                 12,195
  Deferred income taxes.......................      701                               701                                    701
  Prepaid expenses and other assets...........    1,917      159                    2,076          14                      2,090
                                                -------   ------                  -------      ------                    -------
      Total current assets....................   62,846    5,167                   68,013       2,287                     70,300
Property and equipment, net...................   14,571      641                   15,212         675                     15,887
Other assets:
  Note receivable.............................    1,408                             1,408                                  1,408
  Software development costs, net.............    1,384                             1,384                                  1,384
  Deferred income taxes.......................      652      111                      763                       949(a)     1,712
  Goodwill, net...............................    1,655                             1,655                                  1,655
  Other.......................................    1,624       74                    1,698          68                      1,766
                                                -------   ------                  -------      ------       -------      -------
      Total assets............................  $84,140   $5,993                  $90,133      $3,030       $   949      $94,112
                                                =======   ======                  =======      ======       =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................  $ 5,123   $  131                  $ 5,254      $   81                    $ 5,335
  Accrued compensation and other accrued
    expenses..................................    4,450    1,757      3,500(b)      9,707         180         1,500(b)    11,387
  Deferred revenue............................    1,641                             1,641         192                      1,833
  Current portion long-term debt and lease
    obligations...............................      165    1,917                    2,082          83                      2,165
  Income taxes payable........................    1,368      352                    1,720                                  1,720
                                                -------   ------     ------       -------      ------       -------      -------
      Total current liabilities...............   12,747    4,157      3,500        20,404         536         1,500       22,440
Long-term debt and lease obligations due after
  one year....................................    1,517      543                    2,060         141                      2,201
Other liabilities.............................               417                      417                                    417
Stockholders' equity..........................   69,876      876     (3,500)(b)    67,252       2,353           949(a)    69,054
                                                                     (1,143)(d)                              (1,500)(b)
                                                                      1,143(d)                               (4,853)(c)
                                                                                                              4,853(c)
                                                -------   ------     ------       -------      ------       -------      -------
      Total liabilities and stockholders'
        equity................................  $84,140   $5,993     $    0       $90,133      $3,030       $   949      $94,112
                                                =======   ======     ======       =======      ======       =======      =======

                              UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                    HISTORICAL
                                 -----------------    PRO FORMA    PRO FORMA   HISTORICAL    PRO FORMA    PRO FORMA   HISTORICAL
                                   EAI     SENSE8    ADJUSTMENTS   COMBINED       VSA       ADJUSTMENTS   COMBINED     TRANSOM
                                   ---     ------    -----------   ---------   ----------   -----------   ---------   ----------
Net revenues...................  $33,711   $   821      $(210)(e)   $34,322      $9,749                    $44,071      $1,094
Cost of revenues...............    9,612       460       (210)(e)     9,862       5,938                     15,800          10
                                 -------   -------      -----       -------      ------                    -------      ------
 Gross profit                     24,099       361          0        24,460       3,811                     28,271       1,084
Operating expenses:
Sales and marketing............    9,393       493                    9,886         430                     10,316         520
General and administrative.....    3,303     1,308         58(f)      4,669         841                      5,510         464
Research and development.......    5,067       398                    5,465       1,746                      7,211         785
Acquisition and non-recurring
 charges.......................   13,329                             13,329                                 13,329
                                 -------   -------      -----       -------      ------                    -------      ------
 Total operating expenses......   31,092     2,199         58        33,349       3,017                     36,366       1,769
                                 -------   -------      -----       -------      ------                    -------      ------
 Operating income (loss).......   (6,993)   (1,838)       (58)       (8,889)        794                     (8,095)       (685)
Other income (expense).........    1,109      (207)                     902         (83)                       819          (3)
                                 -------   -------      -----       -------      ------                    -------      ------
 Income (loss) before income
   taxes.......................   (5,884)   (2,045)       (58)       (7,987)        711                     (7,276)       (688)
Income tax expense.............    1,215                              1,215         322                      1,537
                                 -------   -------      -----       -------      ------                    -------      ------
Net income (loss) before
 minority interest.............   (7,099)   (2,045)       (58)       (9,202)        389                     (8,813)       (688)
Minority interest..............
                                 -------   -------      -----       -------      ------         --         -------      ------
 Net income (loss).............  $(7,099)  $(2,045)     $ (58)      $(9,202)     $  389         $0         $(8,813)     $ (688)
                                 =======   =======      =====       =======      ======         ==         =======      ======
Earnings (loss) per share
 Basic.........................  $ (0.71)                           $ (0.90)                               $ (0.82)
                                 =======                            =======                                =======
 Diluted.......................  $ (0.71)                           $ (0.90)                               $ (0.82)
                                 =======                            =======                                =======
Weighted average shares
 outstanding...................   10,066                             10,211                                 10,753
                                 =======                            =======                                =======
Weighted average shares
 outstanding and assumed
 conversion....................   10,066                             10,211                                 10,753
                                 =======                            =======                                =======


                                  PRO FORMA    PRO FORMA
                                 ADJUSTMENTS   COMBINED
                                 -----------   ---------
Net revenues...................     $ (75)(e)   $45,090
Cost of revenues...............       (75)(e)    15,735
                                    -----       -------
 Gross profit                           0        29,355
Operating expenses:
Sales and marketing............                  10,836
General and administrative.....                   5,974
Research and development.......                   7,996
Acquisition and non-recurring
 charges.......................                  13,329
                                    -----       -------
 Total operating expenses......                  38,135
                                    -----       -------
 Operating income (loss).......         0        (8,780)
Other income (expense).........                     816
                                    -----       -------
 Income (loss) before income
   taxes.......................         0        (7,964)
Income tax expense.............      (261)(a)     1,276
                                    -----       -------
Net income (loss) before
 minority interest.............       261        (9,240)
Minority interest..............
                                    -----       -------
 Net income (loss).............     $ 261       $(9,240)
                                    =====       =======
Earnings (loss) per share
 Basic.........................                 $ (0.84)
                                                =======
 Diluted.......................                 $ (0.84)
                                                =======
Weighted average shares
 outstanding...................                  10,988
                                                =======
Weighted average shares
 outstanding and assumed
 conversion....................                  10,988
                                                =======

                              UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   PRO FORMA    PRO FORMA   HISTORICAL    PRO FORMA    PRO FORMA   HISTORICAL
                                EAI     SENSE8    ADJUSTMENTS   COMBINED       VSA       ADJUSTMENTS   COMBINED     TRANSOM
                                ---     ------    -----------   ---------   ----------   -----------   ---------   ----------
Net revenues................  $49,717   $ 3,988     $  (115)(e) $ 53,590     $17,015                   $ 70,605     $   950
Cost of revenues............   13,332     1,095          (3)(e)   14,424      11,797                     26,221          20
                              -------   -------     -------     --------     -------                   --------     -------
 Gross profit...............   36,385     2,893        (112)      39,166       5,218                     44,384         930
Operating expenses:
Sales and marketing.........   15,406     1,911                   17,317         876                     18,193         795
General and
 administrative.............    5,478     1,366         115(f)     6,959       1,522                      8,481         842
Research and development....    7,068     1,118         (65)(e)    8,121       3,108                     11,229       1,015
Acquisition and
 non-recurring charges......    8,831                 9,080(g)    17,911                                 17,911
                              -------   -------     -------     --------     -------                   --------     -------
 Total operating expenses...   36,783     4,395       9,130       50,308       5,506                     55,814       2,652
                              -------   -------     -------     --------     -------                   --------     -------
 Operating income (loss)....     (398)   (1,502)     (9,242)     (11,142)       (288)                   (11,430)     (1,722)
Other income (expense)......    1,522      (185)                   1,337        (100)                     1,237          46
                              -------   -------     -------     --------     -------                   --------     -------
 Income (loss) before income
   taxes....................    1,124    (1,687)     (9,242)      (9,805)       (388)                   (10,193)     (1,676)
Income tax expense..........    2,772                              2,772        (175)                     2,597
                              -------   -------     -------     --------     -------                   --------     -------
Net income (loss) before
 minority interest..........   (1,648)   (1,687)     (9,242)     (12,577)       (213)                   (12,790)     (1,676)
Minority interest...........      (49)                               (49)                                   (49)
                              -------   -------     -------     --------     -------         --        --------     -------
 Net income (loss)..........  $(1,697)  $(1,687)    $(9,242)    $(12,626)    $  (213)        $0        $(12,839)    $(1,676)
                              =======   =======     =======     ========     =======         ==        ========     =======
Earnings (loss) per share
 Basic......................  $ (0.19)                          $  (1.41)                              $  (1.36)
                              =======                           ========                               ========
 Diluted....................  $ (0.19)                          $  (1.41)                              $  (1.36)
                              =======                           ========                               ========
Weighted average shares
 outstanding................    8,770                              8,928                                  9,470
                              =======                           ========                               ========
Weighted average shares
 outstanding and assumed
 conversion.................    8,770                              8,928                                  9,470
                              =======                           ========                               ========

                               PRO FORMA    PRO FORMA
                              ADJUSTMENTS   COMBINED
                              -----------   ---------
Net revenues................     $(148)(e)  $ 71,407
Cost of revenues............      (148)(e)    26,093
                                 -----      --------
 Gross profit...............         0        45,314
Operating expenses:
Sales and marketing.........                  18,988
General and
 administrative.............                   9,323
Research and development....                  12,244
Acquisition and
 non-recurring charges......                  17,911
                                 -----      --------
 Total operating expenses...                  58,466
                                 -----      --------
 Operating income (loss)....         0       (13,152)
Other income (expense)......                   1,283
                                 -----      --------
 Income (loss) before income
   taxes....................         0       (11,869)
Income tax expense..........      (637)(a)     1,960
                                 -----      --------
Net income (loss) before
 minority interest..........       637       (13,829)
Minority interest...........                     (49)
                                 -----      --------
 Net income (loss)..........     $ 637      $(13,878)
                                 =====      ========
Earnings (loss) per share
 Basic......................                $  (1.43)
                                            ========
 Diluted....................                $  (1.43)
                                            ========
Weighted average shares
 outstanding................                   9,705
                                            ========
Weighted average shares
 outstanding and assumed
 conversion.................                   9,705
                                            ========

                              UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                          HISTORICAL
                                                                        FOR THE PERIOD
                           HISTORICAL                                 OCTOBER 7, 1996 TO
                        -----------------    PRO FORMA    PRO FORMA   DECEMBER 31, 1996     PRO FORMA    PRO FORMA
                          EAI       VSA     ADJUSTMENTS   COMBINED         TRANSOM         ADJUSTMENTS   COMBINED
                          ---       ---     -----------   ---------   ------------------   -----------   ---------
Net revenues..........  $27,189   $16,887                  $44,076          $  19                         $44,095
Cost of revenues......    7,277    11,417                   18,694             13                          18,707
                        -------   -------                  -------          -----                         -------
     Gross profit.....   19,912     5,470                   25,382              6                          25,388
Operating expenses:
Sales and marketing...    9,799       850                   10,649             38                          10,687
General and
  administrative......    3,041     1,537                    4,578             39                           4,617
Research and
  development.........    3,438     2,400                    5,838             63                           5,901
Acquisition and non-
  recurring charges...
                        -------   -------                  -------          -----                         -------
  Total operating
     expenses.........   16,278     4,787                   21,065            140                          21,205
                        -------   -------                  -------          -----                         -------
  Operating income
     (loss)...........    3,634       683                    4,317           (134)                          4,183
Other income
  (expense)...........      987      (102)                     885             (1)                            884
                        -------   -------                  -------          -----                         -------
  Income (loss) before
     income taxes.....    4,621       581                    5,202           (135)                          5,067
Income tax expense....    1,744       231                    1,975                             (51)(a)      1,924
                        -------   -------                  -------          -----             ----        -------
Net income (loss)
  before minority
  interest............    2,877       350                    3,227           (135)              51          3,143
Minority interest.....     (310)                              (310)                                          (310)
                        -------   -------       --         -------          -----             ----        -------
  Net income (loss)...  $ 2,567   $   350       $0         $ 2,917          $(135)            $ 51        $ 2,833
                        =======   =======       ==         =======          =====             ====        =======
Earnings (loss) per
  share Basic.........  $  0.35                            $  0.37                                        $  0.35
                        =======                            =======                                        =======
  Diluted.............  $  0.30                            $  0.32                                        $  0.30
                        =======                            =======                                        =======
Weighted average
  shares
  outstanding.........    7,432                              7,974                                          8,209
                        =======                            =======                                        =======
Weighted average
  shares outstanding
  and assumed
  conversion..........    8,648                              9,190                                          9,425
                        =======                            =======                                        =======

                              UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                            HISTORICAL
                                                       --------------------     PRO FORMA     PRO FORMA
                                                         EAI          VSA      ADJUSTMENTS    COMBINED
                                                         ---          ---      -----------    ---------
Net revenues........................................   $12,249      $12,618                    $24,867
Cost of revenues....................................     3,100        8,361                     11,461
                                                       -------      -------                    -------
  Gross profit......................................     9,149        4,257                     13,406
Operating expenses:
Sales and marketing.................................     3,573          663                      4,236
General and administrative..........................     2,276        1,088                      3,364
Research and development............................     1,992        1,807                      3,799
Acquisition and non-recurring charges...............     2,520                                   2,520
                                                       -------      -------                    -------
       Total operating expenses.....................    10,361        3,558                     13,919
                                                       -------      -------                    -------
       Operating income (loss)......................    (1,212)         699                       (513)
Other income (expense)..............................      (158)         (40)                      (198)
                                                       -------      -------                    -------
       Income (loss) before income taxes............    (1,370)         659                       (711)
Income tax expense..................................       392                                     392
                                                       -------      -------                    -------
Net income (loss) before minority interest..........    (1,762)         659                     (1,103)
Minority interest...................................      (128)                                   (128)
                                                       -------      -------        ---         -------
       Net income (loss)............................   $(1,890)     $   659        $--         $(1,231)
                                                       =======      =======        ===         =======
Earnings (loss) per share
  Basic.............................................   $ (0.39)                                $ (0.23)
                                                       =======                                 =======
  Diluted...........................................   $ (0.39)                                $ (0.23)
                                                       =======                                 =======
Weighted average shares outstanding.................     4,805                                   5,347
                                                       =======                                 =======
Weighted average shares outstanding and assumed
  conversion........................................     4,805                                   5,347
                                                       =======                                 =======

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                    CONDENSED COMBINED FINANCIAL STATEMENTS

     (a) To reflect the income tax benefit that would be recognized if the Transom Merger had occurred at the beginning of the earliest period presented. The adjustment is based on the combined tax rate of the companies and the elimination of the valuation allowance for deferred tax assets of Transom.

     (b) To record estimated one-time merger-related charges for the Merger and Transom Merger. These expenses include outside accounting and legal fees and various other costs and filing fees. These charges will be recognized at the time the VSA and Transom mergers are consummated as required under the pooling-of-interests accounting method.

     (c) To record the exchange of Transom common stock for EAI Common Stock.

     (d) To record the exchange of VSA Common Stock for EAI Common Stock.

     (e) To eliminate intercompany revenue, expense and cost of sales.

     (f) To reflect the amortization of goodwill related to the Sense8 transaction.

     (g) To reflect the write-off of in-process technology related to the Sense8 transaction.

                RIGHTS OF EAI STOCKHOLDERS AND VSA SHAREHOLDERS

DESCRIPTION OF EAI STOCK

     The authorized capital stock of EAI consists of 60,000,000 shares of EAI Common Stock and 20,000,000 shares of preferred stock, $0.01 par value (the "EAI Preferred Stock"). As of July 30, 1998, there were 10,409,395 shares of EAI Common Stock outstanding and no shares of EAI Preferred Stock outstanding. As of July 30, 1998, there were 642 holders of record of EAI Common Stock. The EAI Common Stock is listed and traded on the NNM under the symbol "EAII."

Common Stock

     The holders of EAI Common Stock are entitled to one vote for each share held of record on all matters voted upon by stockholders and may not use cumulative voting for the election of directors. Thus, the owners of a majority of the EAI Common Stock outstanding are able to elect all of the directors. Each outstanding share of EAI Common Stock is entitled to participate equally in any distribution of net assets made to the stockholders in liquidation, dissolution or winding up of EAI and is entitled to participate equally in dividends and other distributions, if, as and when declared by the Board of Directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the EAI Common Stock. All shares of EAI Common Stock have equal rights and preferences.

EAI Preferred Stock

     Pursuant to EAI's Certificate of Incorporation, as amended (the "EAI Certificate"), EAI is authorized to issue up to 20,000,000 shares of EAI Preferred Stock, which may be issued from time to time in one or more series upon authorization by EAI's Board of Directors. EAI's Board of Directors, without further approval of the stockholders, is authorized to fix the number of shares constituting any series, dividend rights and terms, conversion rights and terms, voting rights and terms, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of the EAI Preferred Stock. The issuance of the EAI Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of the EAI Common Stock and, under certain circumstances, have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of EAI, or otherwise adversely affect the market price of the EAI Common Stock. EAI is not aware of any plans by a third party to seek control of EAI. EAI has no current plans to issue any EAI Preferred Stock.

Rights

     EAI has adopted a Stockholders Rights Plan. Under the Stockholders Rights Plan, each share of EAI Common Stock has associated with it one preferred share purchase right (a "Right"). The terms of the Rights are set forth in a Rights Agreement. Under certain circumstances described below, each Right would entitle the holders thereof to purchase one one-hundred-fiftieth of a share of Series A Junior Participating Preferred Stock of EAI for a price of $50.00 per one one-hundred-fiftieth of a share. The Rights are not currently exercisable when issued and are transferable only with the related shares of EAI Common Stock.

     The Rights would become exercisable at the specified exercise price upon the earlier to occur of (i) 10 business days after the first public announcement that any person or group (other than an Exempt Person) (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of EAI Common Stock or (ii) 10 business days (unless delayed by EAI's Board of Directors) after any person or group (other than an Exempt Person) has commenced, or announced the intention to commence, a tender or exchange offer that would, upon its consummation, result in such person or group being the beneficial owner of 15% or more of the outstanding shares of EAI Common Stock (each a "Triggering Event"). Rights will not be exercisable following the occurrence of an event described below under the caption "Flip-in" prior to the expiration of EAI's right to redeem the Rights. Rights certificates will be distributed when the Rights become exercisable. An "Exempt Person" will include EAI and certain related entities.

     Flip-in. After the Rights become exercisable (unless the Triggering Event is the commencement or the announcement of a tender or exchange offer as described in (ii) in the immediately preceding paragraph), the holders of the Rights (other than an Acquiring Person and certain transferees thereof) would be entitled to exercise the Rights to purchase that number of shares of EAI Common Stock which at the time of such acquisition would have a market value of two times the exercise price of the Rights. After the occurrence of a Flip-in event, the Rights of an Acquiring Person and such transferees will become void.

     Flip-over. In the event that, on or after the date on which an Acquiring Person has become such: (i) EAI merges into or consolidates with an Interested Stockholder or, unless all holders of the outstanding shares of EAI Common Stock are treated the same, any other person (with limited designated exceptions),
(ii) an Interested Stockholder or, unless all holders of the outstanding shares of EAI Common Stock are treated the same, any other person (with limited designated exceptions) merges into EAI or (iii) EAI sells or transfers 50% or more of its consolidated assets or earning power to an Interested Stockholder or, unless all holders of the outstanding shares of EAI Common Stock are treated the same, any other person (with limited designated exceptions), the holders of the Rights (other than Rights which have become void) would be entitled to purchase common shares of the acquirer (or a person affiliated therewith) at a 50% discount. In general, an "Interested Stockholder" will be an Acquiring Person and certain persons affiliated, associated or acting on behalf of or in concert therewith.

     Redemption of Rights. The Rights are redeemable, as a whole, at a redemption price of $0.01 per Right, subject to adjustment, at the direction of EAI's Board of Directors, at any time prior to the acquisition by a person or group of beneficial ownership of 15% or more of the outstanding shares of EAI Common Stock.

     Exchange of Shares for Rights. At any time after any person or group shall have become an Acquiring Person and before any person (other than an Exempt Person), together with its affiliates and associates, shall have become the beneficial owner of 50% or more of the outstanding shares of EAI Common Stock, EAI's Board of Directors has the right to direct the exchange of shares of EAI Common Stock for all or any part of the Rights (other than Rights that have become void) at the exchange rate of one share of EAI Common Stock per Right, subject to adjustment.

     EAI's Rights Agreement may discriminate against a prospective holder of EAI Common Stock as a result of such holder owning a substantial amount of shares and may have the effect of delaying, deferring or preventing a change in control of EAI. See "-- Comparison of Rights of EAI Stockholders and VSA Shareholders -- Stockholders Rights Plan."

DESCRIPTION OF VSA CAPITAL STOCK

     The authorized capital stock of VSA consists of 100,000 shares of VSA Common Stock, of which 69,970 shares are issued and outstanding as of the Record Date and 73,468 will be issued and outstanding as of the Effective Time.

COMPARISON OF RIGHTS OF EAI STOCKHOLDERS AND VSA SHAREHOLDERS

     EAI is incorporated under the laws of the State of Delaware and VSA is incorporated under the laws of the State of Michigan. The rights of the holders of VSA Common Stock are currently governed by the Michigan Business Corporation Act (the "MBCA"), the VSA Articles of Incorporation, as amended (the "VSA Articles"), and VSA's By-laws, as amended (the "VSA By-laws," together with the VSA Articles, the "VSA Governing Documents"). If the Merger is consummated in accordance with the terms of the Merger Agreement, VSA shareholders will become holders of EAI Common Stock and their rights as such will be governed by the General Corporation Law of the State of Delaware (the "DGCL"), the EAI Certificate and EAI's By-laws (the "EAI By-laws," together with the EAI Certificate, the "EAI Governing Documents"). In certain respects the rights of holders of EAI Common Stock differ from those of holders of VSA Common Stock. Certain of the material differences between the rights of holders of VSA Common Stock and the rights of holders of EAI Common Stock are summarized below.

     The following summary is not a complete statement of the rights of holders of EAI Common Stock under applicable Delaware laws or the EAI Governing Documents, or a comprehensive comparison with the rights of the holders of VSA Common Stock under applicable Michigan laws or the VSA Governing Documents, or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL, the MBCA, the EAI Governing Documents and the VSA Governing Documents, to which holders of VSA Common Stock are referred. For information as to how such documents may be obtained, see "Available Information."

     Advance Notice Requirements for Stockholder Proposals and Nomination of Directors. The EAI By-laws provide that stockholders seeking to bring business before or nominate directors at any annual meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder's notice must be given in writing to the Secretary of EAI not less than 120 days or more than 150 days prior to the meeting. The EAI By-laws also specify certain requirements for a stockholder's notice to be in proper written form. The MBCA, as well as the DGCL, is silent as to advance notice of shareholder proposals and director nominations and, unlike the EAI By-laws, the VSA Governing Documents do not contain a provision requiring such advance notice.

     Directors; Vacancies; Removal. The EAI By-laws provide that EAI shall have at least three directors, with the exact number fixed by the Board of Directors. The VSA By-laws provide that VSA shall have at least one and not more than five directors, with the exact number determined by resolution of the Board of Directors. The DGCL allows a board of directors to be divided into classes. EAI's Board of Directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of EAI's Board of Directors is elected each year. Like the DGCL, the MBCA also permits a board of directors to be divided into classes. The VSA Governing Documents do not, however, divide the VSA Board of Directors into classes. The DGCL and EAI Governing Documents provide that vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office. Although the MBCA provides that shareholders or the board of directors may fill vacancies on the board of directors, the VSA Governing Documents provide that vacancies are filled by appointment made by the affirmative vote of the majority of the remaining directors. The EAI Certificate provides that directors may be removed only for cause and only by the holders of at least 80% of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. Unless the articles of incorporation provide otherwise, the MBCA authorizes the removal of a director or the entire board of directors, with or without cause, by the affirmative vote of the holders of a majority of the shares of the corporation entitled to vote at an election of the directors. As the VSA Articles are silent with respect to removal of directors, VSA directors may be removed, with or without cause, according to the provisions of the MBCA.

     Vote on Certain Fundamental Transactions. The DGCL and the EAI Governing Documents require that any merger, consolidation, sale of all or substantially all of the assets, or dissolution of a corporation be approved by the affirmative vote of the holders of a majority of all outstanding shares of the corporation entitled to vote thereon, except in certain instances applying to the surviving corporation in a merger. Although the VSA Governing Documents are silent as to this issue, the MBCA mandates that a plan, merger, share exchange, sale of all or substantially all of the assets or dissolution of a corporation must be approved by the affirmative vote of the holders of a majority of all outstanding shares of capital stock of the corporation entitled to vote thereon, except in certain instances applying to the surviving corporation in a merger. Also see "-- Certain Business Combinations."

     Special Meetings of Stockholders; Quorum; Stockholder Action By Written Consent. Under the DGCL, unless otherwise authorized by a corporation's certificate of incorporation or by-laws, special stockholder meetings may only be called pursuant to a resolution adopted by a majority of the Board of Directors. The DGCL provides that a majority of the shares entitled to vote, represented in person or by proxy, constitute a quorum at a meeting of stockholders. In addition, the DGCL generally allows (unless otherwise provided in the certificate of incorporation) for stockholder actions to be taken, without a meeting, without prior notice and without a vote, if a written consent is signed by stockholders having not less than the minimum number of votes necessary to authorize or take such action, provided that a subsequent notice of the taking of corporate action by less than unanimous written consent is sent to stockholders who have not consented in writing. The EAI Governing Documents provide that special meetings of stockholders of EAI may be called only by a majority of EAI's board of directors, EAI's chairman or its president. The EAI Governing Documents provide that the stockholders of EAI may only take actions at a duly called annual or special meeting of stockholders and may not take action by written consent.

     Under the MBCA, special shareholder meetings may be called by the board of directors, or by officers, directors or shareholders as provided in the by-laws of a corporation. Unless the articles of incorporation, by-laws or other provisions of the MBCA provide otherwise, the MBCA provides that shares entitled to cast a majority of the votes, represented in person or by proxy, at a shareholder meeting constitute a quorum. The MBCA permits the articles of incorporation of a corporation to provide that shareholder actions may be taken, without a meeting, without prior notice and without a vote, if a written consent is signed by shareholders having not less than the minimum number of votes necessary to authorize or take such action, provided that a subsequent notice of the taking of such corporate action by less than unanimous written consent is given to shareholders who have not consented in writing and would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting. The VSA Governing Documents provide that special meetings of the shareholders may be called by the president or secretary at the direction of the board of directors. The VSA By-laws provide that the holders of a majority of the stock issued and outstanding and entitled to vote, represented in person or by proxy, constitute a quorum at a meeting of the shareholders. The VSA Governing Documents authorize shareholder action, without a meeting, without prior notice and without a vote, in accordance with the provisions of the MBCA.

     Issuance of Shares. The DGCL and the MBCA provide that the directors of a corporation have the authority to declare issuances of stock.

     Amendment of Certificate of Incorporation or Articles of Incorporation and By-laws. The DGCL and the EAI Governing Documents allow EAI to amend its certificate of incorporation if the EAI board of directors adopts a resolution approving such an amendment and the stockholders thereafter approve the proposed amendment, either at a special meeting or at the next annual stockholders meeting. In general, the proposed amendment must be approved at the meeting by a majority of the outstanding stock entitled to vote thereon. The EAI By-laws may be amended by a majority affirmative vote of the shares entitled to vote or a majority affirmative vote of EAI's board of directors. The MBCA allows VSA to amend the VSA Articles upon a majority affirmative vote of the outstanding shares entitled to vote. The MBCA and the VSA Governing Documents generally permit VSA's shareholders or board of directors to amend VSA's By-laws at any annual or special meeting of the shareholders upon a majority affirmative vote of the shares entitled to vote or at any regular or special meeting of the Board of Directors, upon a majority affirmative vote of VSA's board of directors.

     Liability and Indemnification of Directors and Officers. The EAI Governing Documents and the VSA Governing Documents provide that EAI and VSA shall, subject to certain limitations, indemnify their directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.
Section 102 of the DGCL and Section 209 of the MBCA permit a corporation to include in its certificate of incorporation and articles of incorporation, respectively, a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. These sections also provide, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The EAI Certificate and the VSA Articles both include provisions that eliminate, to the fullest extent permitted by law, director liability for monetary damages for breaches of fiduciary duty.

     Payment of Dividends. The DGCL allows a corporation, subject to any restrictions contained in its certificate of incorporation, to pay dividends out of its surplus or, in case there is no surplus, out of net profits for the fiscal year in which declared or out of net profits for the preceding fiscal year. The EAI Certificate permits the payment of dividends in accordance with the DGCL, but, to date, EAI has not paid any cash dividends on the EAI Common Stock. Although the VSA Governing Documents are silent on the issue, the MBCA allows a corporation, subject to any restrictions contained in its articles of incorporation, to pay dividends, unless the corporation is unable to pay its debts as they become due or the corporation's total assets would be less than its total liabilities plus the amount which would be needed to satisfy any preferential rights of shareholders upon dissolution.

     Appraisal or Dissenters' Rights. Section 262 of the DGCL and Section 762 of the MBCA provide that stockholders of corporations being acquired pursuant to a merger have the right to exercise certain "appraisal rights" or "dissenters' rights" to dissent from such corporate action and to demand payment of the fair value of their shares. Section 262 of the DGCL states that such dissenters' rights may be exercised when the stockholders receive any form of consideration for their shares other than (i) shares of stock of the surviving corporation,
(ii) shares of stock that are listed on a national securities exchange, or designated as a national market system security on an interdealer quotation system such as the NNM, or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares, or (iv) any combination thereof. Section 762 of the MBCA provides that a shareholder may exercise dissenters' rights when the shareholders receive any form of consideration for their shares in a merger other than (i) shares of stock that are listed on a national securities exchange, or designated as a national market system security on an interdealer quotation system such as the NNM or (ii) cash. Additionally, the holders of shares of stock that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system such as the NNM are not entitled to dissenters' rights in a merger. Under the DGCL and the MBCA, corporations are allowed to enlarge these statutory rights pursuant to their certificate of incorporation or articles of incorporation, respectively, but neither the EAI Certificate nor the VSA Articles has expanded upon such rights.

     Stockholder Rights Plan. EAI has adopted a Stockholder Rights Plan, pursuant to which holders of EAI Common Stock receive one Right, a preferred share purchase right, for each outstanding share of EAI Common Stock, with each Right entitling its holder to purchase one one-hundred-fiftieth of a share of Series A Junior Participating Preferred Stock of EAI for a price of $50.00 per one one-hundred-fiftieth of a share, subject to certain adjustments. The Rights become exercisable if any person or entity acquires 15% or more of the outstanding EAI Common Stock, or commences a tender or exchange offer that would cause the offeror to own 15% or more of the outstanding EAI Common Stock. Under certain circumstances involving an attempted takeover of EAI, holders of Rights would be entitled to purchase shares of EAI Common Stock or common stock of the acquiring person or entity having a value equal to two times the exercise price of the Right. The Rights are redeemable by EAI at a price of $0.01 per Right. See "Description of EAI Stock." VSA has not adopted any similar shareholder rights plan.

     Certain Business Combinations. Section 203 of the DGCL contains a "business combination" section applicable to certain Delaware corporations such as EAI that have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on the NNM, or (iii) held of record by more than 2,000 stockholders. Section 203 prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of such assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder, or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. The DGCL allows Delaware corporations to elect not to be governed by these provisions. EAI, however, has not so elected, and is subject to the business combination section of the DGCL.

     Section 780 of the MBCA provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of noninterested shareholders must approve a "business combination." A "business combination", as defined, encompasses any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the corporation. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person. The supermajority vote required by the MBCA does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (i) the purchase price to be paid for the shares of the corporation in the business combination must be at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by an interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction that resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends. The requirements of the MBCA do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the MBCA by resolution prior to the time that the interested shareholder first became an interested shareholder.

     Interested Director Transactions. The DGCL provides that contracts or transactions in which one or more of the corporation's directors or officers have an interest ("Interested Contracts or Transactions") are not void or voidable solely because of such interest or because such director was present at the directors' or stockholders' meeting where such contracts or transactions were approved, provided certain conditions are met. Interested Contracts or Transactions may be approved by a majority vote of the disinterested directors or by vote of disinterested stockholders if the material facts of the contracts or transactions and the director's interest in such contracts or transactions are fully disclosed and a vote is taken in good faith. Furthermore, Interested Contracts or Transactions may be approved if such contracts or transactions are shown to be fair and reasonable to the corporation at the time they are authorized, approved or ratified by the board of directors or stockholders and separate disinterested stockholder or disinterested director approval is not required. The MBCA has a comparable provision.

     EAI's Quotation on the NNM. EAI Common Stock is quoted on the NNM. In contrast, VSA Common Stock is not listed on a national securities exchange or quotation system. As a result, EAI's stockholders enjoy a broader and more active market for EAI Common Stock than has historically existed for VSA Common Stock.

     Preferred Stock. Pursuant to the EAI Certificate, EAI is authorized to issue up to 20,000,000 shares of EAI Preferred Stock, which may be issued from time to time in one or more series upon authorization by EAI's Board of Directors. Without further approval of the stockholders, the board of directors is authorized to fix the designation of each series, the stated value of each series, the dividend rate and other provisions respecting the payment of dividends, the preferences of the shares in each series, convertibility terms and any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the shares of each series. VSA has not authorized any preferred stock.

                                 LEGAL MATTERS

     The validity of the shares of EAI Common Stock to be issued in connection with the Merger will be passed upon for EAI by Gardner, Carton & Douglas, Chicago, Illinois.

                                  TAX OPINION

     Certain of the tax consequences of the Merger will be passed upon by Ernst & Young LLP. See "The Merger -- Certain Federal Income Tax Consequences."

                                    EXPERTS

EAI

     The consolidated financial statements of EAI at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in the Annual Report on Form 10-K, for the year ended December 31, 1997, which is incorporated by reference and made a part of this Information Statement/ Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

VSA

     The financial statements of VSA at June 30, 1998 and 1997 and for each of the years then ended have been included in the Information Statement/Prospectus, which is referred to and made a part of this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                       INDEX TO VSA FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Report of Independent Auditors..............................    F-2
Balance Sheets at June 30, 1998 and 1997....................    F-3
Statements of Operations -- Years ended June 30, 1998 and
  1997......................................................    F-4
Statement of Stockholders' Equity -- Years ended June 30,
  1998 and 1997.............................................    F-5
Statements of Cash Flows -- Years ended June 30, 1998 and
  1997......................................................    F-6
Notes to Financial Statements...............................    F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Variation Systems Analysis, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Variation Systems Analysis, Inc. and Subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Variation Systems Analysis, Inc. and subsidiaries at June 30, 1998 and 1997, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                              /s/ Ernst & Young LLP

Minneapolis, Minnesota
August 6, 1998

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                        JUNE 30,
                                                                ------------------------
                                                                   1998          1997
                                                                   ----          ----
ASSETS
Current assets:
  Cash and cash equivalents.................................    $  146,567    $  238,159
  Accounts receivable, trade................................     4,169,679     2,986,952
  Note receivable, related party............................       116,244       116,244
  Cost and estimated earnings in excess of billings on jobs
     in
     process................................................       691,414       269,660
  Prepaid expenses and other current assets.................        43,586       112,352
  Refundable federal income tax.............................            --        60,515
                                                                ----------    ----------
          Total current assets..............................     5,167,490     3,783,882
Property and equipment:
  Equipment.................................................     1,575,440     1,379,270
  Furniture and fixtures....................................       151,733       128,304
  Transportation equipment..................................        53,851        53,851
  Leasehold improvements....................................        23,044        25,571
                                                                ----------    ----------
                                                                 1,804,068     1,586,996
  Less accumulated depreciation.............................     1,163,228       956,600
                                                                ----------    ----------
Net property and equipment..................................       640,840       630,396
Other assets:
  Deferred tax asset........................................       110,500        79,500
  Other.....................................................        74,308        32,947
                                                                ----------    ----------
          Total other assets................................       184,808       112,447
                                                                ----------    ----------
          Total assets......................................    $5,993,138    $4,526,725
                                                                ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $  130,760    $  218,202
  Customer deposits.........................................        78,953       139,159
  Line of credit............................................     1,916,824       530,118
  Accrued compensation......................................     1,466,829     1,135,550
  Income taxes payable......................................       351,791       184,165
  Accrued other.............................................       211,740       126,475
                                                                ----------    ----------
          Total current liabilities.........................     4,156,897     2,333,669
Other liabilities:
  Notes payable, officer....................................       543,272     1,101,626
  Deferred revenue..........................................       416,640       272,131
                                                                ----------    ----------
          Total other liabilities...........................       959,912     1,373,757
Stockholders' equity:
  Common stock, $1.00 par value:
     Authorized -- 100,000 shares issued and outstanding --
      68,832 shares in 1998 and 69,832 in 1997..............        68,832        69,832
  Additional paid-in capital................................     1,073,770     1,114,140
  Foreign currency translation adjustments..................       (46,735)      (17,071)
  Accumulated deficit.......................................      (219,538)     (347,602)
                                                                ----------    ----------
          Total stockholders' equity........................       876,329       819,299
                                                                ----------    ----------
          Total liabilities and stockholders' equity........    $5,993,138    $4,526,725
                                                                ==========    ==========

                            See accompanying notes.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED JUNE 30,
                                                                --------------------------
                                                                   1998           1997
                                                                   ----           ----
Net sales...................................................    $18,141,799    $16,936,358
Cost of sales...............................................     11,527,833     11,855,551
                                                                -----------    -----------
Gross profit................................................      6,613,966      5,081,207
Operating expenses:
  Sales and marketing.......................................        890,695        736,824
  General and administrative................................      1,646,074      1,423,102
  Research and development..................................      3,441,556      2,637,911
                                                                -----------    -----------
                                                                  5,978,325      4,797,837
                                                                -----------    -----------
Income from operations......................................        635,641        283,370
Other expenses..............................................       (142,986)      (103,278)
                                                                -----------    -----------
Income before income taxes..................................        492,655        180,092
Income taxes................................................        216,776        127,916
                                                                -----------    -----------
Net income..................................................    $   275,879    $    52,176
                                                                ===========    ===========

                            See accompanying notes.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       YEARS ENDED JUNE 30, 1998 AND 1997

                                                      ADDITIONAL
                                           COMMON      PAID-IN      TRANSLATION    ACCUMULATED
                                            STOCK      CAPITAL      ADJUSTMENT       DEFICIT        TOTAL
                                           ------     ----------    -----------    -----------      -----
Balance at July 1, 1996................    $70,932    $1,240,643     $(14,120)      $(327,147)    $ 970,308
Net income for 1997....................         --            --                       52,176        52,176
Foreign currency translation loss......         --            --       (2,951)             --        (2,951)
Shares redeemed........................     (1,100)     (126,503)          --         (72,631)     (200,234)
                                           -------    ----------     --------       ---------     ---------
Balance at June 30, 1997...............     69,832     1,114,140      (17,071)       (347,602)      819,299
Net income.............................         --            --           --         275,879       275,879
Foreign currency translation loss......         --            --      (29,664)             --       (29,664)
Shares issued in lieu of cash
  compensation.........................        674       126,732           --              --       127,406
Shares redeemed........................     (1,674)     (167,102)          --        (147,815)     (316,591)
                                           -------    ----------     --------       ---------     ---------
Balance at June 30, 1998...............    $68,832    $1,073,770     $(46,735)      $(219,538)    $ 876,329
                                           =======    ==========     ========       =========     =========

                            See accompanying notes.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED JUNE 30,
                                                                ------------------------
                                                                   1998          1997
                                                                   ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................    $   275,879    $  52,176
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Depreciation and amortization..........................        229,076      175,481
     Gain on sale of fixed assets...........................          7,690           --
     Change in assets and liabilities:
       (Increase) decrease in accounts receivable...........     (1,187,669)     439,127
       (Increase) decrease in costs in excess of billings...       (423,060)      94,286
       (Increase) decrease in prepaid expenses and other
        current assets......................................         68,766      (24,307)
       (Increase) in other assets...........................        (45,633)     (14,872)
       Increase (decrease) in accounts payable..............        (87,442)      35,959
       Increase (decrease) in customer deposits.............        (60,206)          --
       Increase (decrease) in accrued expenses..............        543,613     (224,332)
       Increase (decrease) in income taxes payable..........        228,141     (122,472)
       Increase in deferred taxes...........................        (31,000)     (26,000)
       (Increase) in deferred revenue.......................        144,509      117,084
                                                                -----------    ---------
Net cash provided (used) by operating activities............       (337,336)     502,130
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment..........................       (242,938)    (321,846)
                                                                -----------    ---------
Net cash used in investing activities.......................       (242,938)    (321,846)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit................................      1,386,706      530,118
Payments on officer note....................................       (558,354)    (646,870)
Stock redemptions...........................................       (316,591)    (200,233)
Payments on loan to related party...........................             --       30,000
                                                                -----------    ---------
Net cash provided (used) by financing activities............        511,761     (286,985)
                                                                -----------    ---------
Net decrease in cash and cash equivalents...................        (68,513)    (106,701)
Effect of exchange rates on cash............................        (23,079)     (29,554)
Cash and cash equivalents at beginning of period............        238,159      374,404
                                                                -----------    ---------
Cash and cash equivalents at end of period..................    $   146,567    $ 238,159
                                                                ===========    =========

                            See accompanying notes.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Variation Systems Analysis, Inc. and subsidiaries (the "Company") provides and sells dimensional management software technology and consulting services to improve quality, reduce costs and reduce concept to market time of complex assemblies.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Variation Systems Analysis, Inc. and its foreign subsidiaries, Variation Systems Analysis, Ltd. and Variation Systems Analysis GMBH. All significant intercompany transactions and accounts have been eliminated in consolidation.

     Variation Systems Analysis, Inc. owns 95% of Variation Systems Analysis GMBH. The minority interest in this subsidiary is accounted for as a liability in these financial statements. However inasmuch as the losses exceed the minority interest capital (all contributed by VSA), these statements reflect 100% of the activity for the period of operations of this subsidiary included in these financial statements.

USE OF ESTIMATES

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount of cash equivalents approximates fair value.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to credit risk consist principally of temporary cash investments and trade accounts receivables.

     Concentrations of credit risk with respect to trade receivables exist due to the small number of customers comprising the Company's customer base and their concentration in similar industries and geographic areas. As of June 30, 1998 and 1997, the Company had the following concentrations at risk:

                                                                1998       1997
                                                                ----       ----
Largest exposure to one customer............................    28.0%      45.1%
Exposure to five largest customers..........................    69.6%      66.9%

REVENUE RECOGNITION

     Revenue from sales of software products is recognized upon delivery of the software product to the customer and satisfaction of significant related obligations, if any. Revenue from consulting and product maintenance contracts is deferred and recognized ratably over the period the services are provided.

     Revenue is recognized based upon labor and other costs incurred and progress to completion on contracts. Costs and estimated earnings in excess of billings on jobs in process represent revenue earned but not yet billable based on terms of the contract. Billings are made based on milestones or as otherwise provided for in the contracts.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed on the straight line method and accelerated methods over the estimated useful lives as indicated below:

Equipment...................................................    5-10 years
Furniture and fixtures......................................    7-10 years
Transportation equipment....................................    3-5 years
Leasehold improvements......................................    5-10 years

FOREIGN CURRENCY TRANSLATION

     The functional currencies of the Company's foreign subsidiaries are considered to be the respective subsidiary's local currency. The effect of the cumulative translation has been disclosed as a separate component of shareholder's equity in the Company's financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments generally consist of cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The carrying amounts of financial instruments approximated their fair value at June 30, 1998 and 1997.

INCOME TAXES

     The Company accounts for income taxes using the liability method. Under this method, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred taxes are recorded based on enacted tax laws and tax rates. Changes in enacted tax rates will be reflected in the tax provision as they occur.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the FASB issued No. 130, "Reporting Comprehensive Income." Statement No. 130 is effective for fiscal years beginning after December 15, 1997. Statement No. 130 establishes standards for the reporting of comprehensive income in a full set of general purpose financial statements. Management believes the adoption of Statement No. 130 will not have a material effect on the Company's financial statements.

     Also in June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." Statement No. 131 is effective for years beginning after December 15, 1997. Statement No. 131 establishes standards for disclosures about operating segments, products and services, geographic areas and major customers. Management believes the adoption of Statement No. 131 will not have a material effect on the Company's financial statements.

     In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition." This Statement establishes revenue recognition requirements for companies that sell software for fiscal years beginning after December 15, 1997. Management is currently evaluating the impact of SOP 97-2 and has not determined the result, if any, on the Company's financial position, results of operations or cash flows.

2. LINE OF CREDIT

     The Company has a promissory note (revolving basis) with a local financial institution with a maximum limit of $2,500,000, bearing interest at prime less 1/4%. Advances against this credit facility amounted to

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

2. LINE OF CREDIT -- (CONTINUED)
$1,916,824 and $530,118 at June 30, 1998 and 1997, respectively. Amounts outstanding in excess of $2,000,000 are personally guaranteed by the majority shareholder. The promissory note is due on demand and is secured by all of the Company's assets.

3. NOTE RECEIVABLE, RELATED PARTY

     The Company has a note receivable dated September 1994 from a related company with 7 1/2% annual interest, payable on a monthly basis. Balance of the note receivable was $116,244 as of June 30, 1998 and 1997. The note is payable on demand.

4. PROVISION FOR TAXES

     The components of income tax expense for the years ended June 30 are as follows:

                                                               1998        1997
                                                               ----        ----
Current tax expense:
  Federal................................................    $161,816    $ 63,412
  State..................................................      20,537      15,504
  Foreign................................................      65,423      75,000
                                                             --------    --------
                                                              247,776     153,916
Deferred.................................................     (31,000)    (26,000)
                                                             --------    --------
                                                             $216,776    $127,916
                                                             ========    ========

     A reconciliation of income tax computed at the U.S. statutory rate to the effective income tax rate is as follows:

                                                               1998        1997
                                                               ----        ----
Tax at U.S. statutory rate...............................    $167,503    $ 61,231
State income taxes, net of federal benefit...............      13,554      10,233
Benefit of foreign losses not recognized.................      14,838      50,227
Other....................................................      20,881       6,225
                                                             --------    --------
                                                             $216,776    $127,916
                                                             ========    ========

     Total deferred tax assets at June 30, 1998 and 1997 are $110,500 and $79,500, respectively. The principal source of the deferred tax assets are differences between book and tax depreciation methods.

     The Company made income tax payments of $159,722 and $297,594, respectively, for the years ended June 30, 1998 and 1997.

5. LEASE AGREEMENT

     The Company leases office space at their corporate headquarters in St. Clair Shores, Michigan. The Company entered into an operating lease in 1996 for three years that requires the Company to pay monthly rent of $13,988 plus taxes, insurance, maintenance and utilities. The Company also has operating leases for additional office space and equipment, with various lease terms expiring through 2002.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

5. LEASE AGREEMENT -- (CONTINUED)
     Future minimum lease payments at June 30, 1998 are as follows:

1999........................................................    $357,277
2000........................................................     191,151
2001........................................................      91,900
2002........................................................      58,025
                                                                --------
                                                                $698,353
                                                                ========

     Total rent expense (exclusive of taxes, insurance, maintenance and utilities) for the years ended June 30, 1998 and 1997 was $274,415 and $226,917, respectively.

6. STOCK PURCHASE PLAN

     Upon achieving predetermined goals and profits all eligible employees, those with one or more years of service will receive incentive letters redeemable at the Company's year end for the Company's stock. For the years ended June 30, 1998 and 1997, shares will be distributed to employees comprising a dollar equivalent stock bonus of $175,000 and $189,913, respectively on a pre-tax basis. The shares to be issued will be equivalent to the net after tax pay.

7. EMPLOYEE STOCK OWNERSHIP PLAN

     On July 1, 1991, the Company adopted an employee stock ownership plan
(ESOP) covering all full-time employees who have met certain service requirements. The plan provides for discretionary contributions by the Company as determined annually by the Board of Directors, up to the maximum amount permitted under the Internal Revenue Code.

     The Company made no discretionary contributions to the ESOP for the years ended June 30, 1998 and 1997, respectively.

8. NOTE PAYABLE, OFFICER

     The Company has outstanding a demand note due to its officer with a balance of $543,272 and $1,101,626 at June 30, 1998 and 1997, respectively. The note carries an interest rate of 10%.

9. SUBSEQUENT EVENT

     In July 1998, the Company entered into a merger agreement with Engineering Animation, Inc. ("EAI"). The merger agreement calls for the Company's shareholders to receive shares of EAI common stock valued at $26 million.

                                                                      APPENDIX A

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          ENGINEERING ANIMATION, INC.,

                               EAI VICTORY, INC.

                                      AND

                        VARIATION SYSTEMS ANALYSIS, INC.

                          ---------------------------


                          DATED AS OF AUGUST 19, 1998

                          ---------------------------

                               TABLE OF CONTENTS

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER


ARTICLE I. THE MERGER...............................................       A-1
1.1.    The Merger..................................................       A-1
1.2.    Closing.....................................................       A-1
1.3.    Effective Time..............................................       A-1
1.4.    Effects of the Merger.......................................       A-1
1.5.    Articles of Incorporation and By-Laws.......................       A-2
1.6.    Directors and Officers......................................       A-2
1.7.    Tax and Accounting Consequences.............................       A-2
ARTICLE II. CONVERSION AND EXCHANGE OF SHARES.......................       A-2
2.1.    Definitions.................................................       A-2
2.2.    Total Merger Consideration..................................       A-2
2.3.    Conversion of Sub Stock.....................................       A-2
2.4.    Conversion of VSA Stock.....................................       A-2
2.5.    Exchange of Shares..........................................       A-3
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF VSA..................       A-4
3.1.    Corporate Organization......................................       A-4
3.2.    Capitalization..............................................       A-4
3.3.    Authority; No Violation.....................................       A-4
3.4.    Consents and Approvals......................................       A-5
3.5.    Reports.....................................................       A-5
3.6.    Compliance with Applicable Law..............................       A-5
3.7.    Financial Statements........................................       A-5
3.8.    Absence of Certain Changes or Events........................       A-5
3.9.    Legal Proceedings and Restrictions..........................       A-6
3.10.   Taxes and Tax Returns.......................................       A-6
3.11.   Employee Benefits...........................................       A-8
3.12.   ESOP........................................................       A-9
3.13.   Employment and Labor Relations..............................       A-9
3.14.   Contracts...................................................       A-9
3.15.   Undisclosed Liabilities.....................................      A-10
3.16.   Environmental Liability.....................................      A-10
3.17.   Tangible Assets.............................................      A-11
3.18.   Real Property...............................................      A-11
3.19.   Intellectual Property.......................................      A-11
3.20.   Notes and Accounts Receivable...............................      A-12
3.21.   Bank Accounts and Powers of Attorney........................      A-12

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

3.22.   Guaranties..................................................      A-12
3.23.   Insurance...................................................      A-12
3.24.   Service Contracts and Warranties............................      A-12
3.25.   Certain Relationships.......................................      A-12
3.26.   S-4 Information.............................................      A-13
3.27.   Broker's Fees...............................................      A-13
3.28.   Certain Customer Relationships..............................      A-13
3.29.   Disclosure..................................................      A-13
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF EAI...................      A-13
4.1.    Corporate Organization......................................      A-13
4.2.    Capitalization..............................................      A-13
4.3.    Authority; No Violation.....................................      A-13
4.4.    Consents and Approvals......................................      A-14
4.5.    SEC Reports.................................................      A-14
4.6.    S-4 Information.............................................      A-14
4.7.    Ownership of Sub; No Prior Activities.......................      A-14
4.8.    Broker's Fee................................................      A-15
4.9.    Absence of Certain Changes or Events........................      A-15
4.10.   Legal Proceedings and Restrictions..........................      A-15
4.11.   Compliance With Applicable Law..............................      A-15
4.12.   Intellectual Property.......................................      A-15
4.13.   Disclosure..................................................      A-15
ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS................      A-15
5.1.    Conduct of Business Prior to the Effective Time.............      A-15
5.2.    VSA Forbearances............................................      A-16
5.3.    EAI Forbearances............................................      A-16
ARTICLE VI. ADDITIONAL AGREEMENTS...................................      A-17
6.1.    Regulatory and Other Matters................................      A-17
6.2.    Access to Information.......................................      A-17
6.3.    Stockholders' Approval......................................      A-17
6.4.    NNM Listing.................................................      A-17
6.5.    Affiliates..................................................      A-17
6.6.    Additional Agreements.......................................      A-17
6.7.    Advice of Changes...........................................      A-18
6.8.    Takeover Proposals..........................................      A-18
6.9.    Tax Matters.................................................      A-18
6.10.   ESOP Committee..............................................      A-19
6.11.   Termination of ESOP.........................................      A-19
6.12.   Tax Matters.................................................      A-19
6.13.   Intellectual Property Assignment............................      A-19

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

6.14.   Employment Agreement........................................      A-19
6.15.   Form 8-K....................................................      A-19
6.16.   Indemnification.............................................      A-19
ARTICLE VII. CONDITIONS PRECEDENT...................................      A-20
        Conditions to Each Party's Obligation To Effect the
7.1.    Merger......................................................      A-20
7.2.    Conditions to Obligations of EAI and Sub....................      A-20
7.3.    Conditions to Obligations of VSA............................      A-21
ARTICLE VIII. TERMINATION AND AMENDMENT.............................      A-21
8.1.    Termination.................................................      A-21
8.2.    Effect of Termination.......................................      A-22
8.3.    Amendment; Extension; Waiver................................      A-22
ARTICLE IX. INDEMNIFICATION.........................................      A-23
9.1.    Indemnification by Stockholder..............................      A-23
9.2.    Claims......................................................      A-23
9.3.    Notice of Third-Party; Assumption of Defense................      A-23
9.4.    Settlement or Compromise....................................      A-23
9.5.    Failure of Indemnifying Person to Act.......................      A-24
9.6.    Limitations on Stockholders Indemnity.......................      A-24
ARTICLE X. GENERAL PROVISIONS.......................................      A-24
10.1.   Expenses....................................................      A-24
10.2.   Notices.....................................................      A-24
10.3.   Interpretation..............................................      A-25
10.4.   Counterparts; Facsimile.....................................      A-25
10.5.   Entire Agreement............................................      A-25
10.6.   Governing Law...............................................      A-25
10.7.   Survival....................................................      A-25
10.8.   Severability................................................      A-26
10.9.   Publicity...................................................      A-26
10.10.  Assignment; Third Party Beneficiaries.......................      A-26
10.11.  Knowledge and Awareness.....................................      A-26
10.12.  Construction................................................      A-26
10.13.  Pooling of Interests Accounting; Tax Free Reorganization....      A-26

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of August 19, 1998 (the "Agreement"), by and among ENGINEERING ANIMATION, INC., a Delaware corporation ("EAI"), EAI VICTORY, INC., a Michigan corporation and a wholly owned subsidiary of EAI ("Sub") and VARIATION SYSTEMS ANALYSIS, INC., a Michigan corporation ("VSA").


     WHEREAS, the Boards of Directors of EAI and VSA have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination provided for in this Agreement in which Sub, subject to the terms and conditions set forth herein, shall merge with and into VSA (the "Merger") and as a result, VSA shall become a wholly owned subsidiary of EAI.

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to establish certain conditions to the Merger.

     WHEREAS, the Stockholder (as defined in Article IX) is the majority stockholder of VSA.


     WHEREAS, as of July 29, 1998, EAI, Sub and VSA entered into an Agreement and Plan of Merger (the "Original Agreement"), and the parties amended and restated the Original Agreement in its entirety pursuant to an Amended and Restated Agreement and Plan of Merger dated as of August 5, 1998 the "Amended Agreement").



     WHEREAS, the parties desire to amend and restate the Amended Agreement in its entirety in the manner provided herein.



     WHEREAS, the Disclosure Schedule delivered by VSA in connection with the Amended shall be deemed to by the Disclosure Schedule delivered by VSA in connection with this Agreement.


     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Michigan Business Corporation Act (the "MBCA"), at the Effective Time (as hereinafter defined), Sub shall merge with and into VSA. VSA shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), and shall continue its corporate existence under the laws of the State of Michigan under the name of "Variation Systems Analysis, Inc.". Upon consummation of the Merger, the separate corporate existence of Sub shall terminate.

     1.2. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m., at the offices of Gardner, Carton & Douglas, 321 North Clark Street, Chicago, Illinois, as soon as practical, but in any event not later than five business days after the satisfaction or waiver of the latest to occur of the conditions set forth in
Article VII, unless extended by mutual agreement of the parties (the actual date of the Closing is referred to herein as the "Closing Date"). The parties anticipate that the Closing shall occur on or before September 30, 1998.

     1.3. Effective Time. Subject to the terms and conditions of this Agreement, the Merger shall become effective as set forth in the certificate of merger in a form mutually agreeable to the parties hereto (the "Certificate of Merger"), which shall be filed with the Secretary of State of the State of Michigan (the "Michigan Secretary") in accordance with the provisions of the MBCA on or, if the parties agree, before the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

     1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the MBCA.

     1.5. Articles of Incorporation and By-Laws. Subject to the terms and conditions of this Agreement, at the Effective Time, the Articles of Incorporation and By-Laws of VSA shall be amended and restated in the forms attached as Exhibit F and Exhibit G, respectively, and be the Amended and Restated Articles of Incorporation and Amended and Restated By-Laws of the Surviving Corporation, until thereafter amended in accordance with applicable law.

     1.6. Directors and Officers. The directors and officers of Sub immediately prior to the Effective Time shall continue as the directors and officers of the Surviving Corporation, unless and until thereafter changed in accordance with the provisions of the MBCA and the Surviving Corporation's Articles of Incorporation and By-Laws.

     1.7. Tax and Accounting Consequences. EAI and VSA intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code. EAI and VSA also intend that the Merger be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board.

                                  ARTICLE II.

                       CONVERSION AND EXCHANGE OF SHARES

     2.1. Definitions. The following terms shall have the following respective meanings for purposes of this Agreement:

     (a) "EAI Common Stock" shall mean each share of the Common Stock, $.01 par value per share, of EAI.


     (b) "EAI Stock Value" shall mean $48.00 per share of EAI Common Stock.


     (c) "Sub Stock" shall mean each share of the common stock, no par value per share, of Sub.

     (d) "VSA Certificate" shall mean each certificate representing any shares of VSA Stock outstanding immediately prior to the Effective Time.

     (e) "VSA Stock" shall mean each share of the common stock, $1.00 par value per share, of VSA, including the common stock of VSA being held pursuant to VSA's Employee Stock Ownership Plan.

     2.2. Total Merger Consideration. The total consideration payable as provided herein to holders of VSA Stock upon consummation of the Merger shall be equal to that amount of EAI Common Stock having an aggregate EAI Stock Value equal to Twenty Six Million and 00/00 U.S. Dollars (U.S. $26,000,000).

     2.3. Conversion of Sub Stock. At the Effective Time, each share of Sub Common Stock issued and outstanding immediately prior thereto shall be converted into one share of common stock, $1.00 par value per share, of the Surviving Corporation.

     2.4. Conversion of VSA Stock. At the Effective Time, by virtue of the Merger and without any action on the part of EAI, Sub, VSA or any stockholder of VSA (the "VSA Stock Conversion"):

     (a) Each share of the VSA Stock issued and outstanding immediately prior to the Effective Time (including, but not limited to, the Bonus Shares (as defined in Section 2.5(d) below)), other than Dissenter's Shares (as defined below), shall be converted into the right to receive shares of EAI Common Stock at the Exchange Ratio. The "Exchange Ratio" shall be determined as follows: each share of VSA Stock shall be exchanged for that number of shares of EAI Common Stock equal to the quotient, carried to six decimal places, of (x) the number obtained by dividing (i) $26,000,000 by (ii) the total of the number of shares of VSA Stock outstanding immediately prior to the Effective Time, divided by (y) the EAI Stock Value. If, prior to the Effective Time, the outstanding shares of EAI Common Stock or VSA Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

     (b) No fractional shares of EAI Common Stock shall be issued, and in lieu thereof, EAI shall pay to each former stockholder of VSA who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the EAI Stock Value by (ii) the fraction of a share (rounded to six decimal places when expressed as an Arabic number) of EAI Common Stock to which such holder would otherwise be entitled to receive pursuant to this
Section 2.4.

     (c) All of the shares of VSA Stock to be converted into EAI Common Stock pursuant to this Article shall no longer be outstanding and shall automatically be canceled and cease to exist at the Effective Time, and each VSA Certificate shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of EAI Common Stock and (ii) cash in lieu of fractional shares into which the shares of VSA Stock represented by such VSA Certificate have been converted.

     (d) Subject to the terms and conditions of this Agreement, shares of VSA Stock with respect to which dissenters rights have been properly demanded in accordance with the MBCA ("Dissenters' Shares") shall not be converted into EAI Common Stock at the Effective Time, but shall be converted into the right to receive from EAI such consideration as is determined to be due and payable with respect to such Dissenters' Shares pursuant to the provisions of the MBCA. VSA shall give EAI (i) prompt notice of any written demands for appraisals, withdrawals or demands for appraisal and any other instruments in respect thereof received by VSA and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. VSA shall not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of EAI, settle or offer to settle any such demands.

     (e) At the Effective Time, all shares of VSA Stock that are owned by VSA as treasury stock and all shares of VSA Stock that are owned, directly or indirectly, by VSA or EAI or any wholly owned subsidiary of EAI shall be canceled and shall cease to exist, and no stock of EAI or other consideration shall be delivered in exchange therefor. All shares of EAI Common Stock that are owned by VSA shall become treasury stock of EAI.

     (f) After the Effective Time, there shall be no transfers on VSA's stock transfer books of shares of VSA Stock.

     2.5 Exchange of Shares. (a) At or any time after the Closing, each stockholder of VSA shall have the right to deliver to EAI a properly completed letter of transmittal in form reasonably satisfactory to EAI (the "Transmittal Letter") and VSA Certificates representing all of the issued and outstanding shares of VSA Stock owned by such stockholder, other than shares which are Dissenter's Shares, duly endorsed for transfer or accompanied by duly executed stock powers, free and clear of all options, liens, claims, charges, restrictions and other encumbrances of any nature or kind whatsoever, other than federal and state securities law restrictions. Upon proper surrender of a VSA Certificate for exchange and cancellation to EAI, and in accordance with and subject to the other provisions of this Agreement and the Transmittal Letter, the holder of such VSA Certificate shall receive in exchange therefor (i) a certificate representing that number of whole shares of EAI Common Stock to which such holder of VSA Stock shall have become entitled, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive. The VSA Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any cash in lieu of fractional shares payable to holders of VSA Certificates.

     (b) If any certificate representing shares of EAI Common Stock is to be issued in a name other than that in which the VSA Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the VSA Certificate shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to EAI in advance any transfer or other taxes required by reason thereof, or shall establish to the satisfaction of EAI that such tax has been paid or is not payable.

     (c) In the event any VSA Certificate shall have been lost, stolen or destroyed, the person so claiming shall make an affidavit of that fact and indemnify EAI against any claim that may be made against it with respect to such VSA Certificate. Thereafter, EAI shall issue in exchange for such lost, stolen or destroyed VSA Certificate the shares of EAI Common Stock and any cash in lieu of a fractional share deliverable in respect thereof pursuant to this Agreement.

     (d) At the Effective Time, all outstanding warrants, options, phantom stock, convertible securities or any other rights to acquire shares of the capital stock of VSA, if any such rights exist, shall be canceled and extinguished without any conversion thereof or any payment with respect thereto. Notwithstanding the foregoing, however, immediately prior to the Effective Time, VSA shall be entitled to issue 3,498 shares of VSA Stock pursuant to certain stock bonus agreements, which shares shall then be subject to conversion and exchange as provided in Section 2.4 and 2.5 hereof (the "Bonus Shares").

                                  ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF VSA

     Except as disclosed by VSA in the disclosure schedule delivered pursuant to this Agreement (the "Disclosure Schedule"), VSA represents and warrants to EAI and Sub as follows:

     3.1. Corporate Organization. (a) VSA and the entities listed in Section 3.1(b) of the Disclosure Schedule that are designated as subsidiaries in such Section ("Subsidiaries") are each a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, which is set forth in Section 3.1(b) of the Disclosure Schedule. VSA and each subsidiary have the corporate power and authority to own or lease all of their respective properties and assets and to carry on their respective business as it is now being conducted, and is duly licensed or qualified to do business and are in good standing in each jurisdiction in which the nature of the business conducted by them or the character or location of the properties and assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, properties, operations or financial condition (a "Material Adverse Effect") of VSA and its Subsidiaries, taken as a whole. Correct and complete copies of the Articles of Incorporation and By-Laws of VSA and the charter documents and By-Laws of each Subsidiary, as in effect on the date of this Agreement, have been made available to EAI by VSA. For purposes of this Article III and Article VI, each reference to VSA shall also include each Subsidiary, unless the context requires otherwise.

     (b) Except as set forth in Section 3.1(b) of the Disclosure Schedule, VSA does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, limited liability company, joint venture or other non-corporate business.

     3.2. Capitalization. The authorized capital stock of VSA consists of 100,000 shares of common stock, $1.00 par value per share, of which 69,970 shares are issued and outstanding as of the date hereof and 73,468 shares will be issued and outstanding as of the Effective Time. No shares of VSA Stock are held in VSA's treasury and no shares of VSA Stock are reserved for issuance other than the Bonus Shares. All of the issued and outstanding shares of VSA Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Other than the Bonus Shares and the ESOP (as defined in Section 3.12), VSA does not have and is not bound by any outstanding subscriptions, options, convertible securities, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock.

     3.3. Authority; No Violation. (a) VSA has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of VSA. Except for the adoption of this Agreement by the requisite vote of holders of the issued and outstanding shares of VSA Stock, no other corporate proceedings on the part of VSA are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by VSA and Stockholder and constitutes a valid and binding obligation of VSA and Stockholder, enforceable against VSA and Stockholder in accordance with its terms.

     (b) The execution and delivery of this Agreement by VSA, the consummation by VSA of the transactions contemplated hereby, and the compliance by VSA with the terms or provisions hereof, shall not (i) violate any provision of the Articles of Incorporation or By-Laws of VSA, (ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to VSA or any of its properties or assets, or (iii) violate, conflict with, breach any provision of or result in the loss of any benefit or the increase in the amount of any liability or obligation under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any liens, pledges, charges, encumbrances or security interests of any nature or kind (collectively, "Liens") upon any of the properties or assets of VSA under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which VSA is a party, or by which it or any of its properties or assets may be bound or affected, which, in any such case, would have a Material Adverse Effect on VSA.

     3.4. Consents and Approvals. Except for (i) the filing of Certificate of Merger with the Michigan Secretary pursuant to the MBCA, (ii) the approval of this Agreement by the requisite vote of the holders of VSA Stock, and (iii) the filing with the Securities and Exchange Commission (the "SEC") and declaration of effectiveness of a Registration Statement on Form S-4 (the "S-4"), no consent, approval or authorization of, or withholding of objection on the part of, or filing, registration or qualification with, or notice to (collectively, the "Consents") any court, administrative agency, commission or other governmental authority or instrumentality, whether Federal, state, local or foreign (each a "Governmental Authority"), or with any third party are necessary in connection with the execution and delivery by VSA of this Agreement and the consummation by VSA of the Merger and the other transactions contemplated by this Agreement, except where the failure to obtain the same would not have a Material Adverse Effect on VSA.

     3.5. Reports. Except in each case where failure to do so would not have a Material Adverse Effect on VSA, VSA has timely filed all reports, registrations and statements required to be filed since January 1, 1995 with any Governmental Authority and has paid all fees and assessments due and payable in connection therewith. No Governmental Authority has initiated any proceeding or, to the best knowledge of VSA, investigation into the business or operations of VSA.

     3.6. Compliance with Applicable Law. VSA holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business except where failure to hold the same would not have a Material Adverse Effect on VSA. VSA has complied with and is not in default under any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction of any Governmental Authority applicable to VSA, except where the failure to be in compliance would not have a Material Adverse Effect on VSA.

     3.7. Financial Statements. VSA has previously provided EAI with correct and complete copies of the unaudited balance sheets of VSA as of June 30, 1995, 1996, 1997 and 1998 and the related unaudited statements of income and retained earnings and cash flows for the fiscal years ended June 30, 1995, 1996, 1997 and 1998 (collectively, the "VSA Financial Statements"). The VSA Financial Statements fairly present in all material respects the financial position of VSA as of the dates thereof, and the results of operations and cash flows of VSA for the respective fiscal periods or as of the respective dates thereof. Each of the VSA Financial Statements, including the notes thereto, has been, or shall be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except that the same are not audited and do not contain any required footnotes.

     3.8. Absence of Certain Changes or Events. (a) Since June 30, 1998, (i) VSA has not incurred any material liability that is not disclosed in the VSA Financial Statements, (ii) no event has occurred which, individually or in the aggregate, would have a Material Adverse Effect on VSA, and (iii) VSA has carried on its business in the ordinary and usual course.

     (b) Since June 30, 1998, VSA has not (i) increased in any material respect the salaries, wages, or other compensation, or pensions, fringe benefits or other perquisites payable to any director, executive officer or other management employee or to any non-management employee (except to the extent customary and consistent with past practice), or (ii) granted any severance or termination pay, or (iii) paid or accrued any bonuses or commissions (except to the extent customary and consistent with past practice), or (iv) suffered any strike, work stoppage, slowdown, or other labor disturbance which would, either individually or in the aggregate, result in a Material Adverse Effect on VSA.

     3.9. Legal Proceedings and Restrictions. (a) There are no actions, suits, proceedings or, claims pending, or to the knowledge of VSA, threatened against or affecting VSA at law or in equity or before any Governmental Authority.

     (b) There is no judgment, order, writ, decree, injunction or regulatory restriction imposed upon VSA or its assets which has not been satisfied and which could reasonably be expected to have, a Material Adverse Effect on VSA.

     3.10. Taxes and Tax Returns.

          (a) (i) VSA (which term for purposes of this Section 3.10 shall include any former subsidiaries of VSA for periods during which they were owned) has filed correct and complete Returns in respect of Taxes required to be filed; all Taxes shown on such Returns or otherwise known by VSA to be due or payable by VSA have been paid; no adjustment relating to any such Return has been proposed in writing by any Governmental Authority, except proposed adjustments that have been resolved prior to the date hereof; and there are no outstanding summons, subpoenas or written requests for information with respect to any such Returns or the Taxes reflected thereon. To VSA's knowledge, there is no reasonable basis for imposing any additional Taxes on it other than the Taxes shown on such Returns. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which VSA is subject and, to VSA's knowledge, VSA is not under audit by any Governmental Authority for any Tax. There are no Tax liens on any assets of VSA other than liens for Taxes not yet due or payable;

          (ii) VSA has paid, on the basis of VSA's good faith estimate of the required installments, all estimated Taxes required to be paid under
     Section 6655 of the Code or any comparable provision of state, local or foreign law; and all Taxes which shall be due and payable for any period or portion thereof ending on or prior to the Closing Date shall have been paid or shall be reflected on VSA's books as an accrued Tax liability, either current or deferred. All Taxes required to be withheld, collected or deposited by VSA during any taxable period for which the applicable statute of limitations on assessment remains open have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Governmental Authority;

          (iii) For each taxable period for which the statute of limitations on assessment remains open, VSA has not (A) been either a common parent corporation or a member corporation of an affiliated group of corporations filing a consolidated Federal income tax return, or (B) acquired any corporation that filed a consolidated Federal income tax return with any other corporation that was not also acquired by VSA; and no other entity that was included in the filing of a Return with VSA on a consolidated, combined, or unitary basis has left VSA's consolidated, combined or unitary group in a taxable year for which the statute of limitations on assessment remains open. VSA has not been at any time a member of any partnership, limited liability company or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired;

          (iv) No consent under Section 341(f) of the Code has been filed with respect to VSA; and

          (v) There is no significant difference on the books of VSA between the amounts of the book basis and the tax basis of assets (net of liabilities) that is not accounted for by an accrual on the books for Federal income tax purposes.

     (b) VSA:

          (i) Does not have any property that is or will be required to be treated as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code;

          (ii) Does not have any Tax sharing or allocation agreement or arrangement (written or oral), does not owe any amount pursuant to any Tax sharing or allocation agreement or arrangement, and will not have any liability in respect to any Tax sharing or allocation agreement or arrangement with respect to any entity that has been sold or disposed of;

          (iii) Was not acquired in a qualified stock purchase under Section 338(d)(3) of the Code and no elections under Section 338(g) of the Code, protective carryover basis elections, offset prohibition elections or other deemed or actual elections under Section 338 are applicable to VSA;

          (iv) Is not and has not been subject to the provisions of Section 1503(d) of the Code related to "dual consolidated loss" rules;

          (v) Is not a party to any agreement, contract or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reason of the Merger;

          (vi) Does not have any income reportable for a period ending after the Closing Date but attributable to an installment sale occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or deferred gain or loss arising out of any deferred intercompany transaction;

          (vii) Does not have any unused net operating loss, unused net capital loss, unused tax credit, or excess charitable contribution for Federal income tax purposes;

          (viii) Is not a United States real property holding corporation as defined in Section 897 of the Code ("USRPHC") and as of the Closing has not been a USRPHC for the five year period immediately preceding the Closing Date;

          (ix) No withholding of Taxes by EAI will be required in this transaction under Sections 3406 or 1445 of the Code or any other provision of the Code or state, local or foreign law and VSA will provide any required certificates to avoid any such withholding; and

          (x) Is not a Small Business Corporation ("S" Corporation) as defined in Section 1361(a) of the Code.

     (c) For purposes of this Agreement:

          (i) "Returns" means any and all returns, reports, information returns and information statements with respect to Taxes required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

          (ii) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any Governmental Authority, including income, franchise, net worth, profits, gross receipts, minimum alternative, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, Medicare, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, customs duties, imposts, charges, levies or other similar assessments of any kind, and interest, penalties and additions to tax imposed with respect thereto.

     3.11. Employee Benefits.

     (a) VSA (which for purposes of this Section 3.11 shall include any ERISA Affiliate (as hereinafter defined)) has not at any time within the past three years, maintained, administered or contributed to any pension, profit-sharing, thrift or 401(k), disability, medical, dental, health, life (including any individual life insurance policy), death benefit, group insurance or any other welfare plan, bonus, incentive, deferred compensation, stock purchase, stock option, severance plan, salary continuation, vacation, holiday, sick leave, fringe benefit, personnel policy, or similar plan, trust, program, policy, commitment or arrangement whether or not covered by Employee Retirement and Income Security Act of 1974, as amended ("ERISA") and whether or not funded or insured and whether written or oral (hereinafter referred to as the "VSA Plans"), which would result in EAI, VSA or the Surviving Corporation having any material liabilities, whether direct or indirect.

     (b) VSA has made available to EAI correct and complete copies of (i) each VSA Plan document, amendments thereto and board resolutions adopting such plans and amendments, (ii) each current summary plan description, (iii) any and all agreements, insurance policies and other documents related to any VSA Plan, (iv) the most recent determination letter from the Internal Revenue Service (the "IRS") for each VSA Plan (as applicable), and (v) the three most recent Annual Reports -- Form 5500 (including accompanying schedules) and summary annual reports for each VSA Plan.

     (c) (i) Each VSA Plan and VSA have at all times complied in all material respects with the applicable requirements of ERISA, the Code and any other applicable law (including regulations and rulings thereunder), and the VSA Plans have at all times been properly administered in all material respects in accordance with all such laws, including reporting and disclosure requirements under ERISA and the Code, and with the terms of each applicable plan document,
(ii) each of the VSA Plans intended to be "qualified" within the meaning of Code
Section 401(a) is so qualified and, to VSA's knowledge, no facts exist that would reasonably be expected to affect adversely such "qualified" status, (iii) no VSA Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), for current or former employees following their retirement or other termination of service, other than coverage mandated by applicable statutes or death benefits or retirement benefits under any "employee pension plan" (as such term is defined in ERISA Section 3(2)), (iv) there has not occurred nor, to the knowledge of VSA, is any person contractually bound to enter into any non-exempt "prohibited transaction" within the meaning of Code Section 4975 or ERISA Section 406 with respect to a VSA Plan, (v) VSA has not engaged in a transaction which would subject it to either a civil penalty under ERISA Section 409 or a tax under Code Section 4976, (vi) there are no pending, or, to VSA's knowledge, threatened claims (other than routine claims for benefits) by, on behalf of or against VSA, any of the VSA Plans or any trusts related thereto, (vii) VSA has made or caused to be made on a timely basis any and all contributions, premiums and other amounts due and owing under the terms of any VSA Plan or as otherwise required by applicable law with respect to a VSA Plan, (viii) VSA has in all respects complied with Code Section 4980B and other applicable laws concerning the continuation of employer-provided health benefits following a termination of employment or any other event that would otherwise terminate such coverage, (ix) VSA has in all respects complied with Section 9801 of the Code concerning the portability of employee health coverage, (x) VSA has not at any time maintained, administered or contributed to any plan subject to ERISA Title IV, and (xi) VSA has not at any time participated in, made contributions to or had any other liability with respect to a "multiemployer plan" under ERISA Section 4001, a "multiple employer plan" under Code Section 413(c), or a "multiple employer welfare arrangement" under ERISA Section 3(40).

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (other than as provided in Section 6.10) will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of VSA, (ii) increase in any material respect any benefits otherwise payable under any VSA Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

     (e) There are no actions, claims or audits pending or, to VSA's knowledge, threatened with respect to any VSA Plan (other than claims for benefits in the ordinary course) that will create any liability or obligation for the Surviving Corporation with respect to any VSA Plan participant, beneficiary, alternate payee or other claimant, or with respect to any Governmental Authority, including, but not limited to, the IRS, the Department of Labor and the Pension Benefit Guaranty Corporation.

     (f) For purposes of this Agreement, "ERISA Affiliate" means VSA and (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which VSA is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which VSA is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which VSA, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

     3.12. ESOP.

     (a) Comerica Bank constitutes the sole trustee (the "ESOP Trustee") of the Variation Systems Analysis, Inc. Employee Stock Ownership Plan (the "ESOP"), and Trustee has been duly appointed a Trustee of the ESOP.

     (b) The ESOP has been duly adopted by the Board of Directors of VSA and executed on behalf of VSA and the ESOP Trustee. The ESOP meets all requirements of an "employee stock ownership plan" as defined in Section 4975(e)(7) of the Code, and the ESOP trust is a trust duly formed in accordance with its trust agreement and Michigan law, and is validly existing under the laws of the State of Michigan.

     (c) The ESOP Trustee is the sole registered owner of 6243.78 shares of VSA Stock, not in its individual capacity, but solely in its capacity as ESOP Trustee.

     (d) There is no "Qualified Loan" (as defined in the ESOP) outstanding.

     3.13. Employment and Labor Relations. To the knowledge of VSA, no executive, key employee or group of employees has any plans to terminate its or their employment with VSA. There are no charges, complaints, investigations or litigation currently pending, or to the knowledge of VSA threatened against VSA, relating to alleged employment discrimination, unfair labor practices, equal pay discrimination, affirmative action noncompliance, occupational safety and health, breach of employment contract, employee benefit matters, wrongful discharge or other employment-related matters, which, if determined adversely to VSA would have a Material Adverse Effect on VSA. There are no outstanding orders or charges against VSA under any applicable occupational safety and health laws in any jurisdiction in which VSA conducts business which would result in a Material Adverse Effect on VSA. All levies, assessments and penalties made against VSA pursuant to any applicable workers' compensation legislation in any jurisdiction in which VSA conducts business have been paid by VSA. VSA is not a party to any contracts with any labor union or employee association nor has VSA made commitments to or conducted negotiations with any labor union or employee association with respect to any future contracts. VSA is not aware of any current attempts to organize or establish any labor union or employee association with respect to any employees of VSA, and there is no existing or pending certification of any such union with regard to a bargaining unit.

     3.14. Contracts. Section 3.14 of the Disclosure Schedule lists or describes the following contracts, agreements, licenses, permits, arrangements, commitments or understandings (whether written or oral) which are currently in effect or which will, without any further action on the part of VSA become effective in the future, to which VSA is a party (collectively, the "VSA Contracts"):

     (a) any agreement for the lease of personal property or real property to or from any person or entity that individually involves an expenditure by the lessee of in excess of $10,000 in any one year;

     (b) any agreement for the purchase, sale or distribution of products, materials, commodities, supplies or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration payable by any party in excess of $10,000 in any one year;

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

     (c) any agreement creating, governing or providing for an investment or participation in a partnership, limited liability company or joint venture;

     (d) any agreement under which VSA has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which VSA has imposed a Lien on any of its assets;

     (e) any agreement outside the ordinary course of business imposing any obligations on VSA of confidentiality or noncompetition;

     (f) any written agreement with any director, officer, employee or stockholder of VSA or any of their affiliates;

     (g) any pension, profit sharing, thrift or 401(k), bonus, incentive, deferred compensation, stock purchase, stock option, severance, salary continuation or other material plan or arrangement for the benefit of current or former directors, officers or employees;

     (h) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis which is not terminable by VSA upon thirty
(30) days' notice or less without payment of any termination fee, severance or other penalty by VSA;

     (i) any agreement relating to any Intellectual Property (as that term is defined in Section 3.18) used by VSA and which is material to the conduct of its business, or that is licensed by VSA for use by others;

     (j) any agreement under which the consequences of a default, termination or acceleration would have a Material Adverse Effect on VSA; or

     (k) any other agreement the performance of which involves consideration payable by VSA in excess of $10,000 in any one year.

     VSA has made available to EAI a correct and complete copy of each VSA Contract. Except as set forth in Section 3.14 of the Disclosure Schedule, (i) each VSA Contract is legal, valid, binding, enforceable in accordance with its terms and in full force and effect, (ii) the consummation of the Merger will not cause a breach or termination of any VSA Contract nor effect a change in any of the terms of any VSA Contract which, in any such case, would have a Material Adverse Effect on VSA, (iii) VSA is not, and, to VSA's knowledge, no other party is, in breach or default in any material respect of any VSA Contract and no event has occurred which with notice or lapse of time, or both, would constitute a breach or default by VSA that would result in or permit termination, modification or acceleration under any VSA Contract, and (iv) VSA has not, and, to VSA's knowledge, no other party has, repudiated any provision of any VSA Contract.

     3.15. Undisclosed Liabilities. Except for liabilities (i) that are fully reflected or reserved against on the June 30, 1998 balance sheet of VSA included in the VSA Financial Statements (the "1998 Balance Sheet") or (ii) that were incurred in the ordinary course of business consistent with past practice since June 30, 1998, or (iii) that are fully reflected or reserved against in the VSA Financial Statements, VSA has not incurred any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

     3.16. Environmental Liability.

     (a) VSA has not received any notice, and does not otherwise have knowledge, of any claim, and no proceeding has been instituted raising any claim, against VSA or any of the real properties now or formerly owned, leased or operated by VSA or other assets of VSA, alleging any material damage to the environment or violation of any Environmental Laws;

     (b) VSA does not have knowledge of any facts which would give rise to any claim, public or private, of violation in any material respect of Environmental Laws or material damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by VSA or to other assets of VSA or their use;

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

     (c) VSA has not stored or released any Hazardous Materials on real properties now or formerly owned, leased or operated by it or disposed of any Hazardous Materials, in each case in a manner contrary in any material respect to any Environmental Laws; and

     (d) All buildings on all real properties now owned, leased or operated by VSA are in compliance with applicable Environmental Laws, except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect on VSA.

     (e) For purposes of this Agreement,

          (i) "Environmental Laws" means any and all Federal, state, county, local and foreign laws, statutes, codes, ordinances, rules, regulations, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems; and

          (ii) "Hazardous Material" means any and all "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants" or words of similar import, under any of the Environmental Laws.

     3.17. Tangible Assets. VSA has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, shown on the 1998 Balance Sheet or acquired after the date thereof, except for properties and assets disposed of in the ordinary course of business, free and clear of all Liens. VSA owns or leases pursuant to a VSA Contract all buildings, machinery, equipment and other tangible assets material to the conduct of its business as presently conducted. Each such tangible asset is free from defects (patent and latent) other than defects that do not individually or in the aggregate materially impair its value or intended use, has been maintained in accordance with normal industry practice, is in reasonably good operating condition and repair (subject to normal wear and tear). Section 3.17 of the Disclosure Schedule contains a schedule of such tangible assets owned or leased by VSA that have a value in excess of $10,000.

     3.18. Real Property. VSA does not own any real property. Section 3.18 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to VSA. VSA has made available to EAI correct and complete copies of each such lease and sublease. Except as set forth in Section 3.18 of the Disclosure Schedule:

     (a) each such lease or sublease is legal, valid, binding, enforceable and in full force and effect;

     (b) the consummation of the transactions contemplated hereby will neither cause the termination of each such lease or sublease nor effect a change in any of its terms;

     (c) VSA is not, and, to the knowledge of VSA, no other party to such lease or sublease is, in breach or default in any material respect, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default by VSA that would permit termination, modification or acceleration thereunder;

     (d) neither VSA nor, to the knowledge of VSA, any other party to each such lease or sublease has repudiated or disputed any provision thereof;

     (e) VSA has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold.

     3.19. Intellectual Property. (a) Section 3.19 of the Disclosure Schedule identifies each patent, trademark, service mark, trade name, assumed name, copyright, trade secret, license to or from third parties with respect to any of the foregoing, applications to register or registrations of any of the foregoing or other intellectual property rights which are material to the business of VSA and are owned or used by or have been issued to VSA (collectively the "Intellectual Property"). VSA has made available correct and complete copies of all patents, trademarks, copyrights, registrations, licenses, permits, agreements and applications related to the Intellectual Property to EAI and correct and complete copies of all other written documentation

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES evidencing ownership of or the right to use each such item. Except as set forth in Section 3.19 of the Disclosure Schedule:

          (i) VSA possesses all right, title and interest in and to the Intellectual Property, free and clear of any Lien or other restriction;

          (ii) the legality, validity, enforceability, ownership or use of the Intellectual Property is not currently being challenged, nor to the knowledge of VSA is there any reasonable basis for any such challenge;

          (iii) VSA has taken all necessary action to maintain the patents listed on Section 3.19 of the Disclosure Schedule in effect and will continue to maintain those rights in effect prior to the Closing so as not to affect materially the validity or enforcement thereof; and

          (iv) the Intellectual Property will be owned or available for use by the Surviving Corporation immediately subsequent to the Closing on the same terms and conditions (except as contemplated by the Intellectual Property Assignment described in Section 6.12) as in effect immediately prior to the Closing and the transactions contemplated by this Agreement will have no Material Adverse Effect on VSA's rights, title and interest in and to any of the rights set forth in Section 3.19 of the Disclosure Schedule.

     (b) To the knowledge of VSA, (i) VSA has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, nor is VSA currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any intellectual property rights of third parties, in each case in any manner which would have a Material Adverse Effect on VSA and (ii) to VSA's knowledge, no third party has, in the past three years, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of VSA that would result in a Material Adverse Effect on VSA, nor, to VSA's knowledge, is any third party currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property rights of VSA.

     3.20. Notes and Accounts Receivable. All notes and accounts receivable of VSA have arisen in the ordinary course of business, and to the knowledge of VSA are not subject to any setoff or counterclaim and are collectible, subject only to the reserve for bad debts, if any, established in accordance with the past practice of VSA.

     3.21. Bank Accounts and Powers of Attorney. Section 3.21 of the Disclosure Schedule sets forth a list of all accounts and deposit boxes maintained by VSA at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts and with access to such boxes. There are no outstanding powers of attorney executed on behalf of VSA.

     3.22. Guaranties. VSA is not a guarantor or otherwise is liable for any indebtedness, liability or other obligation of any other person or entity.

     3.23. Insurance. Section 3.24 of the Disclosure Schedule lists each insurance policy and self-insurance arrangement to which VSA is a party, a named insured or otherwise the beneficiary of, specifying the insurer, type of insurance, policy number and pending claims thereunder with respect to VSA. VSA is in compliance in all material respects with all conditions contained in such policies.

     3.24. Service Contracts and Warranties. VSA is not a party to any service contract pursuant to which any material services are provided by VSA to a third party. Section 3.24 of the Disclosure Schedule includes copies of the standard terms and conditions of all product warranties and service or maintenance contracts currently granted or entered into by VSA.

     3.25. Certain Relationships. No stockholder, director, officer or, to VSA's knowledge, employee of VSA (i) is, or controls, or is an employee of any competitor, supplier, customer or lessor or lessee of VSA, or (ii) is indebted to VSA in an amount in excess of $10,000 in any individual case, or (iii) owns any asset, tangible or intangible, which is used in the business of VSA, other than assets that are immaterial in value; and VSA has not entered into any transaction (including the furnishing of goods or services) with any stockholder,

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES director, officer, employer or other affiliate, except on terms and conditions no less favorable to VSA than would be obtained in a comparable arm's-length transaction with a third party.

     3.26. S-4 Information. None of the written information to be supplied by VSA for inclusion in the S-4 will, at the time the S-4 is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), or at the Closing Date, contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, VSA makes no representation or warranty with respect to statements made in the S-4 based on written information supplied by EAI specifically for inclusion therein.

     3.27. Broker's Fees. Neither VSA nor any of its directors, officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement.

     3.28 Certain Customer Relationships. Section 3.38 of the Disclosure Schedule contains a complete and accurate list of VSA's ten largest customers (in terms of dollar sales by VSA) for the fiscal year ending June 30, 1998 (the "Primary Customers"), together with the total dollar amount of all sales by VSA to such Primary Customers during such period. VSA has not received any written notice that any Primary Customer intends to reduce in any material respect the dollar amount of sales by VSA in the year ending June 30, 1999 from the year ended June 30, 1998.

     3.29. Disclosure. No representation or warranty by VSA contained in this Agreement (including the Disclosure Schedule and the Exhibits referred to herein), or in any certificate furnished or to be furnished by VSA to EAI in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                  ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF EAI

     EAI represents and warrants to VSA and Stockholder as follows:

     4.1. Corporate Organization. EAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. EAI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not have a Material Adverse Effect on EAI and its subsidiaries, taken as a whole. Correct and complete copies of the Certificate of Incorporation and By-Laws of EAI, as in effect as of the date of this Agreement, have been made available to VSA by EAI.

     4.2. Capitalization. The authorized capital stock of EAI consists of 60,000,000 shares of EAI Common Stock, of which as of May 11, 1998, 10,213,195 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $.01 par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of EAI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of EAI Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     4.3. Authority; No Violation. (a) EAI has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of EAI. No other proceedings or approvals on the part of EAI are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EAI and constitutes a valid and binding obligation of EAI, enforceable against EAI in accordance with its terms.

     (b) The execution and delivery of this Agreement by EAI, the consummation by EAI of the transactions contemplated hereby, and the compliance by EAI with the terms or provisions hereof, will not (i) violate any provision of the Certificate of Incorporation or By-Laws of EAI, (ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to EAI or any of its properties or assets, or (iii) violate, conflict with, breach any provision of or result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of EAI under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which EAI is a party, or by which it or any of its properties or assets may be bound or affected.


     4.4. Consents and Approvals. Except for (i) the filing of Certificate of Merger with the Michigan Secretary pursuant to the MBCA, the filing with the SEC and declaration of effectiveness of the S-4 and (ii) the filings and authorizations necessary to list the shares of EAI Common Stock issued pursuant to this Agreement on the Nasdaq Stock Market National Market ("NNM"), no Consents from any Governmental Authority or any third party are necessary in connection with the execution and delivery by EAI of this Agreement and the consummation by EAI of the Merger and the other transactions contemplated by this Agreement.


     4.5. SEC Reports. The annual report on Form 10-K of EAI for the fiscal year ended December 31, 1997, as filed under the Securities Exchange Act of 1934 ("Exchange Act"), and all other reports and proxy statements filed or required to be filed by EAI subsequent to such report (collectively, the "EAI SEC Documents"), have been duly and timely filed by EAI, complied in all material respects with all requirements under the Exchange Act and the rules and regulations promulgated thereunder, were true and correct in all material respects as of the dates at which the information was furnished, and contained no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. The financial statements of EAI included in the EAI SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) consistently applied during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of EAI as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments). Except as set forth in the EAI SEC Documents or as incurred in the ordinary course of business since the date of the most recent EAI SEC Documents. EAI does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in a balance sheet of EAI which would have a Material Adverse Effect on EAI.

     4.6. S-4 Information. None of the information that EAI will include or incorporate by reference in the S-4 will, at the time the S-4 is filed with the SEC, at any time it is amended, supplemented, or at the time it becomes effective under the Securities Act or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, EAI makes no representation or warranty with respect to statements made in the S-4 based on written information supplied by VSA specifically for inclusion therein.

     4.7. Ownership of Sub; No Prior Activities.

     (a) Sub was formed for the purpose of engaging in the transactions contemplated by this Agreement.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

     (b) As of the Effective Time, all of the outstanding capital stock of Sub will be owned directly by EAI. As of the Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Sub or obligating Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Sub.

     (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Sub has not and will not have incurred, directly or indirectly, through any affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     4.8. Broker's Fees. Neither EAI nor any of its directors, officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement.

     4.9. Absence of Certain Changes or Events. Since December 31, 1997, except as disclosed in the EAI SEC Documents, no event has occurred which would have a Material Adverse Effect on EAI.

     4.10 Legal Proceedings and Restrictions. There are no actions, suits, proceedings or claims that require disclosure by EAI pursuant to Item 103 of Regulation S-K promulgated under the Exchange Act.

     4.11. Compliance With Applicable Law. EAI has complied with and is not in default under any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction of any Governmental Authority applicable to EAI, except where the failure to be in compliance would not have a Material Adverse Effect on EAI.

     4.12. Intellectual Property. To the knowledge of EAI, (a) EAI has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, nor is EAI currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any intellectual property rights of third parties, in each case in any manner which would have a Material Adverse Effect on EAI, and (b) to EAI's knowledge, no third party has, in the past three years, interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of EAI that would result in a Material Adverse Effect on EAI, nor, to EAI's knowledge, is any third party currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any intellectual property rights of EAI.

     4.13. Disclosure. No representation or warranty by EAI contained in this Agreement, or in any certificate furnished or to be furnished by EAI to VSA or Stockholder in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                   ARTICLE V.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1. Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, VSA shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use its reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and employees and (iii) take no action which would materially and adversely affect or delay the ability of VSA or EAI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement. During the period from the date of this Agreement to the Effective Time,

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES except as expressly contemplated or permitted by this Agreement, EAI shall take no action which would materially and adversely affect or delay the ability of VSA or EAI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

     5.2. VSA Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, VSA shall not, without the prior written consent of EAI:

     (a) incur any indebtedness for borrowed money (except pursuant to existing funded debt agreements described in Section 3.14 of the Disclosure Schedule), assume, guarantee, endorse or otherwise as an accommodation, become responsible for the obligations of any other individual, partnership, limited liability company, corporation or other entity (collectively, "Person"), or make any loan or advance;

     (b) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (iii) grant any Person any right to acquire any shares of its capital stock, or (iv) issue any additional shares of capital stock other than the Bonus Shares;

     (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person, or cancel or release any indebtedness or claims owed to or held by VSA or by any Person, except in the ordinary course of business consistent with past practice;

     (d) make any investment in any Person by purchase of securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

     (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any VSA Contract, or change any terms in any VSA Contract, other than renewals or changes in immaterial terms thereof;

     (f) increase in any material respect the compensation or fringe benefits of any of its directors, officers or employees other than in the ordinary course of business consistent with past practice, pay any pension or retirement allowance not required by any existing plan or agreement to any of the foregoing, or become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any of the foregoing;

     (g) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

     (h) take any action that would prevent or impede the Merger from qualifying
(i) for "pooling of interests" accounting treatment, or (ii) as a reorganization within the meaning of Section 368 of the Code;

     (i) amend its Articles of Incorporation or By-Laws; or

     (j) take any action that is intended or may reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) any violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

     5.3. EAI Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, EAI shall not, without the prior written consent of VSA:

     (a) make, declare or pay any cash dividend or other cash distribution on any shares of its capital stock;

     (b) sell, transfer, mortgage, encumber or otherwise dispose of substantially all of its properties or assets;

     (c) merge, amalgamate, consolidate or enter into a share exchange (or cause or permit any of its subsidiaries to merge, amalgamate, consolidate or enter into a share exchange) with any other Person, except,

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES in any such case, in connection with the acquisition by EAI or a subsidiary of EAI of the stock and/or assets of any Person; provided, however, in no event shall EAI issue an aggregate amount of shares as a result of such transactions in excess of the number of shares outstanding as of the date hereof;

     (d) take any action that would prevent or impede the Merger from qualifying
(i) for "pooling of interests" accounting treatment, or (ii) as a reorganization within the meaning of Section 368 of the Code;

     (e) amend its Articles of Incorporation or By-Laws in any manner which would effect the EAI Common Stock; or

     (f) take any action that is intended or may reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) any violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

     6.1. Regulatory and Other Matters. (a) EAI, with the cooperation of VSA, shall promptly prepare and file the S-4 with the SEC and use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain its effectiveness through the Closing Date. VSA shall, upon request, furnish EAI with all information or documents concerning VSA and its directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the S-4. EAI shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" qualifications, permits and approvals required to carry out the transactions contemplated by this Agreement, and VSA shall furnish all information concerning VSA and the holders of VSA Stock as may be reasonably requested by EAI in connection with such qualifications, permits and approvals.

     (b) The parties shall cooperate with each other and use their reasonable best efforts to prepare and file promptly all necessary documentation to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of Governmental Authorities and third parties which are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement, and the parties shall keep each other apprised of the status of matters relating to completion of the transactions contemplated herein.

     6.2. Access to Information. Subject to the existing confidentiality agreement between EAI and VSA, upon reasonable notice, VSA shall afford to the officers, employees, accountants, counsel and other representatives of EAI access during normal business hours during the period prior to the Effective Time to all of VSA's books and records, properties and contracts, and, during such period, VSA shall make available to EAI all information concerning its business, assets and personnel as EAI may reasonably request.

     6.3. Stockholders' Approval. VSA shall call a meeting of its stockholders for the purpose of voting upon the adoption of this Agreement and the Merger, which meeting shall be held as soon as reasonably practicable after the S-4 is declared effective by the SEC.

     6.4. NNM Listing. EAI shall cause the shares of EAI Common Stock to be issued in the Merger to be approved for listing on the NNM, subject to official notice of issuance, prior to the Effective Time.

     6.5. Affiliates. Prior to the Effective Time, VSA shall obtain from each of the stockholders listed in Section 6.5 of the Disclosure Schedule as being "affiliates" of VSA a written agreement substantially in the form attached as Exhibit A (the "Affiliate Letter").

     6.6. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary or advisable action.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

     6.7. Advice of Changes. EAI and VSA shall promptly advise each other of any change or event which is likely to have a Material Adverse Effect on each other or which EAI or VSA believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

     6.8. Takeover Proposals. (a) VSA agrees that from and after its execution of this Agreement through the Effective Time, it shall not and it shall use its reasonable best efforts to cause the directors, officers, employees and stockholders, and all investment bankers, attorneys or other advisors or representatives retained by VSA not to, (i) solicit or encourage the submission of any Takeover Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any third party any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, a Takeover Proposal,
(iii) make or authorize any statement or recommendation in support of any Takeover Proposal, or (iv) enter into any agreement with respect to any Takeover Proposal.

     (b) Notwithstanding the foregoing paragraph (a), nothing contained in this
Section 6.8 shall prohibit the Board of Directors, executive officers or stockholders of VSA, or the investment bankers, attorneys, or other advisors or representatives retained by VSA from participating in any discussions or negotiations with, or furnishing any information to, any third party that makes a Takeover Proposal if all of the following events shall have occurred: (i) EAI has been notified in writing of such Takeover Proposal within 24 hours of VSA's receipt thereof, including the identity of the party making the Takeover Proposal and the specific terms and conditions thereof, and has been given copies of such Takeover Proposal; (ii) such third party has made a written Takeover Proposal to the Board of Directors of VSA, which Takeover Proposal identifies a price or range of values to be paid and based on the advice of VSA's investment bankers, the Board of Directors of VSA has determined that such Takeover Proposal is financially more favorable to the stockholders of VSA than the terms of the Merger; (iii) VSA's Board of Directors has determined, based on the advice of VSA's investment bankers, that such third party is financially capable of consummating the transactions specified in the Takeover Proposal; and
(iv) the Board of Directors of VSA has determined, after consultation with its outside legal counsel, that its fiduciary duties require it to furnish information to and negotiate with such third party. Notwithstanding the foregoing, VSA shall not provide any non-public information to such third party unless (x) prior to the date thereof VSA has provided such information to EAI;
(y) VSA has notified EAI in advance of any such proposed disclosure of non-public information and has provided EAI with a description of the information VSA intends to disclose; and (z) VSA provides such non-public information pursuant to a nondisclosure agreement in a form satisfactory to EAI.

     (c) In addition to the foregoing requirements, VSA shall not accept or enter into any agreement concerning a Takeover Proposal until at least 48 hours after EAI's receipt of a copy of such Takeover Proposal. Upon compliance with the requirements in the foregoing paragraph (b) and this paragraph (c), VSA shall be entitled to terminate this Agreement in accordance with the provisions of Section 8.1(d).

     (d) For purposes of this Agreement, "Takeover Proposal" means any proposal or offer for a merger, consolidation or other business combination involving VSA or any proposal or offer to acquire a material equity interest in, or a substantial portion of the assets of, VSA other than by EAI as contemplated by this Agreement.

     (e) VSA shall be entitled to furnish a copy of this Section 6.8 to any third party who expresses an interest in making a Takeover Proposal after the execution of this Agreement.

     6.9. Tax Matters.  VSA and EAI agree as follows:

     (a) VSA and EAI will not, and VSA and EAI will use its best efforts to cause its stockholders not to file any tax return, make any disclosure or otherwise take any position or any action that is inconsistent with the Merger qualifying as a reorganization under Section 368(a)(1)(A) of the Code or would alone or in conjunction with any other action cause the Merger to not qualify as a reorganization under Section 368(a)(1)(A) of the Code. VSA and EAI will, and VSA will use its best efforts to cause its stockholders to, file all Returns and take such other actions as may be required for the Merger to qualify as a reorganization

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES under Section 368(a)(1)(A) of the Code and to comply with the regulations under
Section 368 of the Code as they apply to the Merger.

     (b) EAI will use its reasonable best efforts to cause the historic business of VSA to be continued or will use its reasonable best efforts to cause a significant portion of the historic business assets of VSA to be used in a trade or business, in a manner sufficient to comply with the continuity of business enterprise requirements set forth in Treasury Regulation 1.368-1(d) under
Section 368 of the Code.

     6.10. ESOP Committee. The Company shall use its reasonable best efforts to cause Committee that administers the ESOP to take all necessary steps to comply with the provisions of Section 9.6 of the ESOP concerning the exercise of stockholder rights by ESOP participants and the ESOP Trustee, and to perfect any dissenters rights pursuant to the MBCA with respect to any shares of VSA Stock owned by the ESOP Trustee which are not being exchanged pursuant to Section 2.5.

     6.11. Termination of ESOP. As soon as practicable after the Effective time, the Surviving Corporation shall, at its own expense, cause the termination of the ESOP in accordance with the Code and ERISA, and the distribution of participants' interests in the ESOP.

     6.12. Tax Matters. VSA will use its best efforts to provide EAI with information as to the adjusted tax basis of its stockholders in their VSA Stock.

     6.13. Intellectual Property Assignment. Effective as of the Effective Time, VSA and Stockholder shall assign (without the payment of additional consideration) all of their respective right title and interest in and to all Intellectual Property to the Surviving Company or its designee in a form satisfactory to EAI (the "Intellectual Property Assignment").

     6.14. Employment Agreement. At the Closing, VSA or EAI shall enter into an employment agreement with Mark E. Craig substantially in the form attached hereto as Exhibit B (the "Employment Agreement").

     6.15. Form 8-K. EAI shall use its reasonable best efforts to file a current report on Form 8-K with the SEC with respect to the combined financial results of EAI and VSA for the thirty-day period following Closing, which filing shall be effected as soon as reasonably practicable following the end of such thirty-day period.

     6.16. Indemnification. EAI and VSA shall, from and after the Effective Time, indemnify, defend and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of VSA or any subsidiary of VSA (the "VSA Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not be unreasonably withheld) or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of VSA or any subsidiary of VSA at or prior to the Effective Time, whether asserted or claimed prior to or at or after the Effective Time ("VSA Indemnified Liabilities"), including all VSA Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be (and EAI and VSA will pay expenses in advance of the final disposition of any such action or proceeding to each VSA Indemnified Party to the full extent permitted by law). The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of EAI and VSA.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                                  ARTICLE VII.

                              CONDITIONS PRECEDENT

     7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) APPROVALS AND CONSENTS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

     (b) S-4. The S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

     (c) NNM LISTING. The shares of EAI Common Stock which shall be issued to the stockholders of VSA upon consummation of the Merger shall have been authorized for listing on the NNM, subject to official notice of issuance.

     (d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

     (e) VSA STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved by the requisite holders of the issued and outstanding shares of VSA Stock.

     7.2. Conditions to Obligations of EAI and Sub. The obligation of EAI and Sub to effect the Merger is also subject to the satisfaction or waiver by EAI at or prior to the Effective Time of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of VSA set forth in this Agreement that are qualified with reference to a Material Adverse Effect shall be true and correct, and the representations and warranties of VSA that are not so qualified shall be true and correct, except where the failure to be true and correct would not have a Material Adverse Effect on VSA, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. EAI shall have received a certificate signed on behalf of VSA by the Chief Executive Officer or President, to the foregoing effect.

     (b) PERFORMANCE OF OBLIGATIONS OF VSA. VSA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except to the extent that the failure to so perform would not have a Material Adverse Effect on VSA, and EAI shall have received a certificate signed on behalf of VSA by the Chief Executive Officer and President to such effect.

     (c) DISSENTERS RIGHTS. Holders of not more than ten percent (10%) of the outstanding VSA Stock shall have validly exercised their "dissenters rights" pursuant to the MBCA.

     (d) AFFILIATES AGREEMENTS. EAI shall have received executed Affiliate Letters from each stockholder of VSA listed in Section 6.5 of the Disclosure Schedule as an "affiliate" of VSA.

     (e) PROPRIETARY INFORMATION AGREEMENTS. VSA shall have in its personnel files an executed copy of VSA's proprietary information agreement (substantially in the form included in the Disclosure Schedule) from each employee of VSA.

     (f) EMPLOYMENT AGREEMENT. Mark E. Craig shall have executed and delivered to EAI an employment agreement substantially in the form attached as Exhibit B.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

     (g) LEGAL OPINION; CLOSING CERTIFICATES. EAI shall have received from legal counsel to VSA an opinion substantially in the form attached as Exhibit C, together with such customary closing documents and certificates as EAI or its counsel shall reasonably request.

     (h) ESOP OPINION. EAI shall have received from legal counsel to the ESOP an Opinion substantially in the form attached hereto as Exhibit D.

     (i) INTELLECTUAL PROPERTY ASSIGNMENT. EAI shall have received the executed Intellectual Property Assignment.

     (j) MATERIAL ADVERSE CHANGE. There shall not have occurred any change which would constitute a Material Adverse Effect on VSA and its subsidiaries, taken as a whole.

     (k) REPAYMENT OF INDEBTEDNESS. VSA shall have received payment in full of all amounts owed to it by Mark E. Craig or any entity controlled by him or any of his immediate family members.

     7.3. Conditions to Obligations of VSA. The obligation of VSA to effect the Merger is also subject to the satisfaction or waiver by VSA at or prior to the Effective Time of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of EAI set forth in this Agreement that are qualified with a reference to Material Adverse Effect shall be true and correct, and the representations and warranties of EAI that are not so qualified shall be true and correct, except where the failure to be true and correct would not have a Material Adverse Effect on EAI, in each case, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. VSA shall have received a certificate signed on behalf of EAI by the Chief Executive Officer or the Chief Financial Officer of EAI to the foregoing effect.

     (b) PERFORMANCE OF OBLIGATIONS OF EAI. EAI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except to the extent that the failure to so perform would not have a Material Adverse Effect on EAI, and VSA shall have received a certificate signed on behalf of EAI by the Chief Executive Officer or the Chief Financial Officer of EAI to such effect.

     (c) LEGAL OPINION; CLOSING CERTIFICATES. VSA shall have received from Jamie A. Wade, General Counsel of EAI, an opinion substantially in the form attached as Exhibit E together with such customary closing documents and certificates as VSA or its counsel shall reasonably request.

     (d) RELEASE OF GUARANTEE. Mark E. Craig shall have received (i) a release of all guarantees by him of any obligations of VSA, and (ii) payment in full of all amounts owed to him by VSA other than salary payable in the ordinary course of business on regular payroll dates.

     (e) EMPLOYMENT AGREEMENT. VSA or EAI shall have executed and delivered to Mark E. Craig the Employment Agreement.

     (f) MATERIAL ADVERSE CHANGE. There shall not have occurred any change which would constitute a Material Adverse Effect on EAI and its subsidiaries, taken as a whole.

                                 ARTICLE VIII.

             TERMINATION AND AMENDMENT TERMINATION AND AMENDMENT 1

     8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of VSA:

     (a) by mutual consent of VSA and EAI in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

     (b) by either the Board of Directors of VSA or the Board of Directors of EAI if any Governmental Authority which must grant a Requisite Regulatory Approval has denied approval of the Merger and such

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES denial has become final and non-appealable, or any Governmental Authority of competent jurisdiction shall have issued an order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order has become final and non-appealable;

     (c) by either the Board of Directors of VSA or the Board of Directors of EAI (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if (x) there shall have been a breach of any of the representations or warranties or any of the covenants or agreements set forth in this Agreement on the part of the other party which has resulted in a Material Adverse Effect on such other party, which breach is not cured within 60 days following written notice to the party committing such breach, (y) the Closing shall not have occurred on or before November 30, 1998; provided, however, that neither Board of Directors shall be entitled to terminate the Agreement pursuant to this clause (y) if the reason the Closing has not occurred by such date is because any Governmental Authority which must grant a Requisite Regulatory Approval has failed to act, the VSA stockholder meeting shall not have occurred in accordance with the requirements of the MBCA or some similar event beyond the control of both parties shall not have occurred by such date, or (z) the Closing shall not have occurred on or before December 31, 1998; or

     (d) by the Board of Directors of VSA (after consulting with its legal counsel), if such action is required for the Board of Directors to comply with its fiduciary duties to VSA and its stockholders as contemplated in Section 6.8 hereof; provided, however, if such action is taken by VSA, then (i) within 2 days of such termination VSA shall reimburse EAI for its out-of-pocket expenses (in an amount not to exceed $100,000) incurred in connection with the transactions contemplated by this Agreement; and (ii) if VSA shall consummate any transaction pursuant to a Takeover Proposal (x) within 12 months following the date of this Agreement, or (y) pursuant to a definitive agreement executed by VSA during such 12-month period, VSA shall also promptly pay to EAI $1,300,000 upon the occurrence of such transaction; provided, however, if the VSA stockholder meeting shall have occurred and the VSA stockholders shall have voted with respect to approval of the Merger and the requisite vote necessary to approve the Merger shall not have been received, then this Agreement shall automatically be terminated as of the date of such VSA stockholder meeting without further action of any of the parties hereto and within 2 days of such termination VSA pay to EAI $1,300,000 and shall reimburse EAI for its out-of-pocket expenses (in an amount not to exceed $100,000) incurred in connection with the transactions contemplated by this Agreement.

     8.2. Effect of Termination. In the event of termination of this Agreement by either VSA or EAI as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of VSA or EAI or any of their directors or officers shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 8.1(d) and 9.1, the final proviso clause of Section 8.1 and this Section 8.2 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither VSA nor EAI shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     8.3. Amendment; Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) amend any term or provision of this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the parties hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iv) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of VSA, there may not be, without further approval of such stockholders, any amendment, extension or waiver of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the holders of VSA Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such amendment, extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such amendment, extension or waiver or failure to insist on strict compliance with any obligation,
                                      A-23
               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED) covenant, agreement or condition in this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                                  ARTICLE IX.

                                INDEMNIFICATION

     9.1. Indemnification by Stockholder.  Subject to Section 9.6 hereof, Mark
E. Craig (the "Stockholder") shall indemnify EAI, and its affiliates (including after the Closing, the Surviving Corporation), and their respective stockholders, officers, directors, employees and agents, from and against, and will pay them the amount of, any and all losses, costs, claims, liabilities, damages (including incidental and consequential damages), penalties and expenses (including attorneys' and auditor fees and the costs of investigation and defense) (collectively, the "Losses"), incurred or suffered by EAI or its affiliates relating to or arising out of or in connection with any of the following:

     (a) any breach of or any inaccuracy in any representation or warranty made by VSA as of the date hereof or as the Closing Date in respect to Sections 3.2, 3.7, 3.9, 3.10, 3.11, 3.12 or 3.19 or any matter disclosed on the portion of the Disclosure Schedule pertaining to such Sections; or

     (b) any breach of or failure by VSA to perform any of its covenants or obligations set out or contemplated in this Agreement or any document delivered at or in connection with the Closing.

     9.2. Claims. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, EAI shall promptly give notice to the indemnifying person ("Indemnifying Person") of such claim and the amount EAI will be entitled to receive hereunder from the Indemnifying Person. If the Indemnifying Person does not object in writing to such indemnification claim within 30 days of receiving notice thereof, EAI shall be entitled to recover, on the 31st day after such notice was given, from the Indemnifying Person the amount of such claim, and no later objection by the Indemnifying Person shall be permitted; if the Indemnifying Person agrees that he has an indemnification obligation but objects that he is obligated to pay only a lesser amount, EAI shall nevertheless be entitled to recover, on the 31st day after such notice was given, from the Indemnifying Person the lesser amount, without prejudice to EAI's claim for the difference.

     9.3. Notice of Third-Party; Assumption of Defense. EAI shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement. The Indemnifying Person may, at his own expense, (a) participate in the defense of any claim, suit, action or proceeding; and (b) upon notice to EAI and Indemnifying Person's delivering to EAI a written agreement that EAI is entitled to indemnification for all Losses arising out of such claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss, at any time during the course of any such a claim, suit, action or proceeding, assume the defense thereof; provided, however, that (i) the Indemnifying Person's counsel is reasonably satisfactory to EAI, and (ii) the Indemnifying Person shall thereafter consult with EAI upon EAI's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, EAI shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, EAI reasonably determines in its judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and EAI would present such counsel with a conflict of interest, then EAI may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

     9.4. Settlement or Compromise. Any settlement or compromise made or caused to be made by EAI or the Indemnifying Person, as the case may be, of any claim, suit, action or proceeding shall also be binding upon the Indemnifying Person or EAI, as the case may be, in the same manner as if a final judgment or decree

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that no obligation, restriction or Loss shall be imposed on EAI as a result of such settlement without its prior written consent. EAI will give the Indemnifying Person at least 30 days' notice of

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise, provided, however, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which EAI would have been obligated to pay under the proposed settlement or compromise.

     9.5. Failure of Indemnifying Person to Act. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of EAI to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of his obligations hereunder.

     9.6. Limitations on Stockholders Indemnity. Notwithstanding anything to the contrary contained in this Agreement:

     (a) In order for EAI and its affiliates (including after Closing the Surviving Corporation), and their respective, stockholders, officers, directors, employees and agents, to make a claim against Stockholder for indemnification pursuant to this Article IX, each such indemnifiable claim must exceed a minimum threshold of $10,000 (a "Covered Claim");

     (b) The Stockholder shall not be liable for any Covered Claim under this
Article IX unless and until the aggregate amount of the Covered Claims shall exceed $300,000, in which event the Stockholder shall only be liable for the aggregate amount of all Covered Claims in excess of $300,000, subject, however to the other limitations set forth herein; and

     (c) In no event shall the aggregate liability of Stockholder under this Agreement exceed $3,000,000.

                                   ARTICLE X.

                               GENERAL PROVISIONS

     10.1. Expenses. Except as set forth in Article IX, Section 8.1(e) or the final proviso clause of Section 8.1, all costs and expenses incurred by EAI or Sub in connection with this Agreement and the transactions contemplated hereby shall be by paid EAI, and all costs and expenses incurred by VSA (and/or Stockholder in connection with this Agreement and the transactions contemplated hereby shall be paid by VSA.

     10.2. Notices. All notices and other required communications hereunder shall be in writing and shall be deemed given: if delivered personally, when so delivered; if telecopied, on the date telecopied (provided there is written confirmation of receipt and a confirming notice or communication is delivered in the manner set forth herein); if mailed by registered or certified mail (postage prepaid and return receipt requested), on the date five days after deposit in the mail; or if delivered by overnight courier (with written confirmation of delivery to such courier), on the next business after such delivery, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to EAI, to:

       Engineering Animation, Inc.
       2321 North Loop Drive
       Ames, Iowa 50010
       Attention: Jamie A. Wade
       Vice President of Administration, General Counsel and Secretary
       Fax: (515) 296-6941

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES with a copy to:

       Gardner, Carton & Douglas
       321 North Clark Street, Suite 3400
       Chicago, Illinois 60610
       Attention: Nancy M. Borders
       Fax: (312) 644-3381
and

     (b) if to VSA or Stockholder, to:

        Variation Systems Analysis, Inc.
        300 Maple Park Boulevard
        St. Clair Shores, MI 48081-3771
        Attention: Mark E. Craig
        Fax: 810-778-6470

        with a copy to:

        Timmis & Inman L.L.P.
        300 Talon Centre
        Detroit, MI 48207
        Attention: Henry J. Brennan, Esq.
        Fax: (313) 396-4229

     10.3. Interpretation. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require EAI, Sub, VSA or any of their respective affiliates to take any action which would violate any applicable law, rule or regulation.

     10.4. Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement. The Agreement may be executed and delivered by facsimile transmission, and a facsimile of this Agreement or of a signature of a party shall be as effective as an original.

     10.5. Entire Agreement. This Agreement (including the Disclosure Schedule, Exhibits, documents and instruments referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Disclosure of any matter in the Disclosure Schedule for purposes of any Section of this Agreement shall constitute disclosure of such matter for purposes of all Sections within such Article for purposes of this Agreement.

     10.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to any applicable conflicts of law which would result in the application of any other law.

     10.7. Survival. All representations, warranties, covenants and agreements contained in this Agreement, or in any Schedule, certificate, document or statement delivered pursuant hereto, shall survive the Closing for a period of two (2) years, except for the representations and warranties contained in
Section 3.7, which shall expire at the Effective Time.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

     10.8. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.9. Publicity. Except as otherwise required by applicable law or the rules of the NNM, neither VSA nor EAI shall, or shall permit any of their respective affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld.

     10.10. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement (including the Disclosure Schedule, Exhibits, documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, other than in respect to the parties entitled to indemnification pursuant to Article IX.

     10.11. Knowledge and Awareness. As used in this Agreement, "knowledge" or "awareness" of VSA means the actual knowledge or awareness of Mark E. Craig.

     10.12. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, county, local or foreign law or statute shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     10.13. Pooling of Interests Accounting; Tax Free Reorganization. In the event that either EAI or VSA becomes aware of any provisions of this Agreement which would prevent the Merger from being accounted for as a pooling of interests or qualifying as a reorganization within the meaning of Section 368 of the Code, such parties shall negotiate in good faith with a view toward amending this Agreement in a manner which would permit the Merger to be accounted for as a pooling of interests or qualified as such a reorganization, as applicable.

                            [SIGNATURE PAGE FOLLOWS]

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

     IN WITNESS WHEREOF, EAI, Sub and VSA have caused this AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER to be executed by their respective officers thereunto duly authorized as of the date first above written.


           ENGINEERING ANIMATION, INC                                             EAI VICTORY, INC.
             By: /s/ JAMIE A. WADE                                              By: /s/ JAMIE A. WADE
         Name:            Jamie A. Wade                                     Name:            Jamie A. Wade
       Title:              Vice President                                 Title:              Vice President

VARIATION SYSTEMS ANALYSIS, INC.

By:     /s/ MARK E. CRAIG
            Mark E. Craig
    President and Chief Executive
               Officer

AGREED TO WITH RESPECT TO
SECTION 6.12 AND ARTICLE IX AS OF
THE DATE FIRST ABOVE WRITTEN

      /s/ MARK E. CRAIG
 Mark E. Craig, individually as
         the Stockholder

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                                                                       EXHIBIT A

                            FORM OF AFFILIATE LETTER

                                          , 1998

Engineering Animation, Inc. 2321 North Loop Drive Ames, Iowa 50010

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Variation Systems Analysis, Inc., a Michigan corporation ("VSA"), as the term "affiliate" is defined within the meaning of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of July 29, 1998 (as may be amended from time to time, the "Agreement") among Engineering Animation, Inc., a Delaware corporation ("EAI"), EAI Victory, Inc., a Michigan corporation and a wholly owned subsidiary of EAI ("Sub"), and VSA, Sub will be merged (the "Merger") with and into VSA and, as the surviving corporation, VSA will be a wholly owned subsidiary of EAI.

     In connection with the Merger, I may be entitled to receive shares of common stock, par value $0.01 per share, of EAI (the "EAI Common Stock") in exchange for shares of VSA common stock, par value $1.00 per share (the "VSA Common Stock").

     I represent and warrant to, and covenant with, EAI that in the event I receive any EAI Common Stock as a result of the Merger:

          (a) I shall not make any sale, transfer or other disposition of the EAI Common Stock in violation of the Act or the Rules and Regulations.

          (b) I have carefully read this letter and the Agreement and, to the extent I felt necessary, I have discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of EAI Common Stock with my counsel or counsel for VSA.

          (c) I further represent to, and covenant with, EAI that I will not, during the 30 days prior to the Effective Time (as defined in the Agreement), sell, transfer or otherwise dispose of VSA Common Stock or shares of the capital stock of EAI that I may hold and, furthermore, that I will not sell, transfer or otherwise dispose of EAI Common Stock received by me in the Merger or any other shares of the capital stock of EAI until after such time as results covering at least 30 days of the combined operations of VSA and EAI have been published by EAI, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report filed with the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement that includes such combined results of operations, and I understand that EAI may place on the certificates of EAI Common Stock issued to me a legend to the foregoing effect.

     Execution of this letter is not an admission on my part that I am an "affiliate" of VSA as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Sincerely yours,

                                          Name:

                                          By:

                                          Its:
                                      A-31
               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Accepted this day of
          , 1998

ENGINEERING ANIMATION, INC.

By:

    Name:

    Title:

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                                                                       EXHIBIT B

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this   day of
          , 1998, by and between Mark Craig, a resident of Michigan ("Employee") and ENGINEERING ANIMATION, INC., a Delaware corporation with its principal offices in Ames, Iowa ("EAI" or "Company").

                                    RECITALS

     A. EAI is in the business of producing 3D visualization software products, interactive and custom 3D software products, and conducting various other activities associated therewith (the "Business").

     B. EAI desires to employ Employee and Employee desires to be employed by EAI on the terms and conditions set forth herein.

                                   AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. EMPLOYMENT TERMS.  Subject to the terms and conditions set forth herein,
EAI will employ Employee for a term commencing as of           (the "Effective
Date") and ending on the second anniversary of the Effective Date, or such earlier date as may occur pursuant to the terms of this Agreement (the "Employment Term"). This Agreement may be extended by mutual agreement of the parties.

     2. EMPLOYMENT DUTIES. During the term of this Agreement, Employee will serve EAI as President of the VSA subsidiary. Employee's initial duties shall include shared management responsibilities, including profit and loss responsibilities, for VSA. Employee shall perform such other duties as assigned from time to time by the Office of General Manager, Software Division of EAI, subject to the terms of this Agreement. Employee's base of operations shall be the Greater Detroit Metropolitan area, defined as including the area inside a circle with a fifty mile radius from the center of the city. Employee will, during the term of this Agreement, serve the Company faithfully, diligently and competently and will perform assigned duties on a full-time basis to the best of Employee's ability.

     3. COMPENSATION. During the term of employment, EAI will pay to Employee for services rendered by Employee under this Agreement, the following:

     (a) From the Effective Date of this Agreement through the second anniversary of the Effective Date, a salary at a rate of $180,000. per annum payable in arrears monthly, in accordance with the EAI's ordinary payroll practices; and

     (b) During the period from the Effective Date through December 31, 1998, Employee shall be entitled to receive such bonus as is earned pursuant to the bonus plan annexed hereto as Exhibit 1 and incorporated herein by reference; and

     (c) During the last quarter of each fiscal year Employee will participate in the planning process which results in the establishment of goals and budgets for the following fiscal year. After the end of each fiscal year of the Company, beginning fiscal 1999, during the Employment Term, Employee shall be eligible for an annual performance bonus, the nature and amount of which shall be determined by and in the discretion of the Company after reviewing Employee's performance and the Company's results of operations during and for such fiscal year and such other considerations deemed appropriate by the Company. Employee shall participate in any executive stock option bonus program to the same extent as other executives similarly situated. Notwithstanding anything else in this Agreement, the declaration and payment and the amount of any performance bonus to

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

        Employee shall be in the discretion of the Company and Employee shall have no absolute right to a performance bonus in any year.

     Payments made pursuant to this section while Employee is employed by shall be treated as wages for withholding and employment tax purposes.

     4. INSURANCE. During the Employment Term, the Company shall provide to the Employee a term life insurance policy in the face amount of $200,000 with the beneficiary to be named by the Employee. In addition, the Company shall be entitled to obtain as the beneficiary "key man" or other similar life insurance on Employee in an amount that the Company shall in its discretion deem appropriate.

     5. CAR ALLOWANCE. Employee shall receive a car allowance of $500 per month as additional compensation and in lieu of reimbursement for personal auto mileage expenses. Normal payroll taxes shall apply to this payment.

     6. SEVERANCE PROVISIONS. In the event that Employee is terminated for any reason whatsoever (including death, permanent disability and Change of Control as defined in the EAI Employee Stock Option Plan and including for good reason pursuant to paragraph 11), except for cause as defined in paragraph 11, during the term of this Agreement, then Employee shall receive severance payments equal to the monthly salary payments and a continuation of benefits to the end of the Employment Term; in addition thereto, if Employee is terminated for any reason whatsoever, except for cause as defined in paragraph 11, during the second year of the Employment Term, Employee shall receive such severance payments so that Employee shall receive severance payments for a total of twelve (12) months from termination, in an aggregate amount equal to Employee's annual salary and bonus in the year prior to termination.

     7. BENEFITS.

     (a) Employee shall be entitled during the Employment Term to participate in such employee benefit plans and programs, including, without limitation, profit sharing, cafeteria, health and life insurance plans, as are maintained from time to time for employees of EAI to the extent that his position, tenure, compensation, age, health and other qualifications make him eligible to participate. The Company does not promise the adoption or continuance of any particular plan or program during the employment term and employee's (and his dependents') participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable from time to time thereto.

     (b) During the Employment Term, Employee shall be entitled to paid time off, in accordance with the policies of the Company, of twenty-one (21) days during each year of employment. In addition, Employee shall be entitled to paid time off on such holidays as are observed by the Company from time to time. Accrued, unused vacation may be carried over from one year to the next in accordance with Company policies.

     (c) Employment shall be permitted, upon the Effective Date to participate in the EAI 401(k) savings plan which permits employee contributions of up to eighteen percent (18%) of total annual compensation and provides that EAI will match one-half of Employee's contribution up to a total match amount of two percent (2%) of Employee's total compensation. EAI's contribution to the Plan vests according to the terms of the Plan.

     8. REIMBURSEMENT OF EXPENSES. To the extent consistent with the general expense reimbursement policies maintained by EAI from time to time, Employee shall be entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket trade or business expenses which Employee incurs in connection with performing his duties under this Agreement, including reasonable travel and meal expenses. The reimbursement of all such expenses shall be made upon presentation of evidence reasonably satisfactory to EAI of the amounts and nature of such expenses and shall be subject to the prior approval of EAI.

     9. KEY EMPLOYEE NON-COMPETITION AGREEMENT. Employee agrees to be bound by the terms of the Key Employee Non-competition Agreement which is attached hereto as Exhibit A.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

     10. EMPLOYEE PROPRIETARY INFORMATION AGREEMENT. Employee recognizes that as a result of employment by EAI, he will come into possession of confidential information and as a condition of employment, agrees to execute and abide by the terms of the Employee Proprietary Information Agreement attached hereto as Exhibit B.

     11. TERMINATION. This Agreement may be terminated by the Company for cause which shall be defined as (i) any action by Employee involving willful gross misconduct having a material adverse effect on the Company; (ii) Employee being convicted of a felony under the laws of state of the United States or any state or under the laws of any other country or political subdivision thereof. This Agreement may be terminated for good reason by Employee under the following circumstances: (a) Employee's duties are reduced to a non-executive level, (b) the failure of a successor to the Company to assume the obligations of this Agreement, (c) breach of this Agreement by the Company.

     12. MISCELLANEOUS.

     (a) All notices hereunder shall be in writing and shall be deemed given when delivered in person or when sent by email or telecopier followed by hard copy; or following three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, or two (2) days after delivery to a nationally recognized express courier, expenses prepaid, addressed as follows:

        If to Employee: Addressed to the last address on the payroll records of
                        EAI.

        If to EAI:      Engineering Animation, Inc.
                     2321 North Loop Drive
                     Ames, IA 50010
                        Attention: Jamie A. Wade, General Counsel

     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns

     (c) This Agreement contains all of the agreements between the parties with respect to the subject matter hereof and this Agreement supersedes all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof.

     (d) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the waiving party.

     (e) If any provisions of this Agreement (or portions thereof) shall, for any reason, be deemed invalid or unenforceable by any court of competent jurisdiction, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. EAI's rights under this Agreement shall not be exclusive and shall be in addition to all other rights and remedies available at law or in equity.

     (f) This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute a single instrument.

     (g) This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of the State of Michigan applicable to contracts made in Iowa (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction). Employee hereby expressly submits and consents in advance to the personal jurisdiction of the federal and state courts of the State of Michigan for all purposes in connection with any action or proceeding arising out of or relating to this Agreement.

                                      A-35
               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


ENGINEERING ANIMATION, INC.                              EMPLOYEE

By:

Name:

Title:

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                                                                       EXHIBIT C

                     FORM OF LEGAL OPINION TO BE DELIVERED
                               BY COUNSEL TO VSA

     The legal opinion of Timmis & Inman L.L.P., counsel to Variation Systems Analysis, Inc. ("VSA"), shall be to the effect that:

     1. VSA has been duly incorporated and is validly existing and in good standing under the laws of the State of Michigan. VSA has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Section to the Disclosure Schedule, to our knowledge based upon an officer's certificate of VSA, VSA is duly qualified to do business and is in good standing as a foreign corporation under the laws of each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect of VSA.

     2. The authorized capital stock of VSA consists of (a) 100,000 shares of common stock, $1.00 par value per share ("Common Stock"), of which the stock
records of VSA reflect           shares are issued and outstanding. All of the
issued and outstanding shares of Common Stock have been duly authorized and, to our knowledge, validly issued and are fully paid, nonassessable, free of statutory preemptive rights. To the knowledge of such counsel VSA, based upon an officer's certificate of VSA, VSA does not have and is not bound by any outstanding subscriptions, options, convertible securities, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock.

     3. VSA has the corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of VSA. Except for the approval of the shareholders of VSA, no other corporate proceedings on the part of VSA are necessary to approve the Merger Agreement or to consummate the transactions contemplated thereby. The Merger Agreement has been duly and validly executed and delivered by VSA and constitutes a valid and binding obligation of VSA, enforceable against VSA in accordance with its terms, subject to the qualifications that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or in law). No opinion is expressed as to the validity or enforceability of any provision regarding choice of law to govern the Merger Agreement.

     4. Except as disclosed in Section   of the Disclosure Schedule, the
execution and delivery of the Merger Agreement by VSA, the consummation by VSA of the transactions contemplated thereby, and the compliance by VSA with the terms or provisions thereof, will not (i) violate any provision of the Articles of Incorporation or By-Laws of VSA, (ii) constitute a violation of any Applicable Contracts, which would have a Material Adverse Effect on VSA, (iii) cause the creation of any security interest or lien upon any of the property of VSA pursuant to any Applicable Contract, which would have a Material Adverse Effect on VSA, (iv) contravene any provision of any Applicable Law, which would have a Material Adverse Effect on VSA, or (v) contravene any Applicable Order of any federal governmental authority known by such counsel to be applicable to VSA, which would have a Material Adverse Effect on VSA

     Reference to (i) "Applicable Laws" shall mean the general corporate laws of the State of Michigan, and those laws, rules and regulations of the State of Michigan and the United States of America which, to such counsel's knowledge, are applicable to transactions of the type contemplated by the Merger Agreement;
(ii) "Governmental Authorities" shall mean any Michigan or federal executive, legislative, judicial, administrative or regulatory body, or any regulatory body acting pursuant to the Michigan Business Corporation Act; (iii) "Applicable Orders" shall mean those orders or decrees of Governmental Authorities identified on a schedule attached to such opinion which are the only orders or decrees known to such counsel to be binding on

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

VSA; and (iv) "Applicable Contracts" shall mean those agreements or instruments set forth on Section 3.14 of the Disclosure Schedule to the Merger Agreement.

     7. Except for (i) the filing of Certificate of Merger with the Michigan Secretary pursuant to the Michigan Business Corporation Act, (ii) the approval of the Merger Agreement by the requisite vote of the holders of VSA Stock, and
(iii) the filings and authorizations necessary to list the shares of EAI Common Stock received pursuant to the Merger Agreement on the NNM, no Consent of any Governmental Authority is necessary in connection with the execution and delivery by VSA of the Merger Agreement and the consummation by VSA of the Merger and the other transactions contemplated thereby, which if not obtained would have a Material Adverse Effect on VSA.

     8. To our knowledge based upon an officer's certificate of VSA, there are no actions, suits or proceedings pending or threatened against VSA at law or in equity or before any Governmental Authority or challenging the validity or propriety of the transactions contemplated by the Merger Agreement, which would have a Material Adverse Effect on VSA.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                                                                       EXHIBIT D

                                FORM OF OPINION
                   REGARDING VARIATION SYSTEMS ANALYSIS, INC.
                    EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST
                   (THE "ESOP" AND THE "TRUST," RESPECTIVELY)

     The opinion of counsel to the ESOP and the Trust, given pursuant to Section 7.2(k) of the Agreement and Plan of Merger (the "Merger Agreement"), shall be satisfactory in form and substance to EAI and shall be to the effect that:

     1. The ESOP and the Trust adopted by Variation Systems Analysis, Inc. (the "Corporation") have been duly authorized, executed and delivered on behalf of the Corporation.

     2. The Trust is exempt from tax under Section 501(a) of the Internal Revenue Code of 1986 (the "Code") and forms a part of a stock bonus plan (the "ESOP") which meets all applicable requirements for qualification under Section 401(a) of the Code and which satisfies the requirements for "employee stock ownership plans" under Section 4975(e)(7) of the Code.

     3. The Corporation has taken all necessary action to appoint Comerica Bank as the Trustee of the Trust. The Trust is a trust duly formed in accordance with its trust agreement and Michigan law, and is validly existing under the laws of the state of Michigan.

     4. Immediately prior to the commencement of the transactions contemplated by the Merger Agreement, the Trustee of the Trust was the sole registered owner of 6243.78 shares of the Corporation's Common Stock ("Shares"), not in its individual capacity, but solely as Trustee of the ESOP. Assuming EAI is acquiring the Shares for value, in good faith and without notice of any adverse claim, then EAI, upon registration of the Shares in its name in the stock records of the Corporation, will acquire all the rights of the Trustees in the Shares, free and clear of any adverse claim.

     5. The delivery and exchange by the Trustee of the Shares for stock of EAI are within the Trustee's powers under Article IX of the ESOP, have been duly authorized by all necessary Trustee action, and do not contravene (i) Article IX (or any other provision) of the ESOP, or (ii) applicable law (including without limitation ERISA, the regulations issued thereunder, the Code and the regulations issued thereunder), and specifically including, without limitation, that the Trustee's actions have been taken solely in the interest of the ESOP's participants and beneficiaries, after thorough review of the relevant facts and circumstances and in consultation with independent valuation and legal advisers.

     6. The Trustee has taken all actions required by Section 9.01 of the ESOP with respect to the pass-through to ESOP participants of the decision to exchange Shares.

     7. No further consent or approval from or notice to or filing with any Governmental Authority is required in connection with the performance of the obligations of the ESOP Trustee contemplated by the Agreement.

     8. All documents and instruments necessary to effect the exchange of the Shares pursuant to the Merger Agreement have been duly authorized, executed, and delivered on behalf of the Trustee and constitutes the final, valid and binding obligation of the Trustee enforceable against it in accordance with their terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights, equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except as may be affected by applicable state and federal securities and Blue Sky laws and regulations and ERISA.

     9. No "prohibited transaction" under ERISA or the Code has occurred with respect to the ESOP, nor does the exchange of Shares or any other transaction contemplated by the Merger Agreement constitute such a prohibited transaction.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

     10. Neither the nature of the ESOP and the Trust, nor any of their businesses or properties, nor any relationship between the ESOP and the Trust and any other person, nor any circumstance in connection with the sale of Shares or any other transaction contemplated by the Agreement is such as to require under ERISA or the Code any authorization, consent, approval, exemption or any action by or notice to or filing with any court or administrative or governmental body in connection with any such transaction.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                                                                       EXHIBIT E

                     FORM OF LEGAL OPINION TO BE DELIVERED
               BY GENERAL COUNSEL OF ENGINEERING ANIMATION, INC.

     The legal opinion of Jamie A. Wade, General Counsel of Engineering Animation, Inc. ("EAI"), shall be to the effect that:

     1. EAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. EAI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

     2. The authorized capital stock of EAI consists of 60,000,000 shares of EAI Common Stock and 20,000,000 shares of preferred stock, par value $.01 per share. All of the issued and outstanding shares of EAI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of statutory preemptive rights. The shares of EAI Common Stock to be issued pursuant to the Merger have been duly authorized and, at the Effective Time upon issuance pursuant to the Merger Agreement, all such shares will be validly issued, fully paid, nonassessable and free of statutory preemptive rights.

     3. EAI has the corporate power and authority to execute and deliver the Merger Agreement and the Employment Agreement for Mark Craig (the "Employment Agreement") and to consummate the transactions contemplated thereby. The execution and delivery of the Merger Agreement and the Employment Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of EAI. No other corporate proceedings on the part of EAI are necessary to approve the Merger Agreement and the Employment Agreement or to consummate the transactions contemplated thereby. The Merger Agreement and the Employment Agreement have been duly and validly executed and delivered by EAI and constitute valid and binding obligations of EAI, enforceable against EAI in accordance with their terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles regardless of whether enforcement is sought in a proceeding in equity or at law. No opinion is expressed as to the validity or enforceability of any provision regarding choice of Delaware law to govern the Merger Agreement and the Employment Agreement.

     4. The execution and delivery of the Merger Agreement and the Employment Agreement by EAI, the consummation by EAI of the transactions contemplated thereby, and the compliance by EAI with the terms or provisions thereof, will not (i) violate any provision of the Certificate of Incorporation or By-Laws of EAI, (ii) violate the Delaware General Corporation Law, or any federal law, rule or regulation that to the knowledge of such counsel is applicable to transactions of the type contemplated by the Merger Agreement and the Employment Agreement, (iii) contravene any order or decree of any federal, governmental authority known by such counsel to be applicable to EAI, or (iv) constitute a violation of, or cause the creation of any lien pursuant to, any material license, lease, contract, agreement or other instrument or obligation to which EAI or any of its subsidiaries is a party. Notwithstanding the preceding sentence, no opinion is expressed as to whether the execution and delivery of the Merger Agreement and the Employment Agreement by EAI, the consummation by EAI of the transactions contemplated thereby or the compliance by EAI with the terms and provisions thereof will constitute a breach of, or constitute a default under, any covenant or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of EAI contained in any agreement to which EAI is a party.

     5. Except for (i) the filing of Certificate of Merger with the Michigan Secretary pursuant to the Michigan Business Corporation Act and (ii) the filings and authorizations necessary to list the shares of EAI Common Stock issued pursuant to the Merger Agreement on the NNM, all of which filings, expirations, approvals and declarations have been made, occurred or obtained, no Consents from any federal or Delaware governmental authority are necessary in connection with the execution and delivery by EAI of the Merger
                                      A-41
               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
Agreement and the consummation by EAI of the Merger and the other transactions contemplated by the Merger Agreement.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                                                                       EXHIBIT F

                              FORM OF AMENDED AND
                       RESTATED ARTICLES OF INCORPORATION

     Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:

1. The present name of the corporation is: Variation Systems Analysis, Inc.

2. The identification number assigned by the Bureau is: 215535

3. All former names of the corporation are: Applied Computer Solutions, Inc.

4. The date of filing the original Articles of Incorporation was: February 11, 1982

     The following Amended and Restated Articles of Incorporation supersede the Articles of Incorporation for the corporation in their entirety:

ARTICLE I The name of the corporation is: Variation Systems Analysis, Inc.

ARTICLE II The purpose or purposes for which the corporation is formed are: to engage in any activity within the purposes for which a corporation may be formed under the Business Corporation Act of Michigan.

ARTICLE III The total authorized shares of stock of the corporation consists of 100,000 shares of common stock and no shares of preferred stock.

A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows: The common stock of the corporation shall consist of a single class, having equal rights, privileges and powers.

ARTICLE IV

1. The address of the current registered office is: 300 Maple Park Boulevard, Suite 301, St. Clair Shores, Michigan 48080

2. The name of the current resident agent is: Mark E. Craig

ARTICLE V Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporation action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

     Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing.

ARTICLE VI Shareholders of the corporation shall not be entitled to preemptive rights.

ARTICLE VII Except as otherwise provided by law, a director of the corporation is not personally liable to the corporation or its shareholders for monetary damages for a breach of the directors' fiduciary duty.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

ARTICLE VIII The corporation shall, to the fullest extent now or hereafter permitted by law, indemnify any director or officer of the corporation (and, to the extent provided in a resolution of the board of directors or by contract), may indemnify any employee or agent of the corporation who was or is a party to or threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including an action by or in the right of the corporation, by reason of the fact such person is or was a director, officer, employee, agent or representative of the corporation, or is or was serving at the request of the corporation as director, officer, partner, trustee, employee, agent or representative of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys' fees (which expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as provided by law), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The indemnification provided herein shall continue as to a person who has ceased to be a director or officer of the corporation and, to the extent provided in a resolution of the board of directors or in any contract between the corporation and such person, may continue as to a person who has ceased to be an employee or agent of the corporation. Any indemnification of a person who was entitled to indemnification after such person ceased to be a director, officer, employee, agent or representative of the corporation shall inure to the benefit of the heirs, executors and administrators of such person. The corporation shall bear the burden of proving that indemnification is not proper under the circumstances. A determination by the corporation of the propriety of indemnification shall not create a presumption or defense that indemnification is not proper under the circumstances. All directors and officers of any subsidiary of the corporation shall be deemed to be serving as such at the request of the corporation.

     These Amended and Restated Articles of Incorporation were duly adopted on
the   day of           , 1998 in accordance with the provisions of Section 642
of the Act and were duly adopted by the shareholders. The necessary number of shares as required by statute were voted in favor of these Amended and Restated Articles of Incorporation.

                                          Signed this   day of
                                                              , 1998

                                          By:

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                                                                       EXHIBIT G

                          AMENDED AND RESTATED BY-LAWS
                                       OF
                        VARIATION SYSTEMS ANALYSIS, INC.
                        (ADOPTED AS OF           , 1998)

                                   ARTICLE 1.

                                   AMENDMENTS

     Section 1.1 AMENDMENT OF THE BY-LAWS. These By-laws may be altered, amended or repealed, and new By-laws may be adopted by the shareholders or the Board of Directors, but the by-laws or any specific provision thereof adopted by the shareholders may not be altered, amended or repealed by the board of directors.

                                   ARTICLE 2.

                                    OFFICES

     Section 2.1 REGISTERED OFFICE. The Corporation shall maintain in the State of Michigan a registered office which may, but need not be, the same as its place of business, and a registered agent whose business office is identical with such registered office.

     Section 2.2 OTHER OFFICES. The Corporation may also have offices at such other places both within and without the State of Michigan as the business of the Corporation may require.

                                   ARTICLE 3.

                                     STOCK

     Section 3.1 FORM OF STOCK CERTIFICATES. Stock shall be represented by certificates.

          3.1.1 SIGNING OF CERTIFICATES. Certificates representing stock of the Corporation shall be signed by the appropriate officers and may be sealed with the seal or a facsimile of the seal of the Corporation.

          3.1.2 IDENTIFICATION OF SHAREHOLDERS. The name and address of each shareholder, the number and class of stock held and the date on which the stock was issued shall be entered on the books of the Corporation. The person in whose name stock stands on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.

     Section 3.2 LOST, STOLEN OR DESTROYED CERTIFICATES. If a certificate representing stock has been lost, stolen or destroyed, the Board of Directors may in its discretion, except as may be required by law, direct that a new certificate be issued upon satisfaction of any conditions or requirements it may impose.

     Section 3.3 TRANSFERS OF STOCK. Transfers of stock of the Corporation shall be recorded on the books of the Corporation.

                                   ARTICLE 4.

                                  SHAREHOLDERS

     Section 4.1 ANNUAL MEETING. The annual meeting of the shareholders for the election of directors and the transaction of any other proper business shall be held at such date and time within a reasonable period of time after the annual audit report for the previous fiscal year has become available, as the Board of Directors shall determine.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

     Section 4.2 SPECIAL MEETINGS. Special meetings of the shareholders may be called by the Chairman of the Board or the President, by the Board of Directors or the holders of not less than one-fifth of all the outstanding stock of the Corporation entitled to vote on the matter for which the meeting is called.

     Section 4.3 PLACE OF MEETING. The Board of Directors may designate any place as the place of meeting for any annual or special meeting of the shareholders. In the absence of such designation, the place of meeting shall be the principal place of business of the Corporation.

     Section 4.4 NOTICE OF MEETINGS. For all meetings of shareholders, a written notice of the meeting shall be delivered to each shareholder of record entitled to vote at such meeting, which notice shall state the place, date and hour of meeting. For all special meetings and when and as otherwise required by law, the notice shall state the purpose or purposes of the meeting. The notice of the meeting shall be given not less than ten nor more than sixty days before the date of the meeting. Such notice shall be deemed to have been delivered when sent by registered mail or by confirmed telex or telecopy, directed to the shareholder at his or her address as it appears in the records of the Corporation. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, unless otherwise required by law.

     Section 4.5 QUORUM. The holders of a majority of the outstanding stock of the Corporation entitled to vote on a matter, present in person or represented by proxy, shall constitute a quorum for consideration of such matter at any meeting of the shareholders unless a greater or lesser number is required by the Articles of Incorporation. At any adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the original meeting, unless otherwise required by law. Withdrawal of shareholders from any meeting shall not cause failure of a duly constituted quorum at a meeting, unless otherwise required by law.

     Section 4.6 MANNER OF ACTING. The affirmative vote of a majority of the stock represented at a meeting and entitled to vote on a matter at which a quorum is present shall be the act of the shareholders, unless the vote of a greater number or voting by class is required by law or the Articles of Incorporation.

     Section 4.7 FIXING OF RECORD DATE. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the close of business on the day before the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. If a record date is specifically set for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than 60 days and not less than 10 days immediately preceding such meeting. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section, such determination shall apply to any adjournment thereof.

     Section 4.8 PROXIES. A shareholder may appoint a proxy to vote or otherwise act for him or her by signing an appointment form and delivering it to the person so appointed. No proxy shall be valid after the expiration of three years from the date thereof unless otherwise provided in the proxy. An appointment of a proxy is revocable by the shareholder unless the appointment form states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power.

     Section 4.9 CONSENT OF SHAREHOLDERS IN LIEU OF MEETING. Any action required to be taken, or which may be taken, at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of shares of outstanding stock having not less than the minimum number of votes that would be

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     Section 4.10 NOTICE TO SHAREHOLDERS NOT CONSENTING. Prompt notice of the taking of corporate action without a meeting by less than unanimous consent shall be given in writing to those shareholders who have not

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES consented in writing. In the event that the action which is consented to is such as would have required the filing of a certificate under any Section of the Michigan Business Corporation Act of the State of Michigan if such action had been voted on by the shareholders at a meeting thereof, the certificate filed under such other Section shall state, in lieu of any statement required by such Section concerning any vote of shareholders, that written consent has been given in accordance with the provisions of said Section and that written notice to non-consenting shareholders has been given as provided in this By-law.

                                   ARTICLE 5.

                                   DIRECTORS

     Section 5.1 GENERAL POWERS. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors.

     Section 5.2 NUMBER, TENURE AND RESIGNATION. The number of directors of the Corporation shall be a minimum of one, and shall initially be one until another number is fixed by resolution of the shareholders. The number of directors may be increased or decreased from time to time by amendment to these By-laws, without further amendment to the By-laws; provided however that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Each director shall hold office until the last to occur of the next annual meeting of shareholders or until his successor shall have been elected and qualified, or until his earlier written resignation or removal in the manner hereinafter provided. A director may resign at any time by written notice to the Board, its Chairman, the President or the Secretary. The resignation is effective on the date it bears, or its designated effective date.

     Section 5.3 QUORUM AND MANNER OF ACTING. A majority of the Board of Directors fixed by the shareholders shall constitute a quorum for the transaction of business at any meeting of the Board of Directors; provided however that if less than a majority of the number of directors is present at a meeting, a majority of the directors present may adjourn the meeting at any time without further notice unless required by law.

     Section 5.4 MANNER OF ACTING. The act of a majority of the directors fixed by the shareholders under this Article shall be the act of the Board of Directors, unless the act of a greater number is required by law or these By-laws.

     Section 5.5 VACANCIES. Any vacancy occurring in the Board of Directors and any directorship to be filled by reason of an increase in the number of directors may be filled by election at an annual meeting or at a special meeting of shareholders called for that purpose. The board of directors may appoint a director to fill a vacancy at any regular or special meeting of the Board of Directors to hold office until a meeting of shareholders is held. A director elected by the shareholders to fill a vacancy shall hold office for the balance of the term for which he or she was elected.

     Section 5.6 REMOVAL OF DIRECTORS. One or more of the directors may be removed, with or without cause, at a meeting of shareholders, by the affirmative vote of the holders of a majority of the outstanding stock then entitled to vote at an election of directors. No director shall be removed at a meeting of shareholders unless the notice of such meeting shall state that a purpose of the meeting is to vote upon the removal of one or more directors named in the notice. Only the named director or directors may be removed at such meeting.

     Section 5.7 REGULAR MEETINGS. A regular meeting of the Board of Directors shall be held without other notice than this By-law, immediately after, and, at the same place as, the annual meeting of shareholders. The Board of Directors may provide, by resolution, the place, date and hour for the holding of additional regular meetings of the Board of Directors, without other notice than such resolution.

     Section 5.8 SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the president or a majority of the directors.

     Section 5.9 NOTICE. Notice of any special meeting shall be given to each director at least 10 days prior to the meeting by written notice directed to each director at his or her place of business. Such notice shall be deemed to have been delivered when sent by registered mail, or by confirmed telex or telecopy, to each

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES director at his or her business address. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

     Section 5.10 PRESUMPTION OF ASSENT. A director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be conclusively presumed to have assented to the action taken, unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent to such action with the person acting as the Secretary of the meeting before the adjournment thereof, or shall forward such dissent by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

     Section 5.11 COMMITTEES. A majority of the directors by resolution passed by the number of directors fixed pursuant to this Article may designate one or more committees and appoint members of the Board to serve on the committee or committees. Each committee shall have one or more members, who serve at the pleasure of the Board.

     Section 5.12 CONSENT IN LIEU OF MEETING. Any action required by the Michigan Corporation Act of the State of Michigan to be taken at a meeting of the Board of Directors or any other action which may be taken at a meeting of the Board or a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all the directors entitled to vote with respect to the subject matter thereof, or by all members of such committee, as the case may be, entitled to vote with respect thereto.

     Section 5.13 MEETING BY CONFERENCE TELEPHONE. Members of the Board of Directors or any committee designated by such Board may participate in and act at any meeting of the Board or committee by means of conference telephone or other similar communication equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant hereto shall constitute presence in person at such meeting.

     Section 5.14 COMPENSATION. The Board of Directors, by the affirmative vote of a majority of the directors then in office, and irrespective of any personal interest of any of its members, shall have authority to establish reasonable compensation of all directors for services to the Corporation as directors, officers or otherwise.

     Section 5.15 CHAIRMAN OF THE BOARD. The Board of Directors may, from time to time, appoint a Chairman, who shall preside at all meetings of the shareholders and of the Board of Directors.

                                   ARTICLE 6.

                                    OFFICERS

     Section 6.1 NUMBER. The officers of the Corporation may be a Chairman, President, one or more Vice Presidents (if elected), a Secretary, a Treasurer, one or Assistant Secretaries (if elected), one or more Assistant Treasurers (if elected), and such other officers as may be elected in accordance with the provisions of this Article.

     Section 6.2 ELECTION AND TERM OF OFFICE. The officers of the Corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as reasonably practicable. Subject to the provisions set forth in this Article, each officer shall hold office until the last to occur of the next annual meeting of the Board of Directors or until his successor is duly elected and has qualified. Election of an officer shall not, of itself, create contract rights.

     Section 6.3 REMOVAL. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

     Section 6.4 VACANCIES; NEW OFFICES. A vacancy occurring in any office may be filled and new offices may be created and filled, at any time, by the Board of Directors.

     Section 6.5 PRESIDENT. The President shall be the chief executive officer of the Corporation. He or she shall be in charge of the day to day business and affairs of the Corporation, subject to the direction and control of the Board of Directors. He or she shall have the power to appoint such agents and employees as in his or her judgment may be necessary or proper for the transaction of the business of the Corporation. He or she may sign, on behalf of the Corporation, stock certificates, deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed. He or she may vote on behalf of the Corporation, by proxy or otherwise, all securities which the Corporation is entitled to vote, and, in general, shall perform all duties incident to the office of the chief executive officer and such other duties as from time to time may be prescribed by the Board of Directors.

     Section 6.6 VICE PRESIDENT(S). The Vice President, if one is elected (or in the event more than one Vice President is elected, each of the Vice Presidents) shall assist the President in the discharge of his or her duties as the President may direct, and shall perform such other duties as from time to time may be assigned to him or her (them) by the President or the Board of Directors. In the absence of the President, the Vice President, if one is elected (or Vice Presidents, in the order of their election), shall perform the duties and exercise the authority of the President.

     Section 6.7 THE TREASURER. The Treasurer shall have charge and custody of and be responsible for all funds and securities of the Corporation; receive and give receipts for monies due and payable to the Corporation from any source whatsoever, and deposit all such monies in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors; have charge of and be responsible for the maintenance of adequate books of account for the Corporation; and, in general perform all duties incident to the office of Treasurer and such other duties not inconsistent with these By-laws as from time to time may be assigned to him by the President, or the Board of Directors.

     Section 6.8 THE SECRETARY. The Secretary shall keep the minutes of the shareholders' and the Board of Directors' meetings; see that all notices are duly given in accordance with the provisions of these By-laws or as required by law; be custodian of the corporate records and for the seal of the Corporation; keep a register of the post office address of each shareholder which shall be furnished to the Secretary by such shareholder; sign with the President, or other authorized officer, stock certificates of the Corporation, the issuance of which shall have been authorized by resolution of the Board of Directors, and any contracts, deeds, mortgages, bonds or other instruments which the Board of Directors has authorized to be executed, according to the requirements of the form of the instrument; have general charge of the stock transfer books of the Corporation; and, in general perform all duties incident to the office of Secretary and such other duties not inconsistent with these By-laws as from time to time may be assigned to him by the President or the Board of Directors.

     Section 6.9 ASSISTANT TREASURERS AND ASSISTANT SECRETARIES. The Board of Directors may elect one or more Assistant Treasurers and Assistant Secretaries. In the absence of the Treasurer or in the event of his inability or refusal to act, the Assistant Treasurer(s), in the order of their election, shall perform the duties and exercise the authority of the Treasurer. In the absence of the Secretary, or in the event of his inability or refusal to act, the Assistant Secretary(ies), in the order of their election, shall perform the duties and exercise the authority of the Secretary. The Assistant Treasurer(s) shall respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The Assistant Treasurer(s) and Assistant Secretary(ies), in general, shall perform such other duties not inconsistent with these By-laws as shall be assigned to them by the Treasurer or the Secretary, respectively, or by the President or the Board of Directors.

     Section 6.10 COMPENSATION. The compensation of the officers shall be fixed from time to time by the Board of Directors. No officers shall be prevented from receiving such compensation by reason of the fact that he is also a director of the Corporation. All compensation shall be reasonable and solely for services rendered to the Corporation.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                                   ARTICLE 7.

                                 FISCAL MATTERS

     Section 7.1 FISCAL YEAR. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

     Section 7.2 CONTRACTS. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation, and such authority may be general or confined to specific instances.

     Section 7.3 LOANS AND INDEBTEDNESS. No loans shall be contracted on behalf of the Corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

     Section 7.4 CHECKS, DRAFTS, ETC. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation, shall be signed by such officer or officers, agent or agents of the Corporation as the Board of Directors shall from time to time designate.

     Section 7.5 DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositaries as the Board of Directors may select.

                                   ARTICLE 8.

                                    GENERAL

     Section 8.1 DIVIDENDS AND DISTRIBUTIONS. The Board of Directors, may from time to time declare or otherwise authorize and the Corporation may pay, dividends or other distributions on its outstanding stock in the manner and upon the terms, conditions and limitations provided by law or the Articles of Incorporation.

     Section 8.2 CORPORATE SEAL. The Board of Directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words "Corporate Seal, Michigan." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

     Section 8.3 WAIVER OF NOTICE. Whenever any notice what ever is required to be given by law, the Articles of Incorporation or under the provisions of these By-laws, a written waiver thereof, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

     Section 8.4 HEADINGS. Article or section headings are inserted herein only for convenience of reference and shall not be considered in the construction of any provision hereof.

                            VOTING INSTRUCTION CARD

                            For Participants in the

         VARIATION SYSTEMS ANALYSIS, INC. EMPLOYEE STOCK OWNERSHIP PLAN





     The undersigned hereby directs COMERICA BANK, Trustee of the Variation Systems Analysis, Inc. Employee Stock Ownership Plan (the "Plan") to vote all shares of common stock of Variation Systems Analysis, Inc. ("VSA") held by the Plan on behalf of the undersigned participant on August 14, 1998, at a special meeting of Stockholders of the Corporation, to be held on September 22, 1998 at 9:00 a.m., at VSA's offices, 300 Maple Park Boulevard, St. Clair Shores, Michigan, and at all adjournments thereof, on the matters set forth below as described in the Notice of Special Meeting and Information Statement/Prospectus received by the undersigned, and in the Trustee's discretion on such other matters as may properly come before the Meeting.


     The undersigned further acknowledges that the Trustee, pursuant to the terms of the Plan, will vote (i) unallocated shares of VSA's common stock and
(ii) shares of VSA common stock for which no direction is received from Plan participants in the same proportion (affirmative, negative or abstain) as the shares for which it receives voting instructions from Plan participants, including the undersigned, to the extent not inconsistent with Treasury regulations or other applicable laws, ruling or regulations. As such, the undersigned and all other Plan participants are fiduciaries of VSA's common stock referenced in (i) and (ii) immediately above:


         *************************************************************




                    [ ] FOR adoption of the Merger Agreement between Variation Systems Analysis, Inc. and
                    Engineering Animation, Inc.

                    [ ] AGAINST adoption of the Merger Agreement between Variation Systems Analysis, Inc. and
                    Engineering Animation, Inc.



                                  Dated: _______________________________, 1998

                                  ______________________________________________

                                  ______________________________________________
                                         (Signature or Signatures)
                                  Please sign exactly as name appears hereon,
                                             including title, if any.

                  INFORMATION STATEMENT FOR ESOP PARTICIPANTS




                    The attached Information Statement/Prospectus is
               being sent to eligible participants in the Variation Systems Analysis, Inc. Employee Stock Ownership Plan (the "ESOP") in connection with a Special Meeting (the "Meeting") of Shareholders of Variation Systems Analysis, Inc. ("VSA"), a Michigan corporation. The Meeting will be held September 22, 1998 at 9:00 a.m. at VSA's offices, 300 Maple Park Boulevard, St. Clair Shores, Michigan.



                    The purpose of the Meeting is for the shareholders
               of VSA to consider and vote on the proposed merger of EAI Victory, Inc., a Michigan corporation ("Sub") and a wholly owned subsidiary of Engineering Animation, Inc., a Delaware corporation ("EAI"), with and into VSA (the "Merger") pursuant to the Amended and Restated Agreement and Plan of Merger ("Merger Agreement") among EAI, Sub and VSA dated as of August 19, 1998.


                    As of the Record Date, 6,240 shares (8.92%) of the
               outstanding VSA Common Stock were owned by the ESOP, Eligible ESOP participants are being offered the opportunity to instruct the ESOP Trustee as to whether to vote such participants' allocated shares of VSA Common stock in favor of or against the adoption of the Merger Agreement. To instruct the ESOP Trustee, an ESOP participant should complete the ESOP Voting
               Instruction Card attached hereto and accompanied by the Information Statement/Prospectus and return it to the ESOP Trustee, all in accordance with the instructions set forth below.

                         BEFORE COMPLETING AND RETURNING THE ESOP
               VOTING INSTRUCTION CARD TO THE ESOP TRUSTEE, ESOP
               PARTICIPANTS SHOULD READ AND CONSIDER CAREFULLY THE ENTIRE INFORMATION STATEMENT/PROSPECTUS.


ESOP Participants Eligible to Instruct the ESOP Trustee:

               Each participant in the ESOP to whose account shares of VSA Common Stock have been allocated as of the Record Date (i.e., who is either employed by VSA as of August 14, 1998 and has shares allocated to his or her ESOP account as of that date, or is a former employee of VSA who has not received a final distribution from the ESOP as of August 14, 1998) is eligible to instruct the ESOP Trustee on the voting of those shares by completing, signing and timely returning an ESOP Voting Instruction Card.

Effect of ESOP Participants' Instructions:

               ESOP participants may instruct the ESOP Trustee to vote their allocated shares of VSA Common Stock in favor of or against the adoption of the Merger Agreement. Under the terms of the ESOP, subject to the ESOP Trustee's fiduciary obligations described below, the ESOP Trustee will vote all allocated shares of VSA Common Stock held in the ESOP as instructed by ESOP participants. Furthermore, each participant is a fiduciary, pursuant to the ESOP Plan, with respect to unallocated and allocated non-voted shares of VSA common stock. The ESOP plan and trust documents provide that he ESOP Trustee will vote unallocated shares of VSA Common Stock and shares of VSA Common Stock for which no direction is received from the ESOP participants in the same proportion (affirmative, negative or abstain) as the shares for which it receives voting instruction from participants but only if and to the extent not inconsistent with Treasury regulations or other applicable laws, rulings or regulations.

The ESOP Trustee's Fiduciary Obligations:

          The ESOP Trustee is subject to certain fiduciary obligations imposed on it by the Employee Retirement and Income Security Act of 1974, as amended ("ERISA"). In general, the ESOP Trustee will be obligated under the ESOP and the applicable provisions of ERISA to follow the ESOP participants' vote, to the extent described above, but only if and to the extent not inconsistent with Treasury regulations or other applicable laws, rulings or regulations. Therefore, it is possible that, notwithstanding the outcome of the ESOP participants' instructions, the ESOP Trustee could, in the exercise of its fiduciary obligations, decide to vote, or not to vote, all of the outstanding shares of VSA Common Stock held in the ESOP Trust for the adoption of the Merger Agreement.

          As of the date of this Information Statement/Prospectus, the ESOP Trustee has not made a final determination on whether the consummation of the Merger in accordance with the vote of the ESOP participants would be contrary to its fiduciary obligations of ERISA. The ESOP Trustee will not make this final determination until the date of the Meeting; however, the ESOP Trustee is not presently aware of any fact or circumstance which would cause it to vote shares of VSA Common Stock other than as provided for in the ESOP plan and trust documents.

How to Instruct the ESOP Trustee:

          An ESOP participant who wishes to vote his or her allocated shares of VSA Common Stock must properly complete and timely return the ESOP Voting Instruction Card. To do so, after reading the Prospectus/Information Statement, an ESOP participant should:

     1.   Mark, date and sign the ESOP Voting Instruction Card; and


     2. Mail the ESOP Voting Instruction Card in the accompanying postage-paid, pre-addressed envelope so that it will be received by the ESOP Trustee no later than 5:00 p.m. Eastern Time, on September 15, 1998. ESOP Voting Instruction Cards also may be sent to the ESOP Trustee by overnight mail (at the ESOP's participant's expense), or by telecopier, to the following address:


          Comerica Bank
          As Trustee of the Variation Systems Analysis, Inc.
          Employee Stock Ownership Trust
          Mail Code 3431
          P.O. Box 75000
          Detroit, Michigan 48275-3431
          Attn: Kim O'Connor
          Telecopier: (313) 222-7170


     In order to be effective, an ESOP Voting Instruction Card must be received by the ESOP Trustee no later than 5:00 p.m. Eastern Time, on September 15, 1998.


Failure To Sign, Complete or Return an ESOP Voting Instruction Card:

          If an ESOP participant fails to sign or timely return an ESOP Voting Instruction Card, or if an ESOP participant properly signs and timely returns an ESOP Voting Instruction Card but does not specifically mark a box on the ESOP Voting Instruction Card, the ESOP Trustee will consider the shares of VSA Common Stock represented by such ESOP Voting Instruction Card to be shares with respect to which no instruction has been submitted. Therefore, if an ESOP participant does not want the ESOP Trustee to consider his or her allocated shares as shares with respect to which no instruction has been submitted, the ESOP participant must specifically mark a box on the ESOP Voting Instruction Card, sign the ESOP Voting Instruction Card, and return it to the ESOP Trustee so that the ESOP Trustee receives it prior to 5:00 p.m. Eastern Time, on September 15, 1998.


     An ESOP participant who decides to change his or her vote after having submitted an ESOP Voting Instruction Card must obtain a new card by contacting the ESOP Trustee at the address listed above or by telephoning the ESOP Trustee at (313) 222-0055. By properly completing and timely returning the now ESOP Voting Instruction Card, an ESOP participant's previously submitted ESOP Voting Instruction Card will be revoked automatically.

     An ESOP participant may also revoke an ESOP Voting Instruction Card by notifying the ESOP Trustee in writing of the ESOP participant's decision to revoke, but, if a new ESOP Voting Instruction Card is not timely received by the ESOP Trustee, the ESOP participant's allocated shares covered by the revoked ESOP Voting Instruction Card will be considered by the ESOP Trustee to be shares with respect to which no instruction has been submitted. After 5:00 p.m. Eastern Time, on September 15, 1998, no ESOP Voting Instruction Card will be accepted, and no ESOP Voting Instruction Card will be permitted to be changed or revoked.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     EAI's Certificate of Incorporation and By-laws provide that EAI shall, subject to certain limitations, indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

     Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. EAI's Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The Exhibits to this registration statement are listed in the Index to Exhibits.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ames and State of Iowa on the 21st day of August, 1998.


                                          ENGINEERING ANIMATION, INC.
                                          (Registrant)


                                          /s/ JAMIE A. WADE
                                          --------------------------------------


                                          Jamie A. Wade,


                                          Vice President of Administration,


                                          General Counsel and Secretary



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on the 21st day of August, 1998.




*                                                           Chairman, Chief Executive Officer,
-----------------------------------------------------       President, Treasurer and Director
Matthew M. Rizai                                            (Principal Executive Officer)

*                                                           Executive Vice President and Director
-----------------------------------------------------
Martin J. Vanderploeg

*                                                           Vice President of Finance and
-----------------------------------------------------       Chief Financial Officer
Jerome M. Behar                                             (Principal Financial and Accounting Officer)

/s/ JAMIE A. WADE                                           Vice President of Administration,
-----------------------------------------------------       General Counsel, Secretary and Director
Jamie A. Wade

*                                                           Director
-----------------------------------------------------
Michael Crow

*                                                           Director
-----------------------------------------------------
Laurence J. Kirshbaum

* /s/ JAMIE A. WADE
-----------------------------------------------------
Jamie A. Wade,
As attorney-in-fact pursuant to powers of attorney
granted in Registration Statement No. 333-61569,
August 14, 1998

                               INDEX TO EXHIBITS


EXHIBIT
  NO.                           DESCRIPTION
-------                         -----------
 2.1       Amended and Restated Agreement and Plan of Merger      Included as Appendix A to the
           among the Registrant, EAI Victory, Inc. and Variation  Information Statement/
           Systems Analysis, Inc., dated as of August 19, 1998    Prospectus
 2.2       Amended and Restated Agreement and Plan of Merger      Filed as Appendix A to the Proxy
           between the Registrant and Transom Technologies,       Statement/Prospectus that constitutes
           Inc., dated as of August 19, 1998                      a part of the Registrant's
                                                                  Registration Statement on Form S-4
                                                                  (file 333-61567) and incorporated
                                                                  herein by reference.
 4.2       Rights Agreement between the Registrant and First      Filed as Exhibit 4.2 to the
           Chicago Trust Company of New York, dated as of         Registrant's Registration Statement
           January 1, 1996                                        on Form S-1 (file 33-80705) and
                                                                  incorporated herein by reference.
 5         Opinion of Gardner, Carton & Douglas
 8         Tax Opinion of Ernst & Young LLP*
23(a)      Consent of Ernst & Young LLP
23(b)      Consent of Ernst & Young LLP
23(c)      Consent of Arthur Andersen LLP
23(d)      Consent of PricewaterhouseCoopers LLP
23(e)      Consent of Gardner, Carton & Douglas (included in
           Exhibit 5)
24         Power of Attorney (included on Signature Page)*


-------------------------

* Previously filed.